EXHIBIT 4.2

CLIFFS NATURAL RESOURCES INC.,
THE GUARANTORS PARTIES HERETO
AND
U.S. BANK NATIONAL ASSOCIATION,
AS TRUSTEE AND NOTES COLLATERAL AGENT
7.75% Second Lien Senior Secured Notes due 2020
INDENTURE
Dated as of March 30, 2015

_______________________
PAGE

ARTICLE 1
Definitions and Incorporation by Reference

Section 1.01.	Definitions	1
Section 1.02.	Other Definitions	23
Section 1.03.	Incorporation by Reference of Trust Indenture Act	24
Section 1.04.	Rules of Construction	25
ARTICLE 2
The Notes
ARTICLE 3
Covenants

i

(continued)
Page

ARTICLE 4
Successor Company

Section 4.01.	Consolidation, Merger or Sale of Assets	49
ARTICLE 5
Redemption and Prepayment
ARTICLE 6
Defaults and Remedies

ii

(continued)
Page

ARTICLE 7
Trustee

ARTICLE 8
Legal Defeasance and Covenant Defeasance

ARTICLE 9
Amendments

iii

(continued)
Page

ARTICLE 10
Guarantee

ARTICLE 11
Collateral And Security

ARTICLE 12
Satisfaction And Discharge

Section 12.01.	Satisfaction and Discharge	85
Section 12.02.	Application of Trust Money	86

iv

(continued)
Page

ARTICLE 13
Miscellaneous

EXHIBIT A	Form of Initial Note
EXHIBIT B	Form of Indenture Supplement to Add Guarantors
EXHIBIT C	Form of Certificate to be Delivered in Connection with Transfers Pursuant to Regulation S

v

CROSS-REFERENCE TABLE

TIA Section	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.08, 7.10
(c)	7.10
311(a)	7.12
(b)	7.12
(c)	N.A.
312(a)	2.06
(b)	13.03
(c)	13.03
313(a)	7.06
(b)(1)	7.06
(b)(2)	7.06
(c)	7.06
(d)	7.06
314(a)	3.07, 3.11, 13.05
(c)(1)	13.04
(c)(2)	13.04
(c)(3)	N.A.
(d)	11.06(c)
(e)	13.05
315(a)	7.01
(b)	7.05, 13.02
(c)	7.01
(d)	7.01
(e)	6.11
316(a)(last sentence)	N.A.
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.07
(c)	6.05
317(a)(1)	6.08
(a)(2)	6.09
(b)	2.05
318(a)	13.01

N.A. means Not Applicable
Note: The Cross-Reference Table shall not, for any purpose, be deemed to be part of this Indenture.

i

INDENTURE, dated as of March 30, 2015, among CLIFFS NATURAL RESOURCES INC., an Ohio corporation (the “Company”), THE GUARANTORS (as defined herein) party hereto and U.S. BANK NATIONAL ASSOCIATION, as trustee (the “Trustee”) and Notes Collateral Agent (as defined herein).
Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of (i) the Company’s 7.75% Second Lien Senior Secured Notes due 2020 issued on the date hereof and the guarantees thereof by the Guarantors party hereto (the “Initial Notes”), and (ii) if and when issued, an unlimited principal amount of additional notes having identical terms and conditions as the Notes other than issue date, issue price and the first interest payment date (the “Additional Notes” and together with the Initial Notes, the “Notes”):
ARTICLE 1
DEFINITIONS AND INCORPORATION BY REFERENCE
Section 1.01.     Definitions.
“ABL Agent” means Bank of America, N.A., acting in its capacity as collateral agent under the ABL Credit Facility, or any successor thereto in such capacity.
“ABL Collateral” means the portion of the Collateral as to which the Second Lien Notes Secured Parties have a junior-priority security interest subject to certain Permitted Liens.
“ABL Credit Facility” means the agreement, dated as of March 30, 2015, among the Company, the Subsidiaries of the Company that borrow or guarantee obligations under such agreement from time to time, as “Credit Parties,” the lenders parties thereto from time to time and Bank of America, N.A., as agent (or its successor in such capacity), together with the related notes, letters of credit, guarantees and security documents, and as the same may be amended, restated, amended and restated, supplemented or modified from time to time and any renewal, increase, extension, refunding, restructuring, replacement or refinancing thereof (whether with the original administrative agent and lenders or another administrative agent, collateral agent or agents or one or more other lenders or additional borrowers or guarantors and whether provided under the original ABL Credit Facility or one or more other credit or other agreements or indentures).
“ABL Credit Facility Obligations” means all ABL Obligations under the ABL Credit Facility.
“ABL Foreign Collateral” means all property or assets of any Subsidiary that is not a U.S. Subsidiary and with respect to which a Lien is granted as security for any ABL Obligations owing by such non-U.S. Subsidiary.
“ABL Intercreditor Agreement” means the intercreditor agreement among Bank of America, N.A., as ABL Agent (as defined therein), U.S. Bank National Association, as First Lien Notes Collateral Agent and Controlling Fixed Asset Collateral Agent (each as defined therein), and the Notes Collateral Agent, as Second Lien Notes Collateral Agent (as defined therein), and acknowledged by the Company, the Guarantors and the other Subsidiaries of the Company from time to time party thereto, to be entered into on the Issue Date in connection with the incurrence of the ABL Credit Facility, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the Indenture.
“ABL Obligations” means (i) Debt outstanding under any Debt Facility incurred under clause (i) or clause (viii) of Section 3.05 so long as such Debt complies with the provisos thereunder, and all other Obligations (not constituting Debt) of the Company or any Guarantor under such Debt Facility and (ii) Bank Product Obligations owed to an agent, arranger or lender or other secured party under such Debt Facility (even if the respective agent, arranger or lender or other secured party subsequently ceases to be an agent arranger or lender or other secured party under such Debt Facility for any reason) or any of their respective affiliates, assigns or successors and more particularly described in the ABL Intercreditor Agreement.
“Additional First Lien Indebtedness” means any Additional First Lien Notes and any additional Debt that is secured by Liens on the Collateral that are pari passu with the Liens securing the First Lien Notes (or junior to the Liens securing the First Lien Notes but senior to the Liens securing the Notes) and is permitted to be incurred pursuant to Section 3.05; provided that with respect to such additional Debt (i) the representative of such additional Debt executes a joinder agreement to the applicable collateral documents in respect of the First Lien Notes, in each case in the form attached thereto, agreeing to be bound thereby and (ii) the Company has designated such additional Debt as “Additional First Lien Indebtedness” thereunder.
“Additional First Lien Notes” means any First Lien Notes issued after the date of the First Lien Notes Indenture.
“Additional Notes” has the meaning set forth in the second introductory paragraph of this Indenture.
“Adjusted Treasury Rate” means, with respect to any Redemption Date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after March 31, 2017, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date, in each case calculated on the third Business Day immediately preceding the Redemption Date, plus 0.50%.
“Applicable Premium” means with respect to a Note at any Redemption Date the excess of (if any) (A) the present value at such redemption date of (1) the redemption price of such Note on March 31, 2017 (such redemption price being described in Section 5.07(d) plus (2) all required remaining scheduled interest payments due on such note through March 31, 2017, excluding in each case accrued and unpaid interest to, but excluding, the Redemption Date, computed by the Company using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of such Note on such Redemption Date.
“Arbitration Award” means that certain arbitration award granted pursuant to Case No. 18209/VRO/AGF/ZF by the ICC International Court of Arbitration in favor of Worldlink Resources Limited against Cliffs Quebec Iron Mining ULC, The Bloom Lake Iron Ore Mine Limited Partnership and Bloom Lake General Partner Limited.
“Asset Disposition” means
(a)     the sale, lease, conveyance or other disposition of any assets other than in the ordinary course of business; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by Section 3.06 and/or Section 4.01 and not by Section 3.02; and

(b)     the issuance of Capital Stock in any of the Company’s Subsidiaries or the sale of Capital Stock in any of its Subsidiaries (other than directors’ qualifying shares or nominal shares required to be held by applicable law to be held by a Person other than the Company or any of its Subsidiaries).
Notwithstanding the preceding, none of the following items will be deemed to be an Asset Disposition:
(i)     any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $50.0 million;
(ii)     a transfer of assets between or among the Company and the Guarantors;
(iii)     an issuance of Capital Stock by a Subsidiary of the Company to the Company or to a Subsidiary of the Company;
(iv)     the sale or lease of inventory, products or services in the ordinary course of business;
(v)     the sale of accounts receivable in the ordinary course of business in connection with the compromise or collection thereof;
(vi)     any transfer of property or assets that consists of grants by the Company or its Subsidiaries in the ordinary course of business of licenses or sub-licenses, including with respect to intellectual property rights;
(vii)     (a) the sale or other disposition of damaged, obsolete, unusable or worn out equipment that is no longer needed in the conduct of the business of the Company and its Subsidiaries, (b) the sale or other disposition of inventory, used or surplus equipment or reserves and dispositions related to the burn-off of mines or (c) the abandonment or allowance to lapse or expire or other disposition of intellectual property no longer needed in the conduct of business of the Company and its Subsidiaries;
(viii)     the sale or other disposition of cash or Cash Equivalents;
(ix)     operating leases entered into in the ordinary course of business;
(x)     the granting of a Lien otherwise permitted under this Indenture; and
(xi)     the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind.
“Attributable Debt” means the present value (discounted at the rate of interest implicit in the terms of the lease) of the obligation of a lessee for net rental payments during the remaining term of any lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended).
“Bank Product” means any one or more of the following financial products or accommodations extended to the Company or its Subsidiaries by a holder of ABL Credit Facility Obligations or an affiliate of such person: (a) credit cards (including commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”)), (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) cash management services, (f) supply chain financing, or (g) transactions under Hedge Agreements.
“Bank Product Agreements” means those agreements entered into from time to time by the Company or its Subsidiaries in connection with the obtaining of any of the Bank Products.

“Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by the Company and its Subsidiaries to any holder of ABL Credit Facility Obligations or any of their respective affiliates pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Hedging Obligations and (c) all amounts that ABL Agent or any holder of ABL Credit Facility Obligations is obligated to pay as a result of ABL Agent or such holder of the ABL Credit Facility Obligations purchasing participations from, or executing guarantees or indemnities or reimbursement obligations with respect to the Bank Products to the Company or any of its Subsidiaries.
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.
“Board of Directors” means:
(1)    with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;
(2)    with respect to a partnership, the Board of Directors of the general partner of the partnership;
(3)    with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and
(4)    with respect to any other Person, the board or committee of such Person serving a similar function.
“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of a Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.
“Bonds” means each of the series of notes issued pursuant to the Existing Notes Documents.
“Borrowing Base” means as of any date of determination, the sum of (a) 85% of the face amount of all accounts, payment intangibles and other receivables of the Company and its Subsidiaries, plus (b) 80% of the gross book value of all inventory and as-extracted collateral of the Company and its Subsidiaries, plus (c) 100% of the gross book value of all Mobile Equipment of the Company and its Subsidiaries, minus any applicable reserves, in each case determined in accordance with GAAP.
“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City or the place of payment.
“Calculation Date” means the date on which the event for which the calculation of the Consolidated Secured Leverage Ratio shall occur.
“Canadian Entities” means (a) Cliffs Quebec Iron Mining ULC (f/k/a Cliffs Quebec Iron Mining Limited), an unlimited liability company organized under the laws of British Columbia, Canada, (b) Wabush Iron Co. Limited, an Ohio corporation, (c) The Bloom Lake Iron Ore Mine Limited Partnership, a limited partnership formed under the laws of Ontario, (d) Bloom Lake General Partner Limited, an Ontario corporation, (e) Wabush Resources Inc., a corporation organized under the laws of Canada, (f) each other Subsidiary of the Company organized under the laws of Canada or any province thereof, including, for the avoidance of doubt, Wabush Mines, an unincorporated joint venture, and Knoll Lake Minerals Limited, a company organized under the laws of Canada and (g) Northern Land Company Limited, a company organized under the laws of Newfoundland & Labrador.

“Canadian Existing Indebtedness” means any Debt of the applicable Canadian Entities and the Company under (x) that certain Master Loan and Security Agreement, dated as of September 27, 2013, among Key Equipment Finance Inc., as lender and as administrative agent, The Bloom Lake Iron Ore Mine Limited Partnership, a limited partnership formed under the laws of the Province of Ontario, Wabush Mines, an unincorporated joint venture of Wabush Iron Co. Limited and Wabush Resources Inc., by its managing agent, Cliffs Mining Company and each other person designated as a borrower from time to time pursuant to the terms thereof, and the other Account Documentation referred to in such Master Loan and Security Agreement, including all loan schedules thereto, as the same may be amended, restated, supplemented or otherwise modified from time to time, and (y) the Corporate Guaranty dated September 27, 2013 provided by the Company in respect thereof, as it may be amended, restated, supplemented or otherwise modified from time to time.
“Capital Stock” means:
(1)    in the case of a corporation, corporate stock or shares;
(2)    in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) or corporate stock;
(3)    in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and
(4)    any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person.
“Cash Equivalents” means:
(1)    United States dollars;
(2)    securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government, Canada or any member of the European Union (provided that the full faith and credit of the United States, Canada or such member of the European Commission is pledged in support of those securities) having maturities of not more than twelve months from the date of acquisition;
(3)    certificates of deposit and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding twelve months from the date of acquisition, and overnight bank deposits, in each case, with any lender party to the ABL Credit Facility or any affiliate thereof or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;
(4)    repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;
(5)    commercial paper having one of the two highest ratings obtainable from Moody’s or S&P, in each case, maturing within twelve months after the date of acquisition;
(6)    money market funds, substantially all of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition; and
(7)    marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s.
“CFC” means a “controlled foreign corporation”, as such term is defined in Section 957 of the Internal Revenue Code of 1986, as amended.
“Change of Control” means the occurrence of any of the following:
(1)    the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than to the Company or one of its Subsidiaries;
(2)    the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group”(as those terms are used in Section 13(d)(3) of the Exchange Act, it being agreed that an employee of the Company or any of its Subsidiaries for whom shares are held under an employee stock ownership, employee retirement, employee savings or similar plan and whose shares are voted in accordance with the instructions of such employee shall not be a member of a “group” (as that term is used in Section 13(d)(3) of the Exchange Act) solely because such employee’s shares are held by a trustee under said plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Voting Stock representing more than 50 percent of the voting power of our outstanding Voting Stock or of the Voting Stock of any of the Company’s direct or indirect parent companies;
(3)     the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merge with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Company’s Voting Stock outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for, Voting Stock representing at least a majority of the voting power of the Voting Stock of the surviving Person immediately after giving effect to such transaction;
(4)     the first day on which a majority of the members of the Company’s Board of Directors or the Board of Directors of any of the Company’s direct or indirect parent companies are not Continuing Directors; or
(5)    the adoption of a plan relating to the Company’s liquidation or dissolution.
Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control solely because the Company becomes a direct or indirect wholly-owned Subsidiary of a holding company if the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction.
“Change of Control Offer” has the meaning assigned to that term in Section 3.06(a).
“Change of Control Triggering Event” means, with respect to the Notes, (i) the rating of the Notes is lowered by each of the Rating Agencies on any date during the period (the “Trigger Period”) commencing on the earlier of (a) the occurrence of a Change of Control and (b) the first public announcement by us of any Change of Control (or pending Change of Control), and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change), and (ii) the Notes are rated below Investment Grade by each of the Rating Agencies on any day during the Trigger Period; provided that a Change of Control

Triggering Event will not be deemed to have occurred in respect of a particular Change of Control if each Rating Agency making the reduction in rating does not publicly announce or confirm or inform the Trustee at the Company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control.
Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.
“CNTA Covered Debt” means (a) Debt secured by a Lien on Principal Property or Principal Subsidiary Interests and (b) Attributable Debt relating to any Sale and Leaseback Transaction of any Principal Property, in each case, to the extent restricted by Section 3.03 or Section 3.04.
“CNTA Limit” means, as of any time of incurring any CNTA Covered Debt, 15% of Consolidated Net Tangible Assets at such time.
“Collateral” means all property and assets, whether now owned or hereafter acquired, in which Liens are, from time to time, purported to be granted to secure the Second Lien Notes Obligations pursuant to the Collateral Documents.
“Collateral Account” means any segregated deposit account under the control of the Notes Priority Agent pursuant to a control agreement and subject to the Notes Intercreditor Agreement, which account is free from all other Liens (other than Liens securing the Second Lien Notes Obligations and the First Lien Notes Obligations), and only includes all cash, Cash Equivalents and proceeds of Designated Non-cash Consideration received by the Trustee, the First Lien Notes Collateral Agent or the Second Lien Notes Collateral Agent from Asset Dispositions of Notes Collateral, Recovery Events of Notes Collateral, foreclosures on or sales of Notes Collateral or any other awards or proceeds pursuant to the Collateral Documents, including earnings, revenues, rents, issues, profits and income from the Notes Collateral received pursuant to the Collateral Documents, and interest earned thereon.
“Collateral Documents” means the Mortgages, security agreements, pledge agreements, agency agreements, the Intercreditor Agreements and any other intercreditor agreement executed and delivered pursuant to this Indenture, and other instruments and documents executed and delivered pursuant to this Indenture or any of the foregoing, as the same may be amended, supplemented or otherwise modified from time to time and pursuant to which Collateral is pledged, assigned or granted to or on behalf of the Notes Collateral Agent for the benefit of the Second Lien Notes Secured Parties or notice of such pledge, assignment or grant is given.
“Commission” means the Securities and Exchange Commission.
“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes from the Redemption Date to March 31, 2017, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to March 31, 2017.
“Comparable Treasury Price” means, with respect to any Redemption Date, if clause (ii) of the definition of Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the Company, Reference Treasury Dealer Quotations for such Redemption Date.
“Consolidated EBITDA” means, with respect to any Person and its consolidated Subsidiaries in reference to any period, Consolidated Net Income for such period plus, without duplication,

(a) all amounts deducted in arriving at such Consolidated Net Income amount in respect of (i) the sum of all interest charges for such period determined on a consolidated basis in accordance with GAAP, (ii) federal, state and local income taxes as accrued for such period, (iii) depreciation of fixed assets and amortization of intangible assets for such period, (iv) non-cash items decreasing Consolidated Net Income for such period, including, without limitation, non-cash compensation expense, (v) transaction costs, fees and expenses associated with the issuance of Debt or the extension, renewal, refunding, restructuring, refinancing or replacement of Debt (whether or not consummated) (but excluding any such costs amortized through or otherwise included or to be included in interest expense for any period), (vi) Debt extinguishment costs, (vi) losses on discontinued operations, (vii) amounts attributable to minority interests and (viii) any additional non-cash losses, expenses and charges, minus, without duplication,
(b) the sum of (i) cash payments made during such period in respect of items added to the calculation of Consolidated Net Income pursuant to clause (a)(iv) or clause (a)(viii) above during such period or any previous period, and (ii) non-cash items increasing Consolidated Net Income for such period.
“Consolidated Net Income” means with respect to any Person and its consolidated Subsidiaries in reference to any period, the net income (or net loss) of such Person and its Subsidiaries for such period computed on a consolidated basis in accordance with GAAP; provided that there shall be excluded, without duplication, from Consolidated Net Income (to the extent otherwise included therein):
(i)     the net income (or net loss) of any Person accrued prior to the date it becomes a Subsidiary of, or has merged into or consolidated with, such person or another Subsidiary of such Person;
(ii)     the net income (or net loss) of any Person (other than a Subsidiary) in which such Person or any of its Subsidiaries has an equity interest in, except to the extent of the amount of dividends or other distributions actually paid to the such Person or its Subsidiaries during such period;
(iii)     any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to asset sales or dispositions, in each case other than in the ordinary course of business;
(iv)     any net after-tax extraordinary gains or losses;
(v)     the cumulative effect of a change in accounting principles; and
(vi)     any gains or losses due to fluctuations in currency values and the related tax effects calculated in accordance with GAAP.
“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any indebtedness for money borrowed having a maturity of less than 12 months from the date of the most recent consolidated balance sheet of the Company but which by its terms is renewable or extendable beyond 12 months from such date at the option of the borrower) and (b) all goodwill, trade names, patents, unamortized debt discount and expense and any other like intangibles, all as set forth on the most recent consolidated balance sheet of the Company and computed in accordance with U.S. generally accepted accounting principles.
“Consolidated Secured Leverage Ratio” means, with respect to any specified Person on any Calculation Date, the ratio of (1) the sum of the aggregate outstanding amount of Debt of such Person and its Subsidiaries secured by a Lien, determined on a consolidated basis as of the last day of the most recent fiscal quarter for which internal financial statements are available immediately preceding the Calculation Date, in effect on such Calculation Date, to (2) the Consolidated EBITDA of such Person and its consolidated Subsidiaries for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the Calculation Date.
For purposes of calculating the Consolidated Secured Leverage Ratio:
(1)     (A) acquisitions that have been made by the specified Person or any of its Subsidiaries, including through mergers or consolidations, or any Person or any of its Subsidiaries acquired by the specified Person or any of its Subsidiaries, and including any related financing transactions and including increases in ownership of Subsidiaries, (B) discontinued operations (as determined in accordance with GAAP), and (C) operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, in each case, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (as determined in good faith by the chief financial officer of the Company calculated on a basis that is consistent with Regulation S-X under the Securities Act) as if they had occurred on the first day of the four-quarter reference period;
(2)     in the event that such Person or any Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Debt (other than Debt incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), subsequent to the end of the most recent fiscal quarter for which internal financial statements are available but on or prior to or simultaneously with the Calculation Date, then the Consolidated Secured Leverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Debt, as if the same had occurred on the last day of such most recent fiscal quarter; and
(3)     the U.S. dollar-equivalent principal amount of any Debt denominated in a foreign currency will reflect the currency translation effects, determined in accordance with GAAP, of Hedging Obligations for currency exchange risks with respect to the applicable currency in effect on the date of determination of the U.S. dollar equivalent principal amount of such Debt.
“Continuing Director” means, as of any date of determination, any member of the applicable Board of Directors who: (1) was a member of such Board of Directors on the Issue Date or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of a proxy statement in which such member was named as a nominee for election as a director).
“Corporate Trust Office” means, with respect to the Trustee, the principal office at which at any particular time the corporate trust business of the Trustee, shall be administered, which offices at the date of execution of this Indenture are located, in the case of the Trustee, (i) solely for purposes of (A) transfer, surrender, or exchange of the Notes, and (B) acting as the Paying Agent or Registrar, at U.S. Bank Corporate Trust Services, Attn: Original Issuance, P.O. Box 64111, St. Paul, MN 55164-0111 (by registered or certified mail) or U.S. Bank Corporate Trust Services, Attn: Original Issuance, 2nd Floor, 60 Livingston Avenue, St. Paul, MN 55107 (by hand or overnight mail), and (ii) for all other purposes, the principal office of the Trustee at which at any particular time its corporate trust business shall be administered, which office at the date of execution of this Indenture is located at U.S. Bank National Association, Attention: Corporate Trust Services/Account Administrator, 1350 Euclid Avenue, Mail Code: CN-OH-RN11, Cleveland, Ohio 44114.
“Debt” means indebtedness for money borrowed that in accordance with applicable generally accepted accounting principles would be reflected on the balance sheet of the obligor as a liability as of the date on which Debt is to be determined.
“Debt Facility” or “Debt Facilities” means, with respect to the Company or any of its Subsidiaries, one or more debt facilities (which may be outstanding, at the same time and including,

without limitation, the ABL Credit Facility) or commercial paper facilities with banks or other lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or bankers’ acceptances or issuances of debt securities evidenced by notes, debentures, bonds or similar instruments, in each case, as amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors, including convertible or exchangeable debt securities) in whole or in part from time to time (and whether or not with the original trustee, administrative agent, holders and lenders or another trustee, administrative agent or agents or other holders or lenders or additional borrowers or guarantors and whether provided under the ABL Credit Facility or any other credit agreement or other agreement or indenture).
“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
“Definitive Notes” means certificated Notes registered in the name of the Holder thereof and issued in accordance with Section 2.01, substantially in the form of Exhibit A hereto, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Increases or Decreases in Global Security” attached thereto.
“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or any Guarantor in connection with an Asset Disposition of Notes Collateral that is so designated as Designated Non-cash Consideration pursuant to an officer’s certificate, less the amount of cash or Cash Equivalents, received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.
“Discharge of ABL Obligations” means, except to the extent otherwise expressly provided in the ABL Intercreditor Agreement,
(a)     payment in full in cash of all ABL Obligations (other than (i) Bank Product Obligations, (ii) undrawn letters of credit and (iii) contingent obligations or indemnification obligations, except as provided in clauses (c) and (d) below);
(b)     termination or expiration of all commitments, if any, to extend credit under the ABL Credit Facility;
(c)     either (x) the delivery of cash collateral (pursuant to documentation reasonably satisfactory to the ABL Agent) in respect of Bank Product Obligations in such amount as required by the ABL Credit Facility or (y) the termination and unwinding of the applicable Hedge Agreement or Bank Product Agreement and the payment in full in cash of the Hedge Obligations and/or Bank Product Obligations (other than contingent obligations or indemnification obligations, in each case for which no claim has been asserted) due and payable in connection with such termination and unwinding or the execution and implementation of alternative arrangements reasonably satisfactory to the applicable holder of such obligations,
(d)     termination, cash collateralization (in an amount and manner reasonably satisfactory to the ABL Agent, but in no event greater than 103% of the aggregate undrawn face amount, plus commissions, fees, and expenses) or backstop of all letters of credit issued under the ABL Credit Facility in compliance with the terms of the ABL Credit Facility; and
(e)     cash collateralization (or support by a letter of credit) for any costs, expenses and indemnification obligations consisting of ABL Obligations not yet due and payable but with respect to which a claim has been asserted in writing under the ABL Credit Facility (in an amount and manner reasonably satisfactory to the ABL Agent).

“Discharge of First Lien Notes Obligations” means, except to the extent otherwise expressly provided in the Notes Intercreditor Agreements, (a) payment in full in cash of all First Lien Notes Obligations (other than contingent obligations or indemnification obligations, in each case for which no claim has been asserted) or (b) any defeasance of the First Lien Notes as provided for in the First Lien Notes Indenture or a discharge of the First Lien Notes Indenture as provided for in the First Lien Notes Indenture and each other First Lien Notes Obligation in accordance with the express terms thereof.
“Domestic Subsidiary” means a Subsidiary that owns or leases any Principal Property except a Subsidiary (a) that transacts any substantial portion of its business and regularly maintains any substantial portion of its fixed assets outside of the United States or (b) that is engaged primarily in financing the operation of us or our Subsidiaries, or both, outside the United States.
“DTC” means The Depository Trust Company, its nominees and their respective successors and assigns, or such other depository institution hereinafter appointed by the Company.
“Equity Offering” means any public or private issuance and sale of the Company’s common shares by the Company. Notwithstanding the foregoing, the term “Equity Offering” shall not include:
(1)    any issuance and sale with respect to the Company’s common shares registered on Form S-4 or Form S-8; or
(2)    any issuance and sale to any Subsidiary of the Company.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.
“Excluded Equity” means (a) Voting Stock in any CFC or FSHCO, to the extent (but only to the extent) required to prevent the Collateral from including more than 65% of all Voting Stock in such CFC or FSHCO, (b) Capital Stock in any Subsidiary that is not a Wholly-Owned Subsidiary, to the extent, and for so long as, the pledge of such Capital Stock would be prohibited by the terms of any organizational document, joint venture agreement or shareholders’ agreement applicable to such Subsidiary, (c) Voting Stock in Cleveland-Cliffs International Holding Company in excess of 65% and (d) Capital Stock in Wabush Iron Co. Limited.
“Excluded Property” means:
(1)     Excluded Equity;
(2)     motor vehicles (excluding, for the avoidance of doubt, Mobile Equipment), the perfection of a security interest in which cannot be accomplished by filing a UCC financing statement in the central filing office in which the Company or the Guarantor that owns such property is located;
(3)     (i) any individual parcel of Real Property with a fair market value (as reasonably determined by the Company) not to exceed $25.0 million; provided that such parcel is not necessary to operate the relevant complex or facility associated with such parcel (as reasonably determined by the Company), (ii) any Real Property or interest therein used or held in connection with a mine owned by a joint venture of which the Company or a Guarantor is a party, to the extent that the joint venture agreement or other relevant agreement with the relevant joint venture partner prohibits (or requires the consent of a party other than the Company or a Guarantor or any of their respective Subsidiaries) the creation of a security interest therein, except to the extent that such term in such contract, license, lease, agreement, instrument, general intangible or other document or shareholder, joint venture or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law; and (iii) any leasehold interest in the office headquarters of the Company located at 200 Public Square, Cleveland, Ohio 44114;

(4)     any Principal Property and Principal Subsidiary Interests to the extent that the Obligations secured by any Principal Property or Principal Subsidiary Interests (together with any other CNTA Covered Debt) would exceed, at any time that any CNTA Covered Debt is incurred, the CNTA Limit at such time;
(5)     any property to the extent that the grant of a security interest therein (x) is prohibited by any applicable law or regulation, requires a consent not obtained of any governmental authority pursuant to any applicable law or regulation, or (y) is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, lease, license, agreement, instrument, general intangible or other document evidencing or giving rise to such property or creating or governing a Permitted Lien applicable to such property or, in the case of any Capital Stock, any applicable shareholder, joint venture or similar agreement (for the avoidance of doubt, whether applying to any joint venture or parent of any joint venture), except to the extent that such law or regulation or the term in such contract, license, lease, agreement, instrument, general intangible or other document or shareholder, joint venture or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law; provided that in the case of clause (y), such contractual obligation (other than any such contractual obligation entered into in the ordinary course of business) existed on the Issue Date or, with respect to any Subsidiary acquired after the Issue Date (and so long as such contractual obligation was not incurred in contemplation of such acquisition), on the date such Subsidiary is so acquired;
(6)     any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law, provided that upon submission and acceptance by the PTO of an amendment to allege use pursuant to 15 U.S.C. Section 1060(a) (or any successor provision), such intent-to-use trademark application shall be considered Collateral;
(7)     any timber to be cut, the perfection of a security interest in which cannot be accomplished by the filing of an initial financing statement;
(8)     any property as to which the Notes Collateral Agent and the Company reasonably agree in writing that the cost of creating or perfecting a security interest in such property is excessive in relation to the benefit afforded thereby;
provided, however, that any proceeds, substitutes or replacements of Excluded Property shall not constitute Excluded Property unless such proceeds, substitutes or replacements would themselves constitute Excluded Property; provided, further, however, that Excluded Property shall not include as-extracted collateral or to the extent not otherwise as-extracted collateral, all minerals whether or not severed or extracted from the ground of the Company or any Guarantor (including all severed or extracted minerals purchased, acquired or obtained from other persons), and all accounts, general intangibles and products and proceeds thereof or related thereto, regardless of whether any such minerals are in raw form or processed for sale and regardless of whether or not the Company or any Guarantor had an interest in the minerals before extraction or severance.
“Excluded Subsidiaries” means (i) any direct or indirect Foreign Subsidiary of the Company, (ii) any non-Foreign Subsidiary that is treated as a disregarded entity for U.S. income tax purposes if substantially all of its assets consist of the Voting Stock of one or more direct or indirect Foreign Subsidiaries of the Company, (iii) any non-Foreign Subsidiary of a Foreign Subsidiary, (iv) any Subsidiary that is an Immaterial Subsidiary, (v) any non-Wholly-Owned Subsidiary, to the extent, and for so long as, a guarantee by such Subsidiary of the obligations of the Company under the Second Lien Notes Documents would be prohibited by the terms of any organizational document, joint venture agreement or shareholder’s agreement applicable to such Subsidiary; provided that such prohibition existed on the Issue Date or, with respect to any Subsidiary formed or acquired after the Issue Date (and, in the case of any Subsidiary acquired after the Issue Date, for so long as such prohibition was not incurred in contemplation of such acquisition), on the date such Subsidiary is so formed or acquired, (vi) any parent entity of any non-Wholly-Owned Subsidiary, to the extent, and for so long as, a guarantee by such Subsidiary of the obligations of the Company under the Second Lien Notes Documents would be prohibited by the terms of any organizational document, joint venture agreement or shareholder’s agreement applicable to the non-Wholly Owned Subsidiary to which such Subsidiary is a parent; provided that (A) such prohibition existed on the Issue Date or, with respect to any Subsidiary formed or acquired after the Issue Date (and, in the case of any Subsidiary acquired after the Issue Date, for so long as such prohibition was not incurred in contemplation of such acquisition), on the date such Subsidiary is so formed or acquired and (B) a direct or indirect parent company of such parent entity (1) shall be a Guarantor and (2) shall be a holding company not engaged in any business activities or having any assets or liabilities other than (x) its ownership and acquisition of the Capital Stock of the applicable joint venture (or any other entity holding an ownership interest in such joint venture), together with activities directly related thereto, (y) actions required by law to maintain its existence and (z) activities incidental to its maintenance and continuance and to the foregoing activities; (vii) Cleveland-Cliffs International Holding Company, so long as substantially all of its assets consist of equity interests in one or more Foreign Subsidiaries, (viii) Wabush Iron Co. Limited and (ix) any Subsidiary of a Person described in the foregoing clauses (i), (ii), (iii), (iv), (v), (vi), (vii) or (viii), provided in each case that such Subsidiary has not guaranteed any Obligations of the Company or any co-borrowers or guarantors under (x) the First Lien Notes Documents or (y) the ABL Credit Facility (other than any Obligations of a co-borrower or guarantor that is a Foreign Subsidiary).
“Existing Indebtedness” means Debt of the Company and, as applicable, any of its Subsidiaries (other than Debt under the ABL Credit Facility, the Notes or the First Lien Notes) in existence on the Issue Date, until such amounts are repaid.
“Existing Notes Documents” means the Indenture between the Company and U.S. Bank National Association, as trustee, dated March 17, 2010, the 5.90% Notes due 2020 First Supplemental Indenture between the Company and U.S. Bank National Association, as trustee, dated March 17, 2010, the 4.80% Notes due 2020 Second Supplemental Indenture between the Company and U.S. Bank National Association, as trustee, dated September 20, 2010, the 6.25% Notes due 2040 Third Supplemental Indenture between the Company and U.S. Bank National Association, as trustee, dated September 20, 2010, the 4.875% Notes due 2021 Fourth Supplemental Indenture between the Company and U.S. Bank National Association, as trustee, dated March 23, 2011, the Fifth Supplemental Indenture between the Company and U.S. Bank National Association, as trustee, dated March 31, 2011 and the 3.95% Notes due 2018 Sixth Supplemental Indenture between the Company and U.S. Bank National Association, as trustee, dated December 13, 2012.
“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party.
“First Lien Notes” means the Company’s 8.250% Senior Secured Notes due 2020 issued pursuant to the First Lien Notes Indenture, the Obligations of which are guaranteed by the Guarantors.
“First Lien Notes Collateral Agent” means such agent or trustee as is designated “First Lien Notes Collateral Agent” by the First Lien Notes Secured Parties holding a majority in principal amount of the First Lien Notes Obligations then outstanding; it being understood that as of the Issue Date, U.S. Bank National Association shall be so designated First Lien Notes Collateral Agent.
“First Lien Notes Documents” means any documents or instrument evidencing or governing any First Lien Notes Obligations, including the First Lien Notes Indenture.
“First Lien Notes Indenture” means the indenture governing the First Lien Notes, among the Company, the Guarantors party thereto, the Trustee and the First Lien Notes Collateral Agent, as amended or supplemented from time to time.

“First Lien Notes Obligations” means Obligations secured by Liens on the Notes Collateral that are prior to the Liens securing Second Lien Notes Obligations, including the First Lien Notes and any Additional First Lien Indebtedness.
“First Lien Notes Secured Parties” means any persons holding any First Lien Notes Obligations, including the First Lien Notes Collateral Agent.
“Foreign Subsidiary” means any Subsidiary of the Company that was not formed under the laws of the United States or any state of the United States or the District of Columbia.
“FSHCO” means any direct or indirect U.S. Subsidiary that has no material assets other than Capital Stock of one or more CFCs.
“GAAP” means generally accepted accounting principles in the United States, consistently applied, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.
“Global Note Legend” means the legend set forth in Section 2.01(d)(iii) hereof, which is required to be placed on all Global Notes issued under this Indenture.
“Grantors” has the meaning assigned to such term in the Security Agreement.
“Guarantee” means any guarantee of the obligations of the Company under this Indenture and the Notes by any Person in accordance with the provisions of this Indenture.
“Guarantors” means any Person that incurs a Guarantee with respect to the Notes; provided, however, that upon the release or discharge of such Person from its Guarantee in accordance with this Indenture, such Person ceases to be a Guarantor.
“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.
“Hedging Obligations” means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising of the Company or any of their Subsidiaries arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the holders of ABL Credit Facility Obligations or one or more of their affiliates.
“Holder” means a person in whose name a Note is registered.
“Immaterial Subsidiary” means, as of any date, any Subsidiary of the Company (that is not an Excluded Subsidiary of the type described in clause (i), (ii), (iii), (v), (vi), (vii), (viii) or (ix) in the definition thereof) that, together with its Subsidiaries, does not have (i) consolidated total assets in excess of 3.0% of the consolidated total assets of the Company and its Subsidiaries on a consolidated basis as of the date of the most recent consolidated balance sheet of the Company or (ii) consolidated total revenues in excess 3.0% of the consolidated total revenues of the Company and its Subsidiaries on a consolidated basis for the most recently ended four fiscal quarters for which internal financial statements of the Company are available immediately preceding such calculation date; provided that any such Subsidiary, when taken together with all other Immaterial Subsidiaries does not, in each case together with their respective Subsidiaries, have (i) consolidated total assets with a value in excess of 7.5% of the consolidated total assets of the Company and its Subsidiaries on a consolidated basis or (ii) consolidated total revenues in excess of 7.5% of the consolidated total revenues of the Company and its Subsidiaries on a consolidated basis.
“Indenture” means this Indenture, as amended or supplemented from time to time.
“Initial Notes” has the meaning ascribed to it in the second introductory paragraph of this Indenture.
“Intercreditor Agreements” means the ABL Intercreditor Agreement and the Notes Intercreditor Agreements.
“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P), and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us under the circumstances permitting us to select a replacement agency and in the manner for selecting a replacement agency, in each case as set forth in the definition of “Rating Agency.”
“Issue Date” means the date on which the Notes are initially issued.
“Junior Lien Debt” means Debt incurred by the Company or any Guarantor in the form of one or more series of secured debt securities or loans; provided that (i) the final maturity date of any such Debt shall be no earlier than 91 days after the maturity date of the Notes, (ii) the terms of such Debt shall not provide for any scheduled repayment, mandatory redemption, sinking fund obligations or other payment (other than periodic interest payments) prior to 91 days after the final maturity date of the Notes, other than customary offers to purchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights upon an event of default, (iii) such Debt shall only be secured by a Lien on the Collateral that is junior to the ABL Obligations, the First Lien Notes Obligations and the Second Lien Notes Obligations (including with respect to the control of remedies) and shall not be secured by any property or assets of the Company or any Subsidiary other than Collateral, (iv) a representative of the holders of such Debt shall have become party to or otherwise subject to the provisions of a junior lien intercreditor agreement or collateral trust agreement reasonably satisfactory to the Second Lien Notes Collateral Agent, the First Lien Notes Collateral Agent and the ABL Agent reflecting the junior lien status of the Liens securing such Debt on customary terms for junior lien Debt at the time of incurrence (as determined in good faith by the Company), and (v) none of the obligors or guarantors with respect to such Debt shall be a Person that is not the Company or a Guarantor.
“Liens” means any mortgage, pledge, lien or other encumbrance.
“Material Real Property” means any Real Property owned or leased by the Company or any Guarantor; provided that such Material Real Property shall not include any Excluded Property.
“Mobile Equipment” means all of the right, title and interest of the Company or any of its Subsidiaries in any forklifts, trailers, graders, dump trucks, water trucks, grapple trucks, lift trucks, flatbed trucks, fuel trucks, other trucks, dozers, cranes, loaders, skid steers, excavators, back hoes, shovels, drill crawlers, other drills, scrappers, graders, gondolas, flat cars, ore cars, shuttle cars, conveyors, locomotives, miners, other rail cars, and any other vehicles, mobile equipment and other equipment similar to any of the foregoing.
“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.
“Mortgage” means a mortgage or deed of trust, deed to secure debt, trust deed or other security document entered into by the owner or lessee, as the case may be, of a Material Real Property in favor of the Notes Collateral Agent for its benefit and the benefit of the Second Lien Notes Secured Parties creating a Lien on such Material Real Property, substantially in such form as may be reasonably agreed between the Company and the Notes Collateral Agent (other than Excluded Property.)
“Net Insurance Proceeds” means any awards or proceeds in respect of any casualty insurance claim, condemnation or other eminent domain proceeding relating to any Notes Collateral deposited in the Collateral Account pursuant to the Collateral Documents.
“Net Proceeds” means, with respect to any Asset Disposition of Notes Collateral, the aggregate proceeds received by the Company or any of its Subsidiaries in respect of such Asset Disposition of Notes Collateral (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in such Asset Disposition), net of the direct costs relating to such Asset Disposition of Notes Collateral, including, without limitation, (i) legal accounting and investment banking fees, (ii) taxes paid or payable as a result of such Asset Disposition of Notes Collateral or as a result of any transactions occurring or deemed to occur in connection with a prepayment hereunder, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and (iii) appropriate amounts to be provided as a reserve against any adjustment in the sale price of such asset or assets or liabilities associated with such Asset Disposition of Notes Collateral, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and indemnification obligations associated with such Asset Disposition of Notes Collateral with any subsequent reduction of the reserve other than by payments made and charged against the reserved amount to be deemed a receipt of cash.
“Non-Conforming Plan of Reorganization” means any plan of reorganization whose provisions are inconsistent with the Intercreditor Agreements, including any plan of reorganization that purports to re-order (whether by subordination, invalidation, or otherwise) or otherwise disregard, in whole or part, the lien priority and other related provisions of the Intercreditor Agreements, the waterfall and turnover provisions of the Intercreditor Agreements, or the provisions of the Intercreditor Agreements relating to insolvency and liquidation proceedings.
“Non-U.S. Person” means a Person who is not a U.S. Person (as defined in Regulations).
“Note” has the meaning ascribed to it in the second introductory paragraph of this Indenture.
“Notes Collateral” means the portion of the Collateral as to which the Second Lien Notes Secured Parties have a junior-priority security interest subject to certain Permitted Liens.
“Notes Collateral Agent” means U.S. Bank National Association, acting in its capacity as collateral agent under the Collateral Documents, or any successor thereto.
“Notes Custodian” means the custodian with respect to the Global Note (on behalf of DTC), or any successor Person thereto and shall initially be the Trustee.
“Notes Documents” means, collectively, the First Lien Notes Documents and the Second Lien Notes Documents and, for the avoidance of doubt, shall include the Intercreditor Agreements.
“Notes Intercreditor Agreements” means (a) the intercreditor agreement among U.S. Bank National Association, as Notes Priority Agent and First Lien Notes Collateral Agent (each as defined therein), and U.S. Bank National Association, as Second Lien Notes Collateral Agent (as defined therein), and acknowledged by the Company and the Guarantors, to be entered into on the Issue Date, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with this Indenture; and (b) any intercreditor agreement to be entered into in connection with the incurrence of any Additional First Lien Indebtedness, to be substantially similar to the Notes Intercreditor Agreement entered into on the Issue Date described in clause (a), as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with this Indenture.
“Notes Obligations” means, collectively, the First Lien Notes Obligations and the Second Lien Notes Obligations.
“Notes Priority Agent” means (a) until the Discharge of First Lien Notes Obligations has occurred, the First Lien Notes Collateral Agent (or another representative for the First Lien Notes Secured Parties and the Second Lien Notes Secured Parties under the Notes Intercreditor Agreements or other applicable First Lien Notes Documents and Second Lien Notes Documents) and (b) following the Discharge of the First Lien Notes Obligations, the Second Lien Notes Collateral Agent acting on behalf of the Second Lien Notes Secured Parties. As of the Issue Date, U.S. Bank National Association, in its capacity as the First Lien Notes Collateral Agent, shall be the Notes Priority Agent.
“Obligations” means all principal, premium, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under any such proceeding or under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any indebtedness.
“Offering Memorandum” means that certain offering memorandum dated February 26, 2015 relating to the Company’s 7.75% Senior Secured Notes due 2020, as amended by Supplement No. 1, dated March 5, 2015.
“Officer” means anyone of the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Operating Officer, any Vice President, the Treasurer, the Secretary or the Controller of the Company.
“Officer’s Certificate” means a certificate signed by any one of the principal executive officer, principal financial officer or principal accounting officer of the Company or a Guarantor, as applicable.
“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Section 13.05 hereof. The counsel may be an employee of or counsel to the Company, any Subsidiary of the Company or the Trustee.
“Pari Passu Lien Indebtedness” means any Additional Notes and any additional Debt that is secured by Liens on the Collateral that are pari passu with the Liens securing the Notes and is permitted to be incurred pursuant to Section 3.05; provided that, with respect to any additional Debt (i) the representative of such additional Debt executes a joinder agreement to the applicable Collateral Documents, in each case in the form attached thereto, agreeing to be bound thereby and (iii) the Company has designated such additional Debt as “Pari Passu Lien Indebtedness” thereunder.
“Permitted Liens” means:
(i)     Liens securing Obligations (including ABL Obligations and First Lien Notes Obligations) in respect of Debt incurred pursuant to clauses (i), (ii), (iii), (iv), (v) or (x) of Section 3.05; provided, that: (A) any Liens on the Notes Collateral (other than Liens securing the First Lien Notes Obligations and Pari Passu Lien Indebtedness) granted pursuant to this clause must be junior in priority to the Liens on such Notes Collateral granted in favor of the Notes Collateral Agent for the benefit of the Trustee and the Holders of the Notes pursuant to the Collateral Documents and the terms of such Liens must be pursuant to the Intercreditor Agreements or on terms no more favorable than the terms contained in the

Intercreditor Agreements as in effect from time to time and (B) any Liens on the ABL Collateral (other than Liens securing the ABL Obligations, the First Lien Notes Obligations and Pari Passu Lien Indebtedness) granted pursuant to this clause must be junior in priority to the Liens on such ABL Collateral granted in favor of the Notes Collateral Agent for the benefit of the Trustee and the Holders of the Notes pursuant to the Collateral Documents and the terms of such Liens must be pursuant to the Intercreditor Agreements or on terms no more favorable than the terms contained in the Intercreditor Agreements as in effect from time to time;
(ii)     Liens existing on assets at the time of acquisition thereof, or incurred to secure the payment of all or part of the cost of the purchase or construction price of property, or to secure Debt incurred or guaranteed for the purpose of financing all or part of the purchase or construction price of property or the cost of improvements on property, which Debt is incurred or guaranteed prior to, at the time of, or within 180 days after the later of such acquisition or completion of such improvements or construction or commencement of commercial operation of the assets;
(iii)     Liens in favor of the Company or any Subsidiary;
(iv)     Liens on property of a Person existing at the time such Person is merged into or consolidated with us or a Subsidiary or at the time of a purchase, lease or other acquisition of the property of a Person as an entirety or substantially as an entirety by us or a Subsidiary;
(v)    Liens on the Company’s property or that of a Subsidiary in favor of the United States of America or any State thereof, or any political subdivision thereof, or in favor of any other country, or any political subdivision thereof, to secure certain payments pursuant to any contract or statute or to secure any indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Liens (including, but not limited to, Liens incurred in connection with pollution control industrial revenue bond or similar financing);
(vi)     (a) pledges or deposits under worker’s compensation laws, unemployment insurance and other social security laws or regulations or similar legislation, or to secure liabilities to insurance carriers under insurance arrangements in respect of such obligations, or good faith deposits, prepayments or cash payments in connection with bids, tenders, contracts or leases, or to secure public or statutory obligations, surety and appeal bonds, customs duties and the like, or for the payment of rent, in each case incurred in, the ordinary course of business and (b) Liens securing obligations incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, contractual arrangements with suppliers, reclamation bonds, surety bonds or other obligations of a like nature and incurred in a manner consistent with industry practice;
(vii)     Liens imposed by law, such as landlords’ carriers’, vendors’, warehousemen’s and mechanics’, materialmen’s and repairmen’s, supplier of materials, architects’ and other like Liens arising in the ordinary course of business;
(viii)     pledges or deposits under workmen’s compensation or similar legislation or in certain other circumstances;
(ix)     Liens in connection with legal proceedings;
(x)     Liens for taxes or assessments or governmental charges or levies not yet due or delinquent, of which can thereafter be paid without penalty, or which are being contested in good faith by appropriate proceedings;
(xi)     Liens consisting of restrictions on the use of real property that do not interfere materially with the property’s use;

(xii)     Liens on property or shares of Capital Stock or other assets of a Person at the time such Person becomes a Subsidiary of the Company, provided such Liens were not created in contemplation thereof and do not extend to any other property of the Company or any Subsidiary;
(xiii)     Liens on property at the time the Company or any of its Subsidiaries acquires such property, including any acquisition by means of a merger or consolidation with or into the Company or a Subsidiary of such Person, provided such Liens were not created in contemplation thereof and do not extend to any other property of the Company or any Subsidiary;
(xiv)     contract mining agreements and leases or subleases granted to others that do not materially interfere with the ordinary conduct of business of the Company or any of its Subsidiaries;
(xv)     easements, rights of way, zoning and similar restrictions, reservations (including severances, leases or reservations of oil, gas, coal, minerals or water rights), restrictions or encumbrances in respect of real property or title defects that were not incurred in connection with indebtedness and do not in the aggregate materially impair their use in the operation of the business of the Company and its Subsidiaries;
(xvi)     Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or any Subsidiary on deposit with or in possession of such bank;
(xvii)     deposits made in the ordinary course of business to secure liability to insurance carriers; and
(xviii)     Liens arising from UCC (or equivalent statute) financing statement filings regarding operating leases or consignments entered into by the Company or any Subsidiary in the ordinary course of business;
(xix)     Liens securing Existing Indebtedness;
(xx)     any refinancing, extension, renewal or replacement (or successive refinancings, extensions, renewals or replacements), in whole or in part, of any Lien (a “Refinanced Lien”) referred to in any of the foregoing clauses (“Permitted Refinancing Lien”); provided that any such Permitted Refinancing Lien shall not extend to any other property, secure a greater principal amount (or accreted value, if applicable) or have a higher priority than the Refinanced Lien;
(xxi)     Liens securing Bank Product Obligations;
(xxii)     options, put and call arrangements, rights of first refusal and similar rights relating to investments in joint ventures and partnerships;
(xxiii)     rights of owners of interests in overlying, underlying or intervening strata and/or mineral interests not owned by the Company or any of its Subsidiaries, with respect to tracts of real property where the Company or the applicable Subsidiary’s ownership is only surface or severed mineral or is otherwise subject to mineral severances in favor of one or more third parties;
(xxiv)     royalties, dedication of reserves under supply agreements, mining leases, or similar rights or interests granted, taken subject to, or otherwise imposed on properties consistent with normal practices in the mining industry and any precautionary UCC financing statement filings in respect of leases or consignment arrangements (and not any Debt) entered into in the ordinary course of business;
(xxv)     surface use agreements, easements, zoning restrictions, rights of way, encroachments, pipelines, leases, subleases, rights of use, licenses, special assessments, trackage rights, transmission and transportation lines related to mining leases or mineral rights and/or other real property including any re-conveyance obligations to a surface owner following mining, royalty payments, and other obligations under surface owner purchase or leasehold arrangements necessary to obtain surface disturbance rights to access the subsurface mineral deposits and similar encumbrances on real property imposed by law or arising in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Company or any Subsidiary;
(xxvi)     Liens securing Debt incurred under clause (x) and clause (xii) of Section 3.05; provided that Liens securing Debt incurred under clause (xii) are on a junior lien basis as set forth in clauses (iii) and (iv) of the definition of Junior Lien Debt;
(xxvii)     Liens securing Additional First Lien Indebtedness permitted to be incurred under clause (ii) or clause (iv) of Section 3.05;
(xxviii) Liens securing Pari Passu Indebtedness permitted to be incurred under clause (iii) or clause (iv) of Section 3.05; and
(xxiv)    Liens securing the Notes and the related Guarantees issued on the Issue Date.
“Permitted Refinancing Indebtedness” means any Debt of the Company or any Guarantor issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Debt of the Company or any Guarantor (other than intercompany Debt); provided, that:
(1)     the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);
(2)     such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a weighted average life to maturity equal to or greater than the weighted average life to maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;
(3)     if the Permitted Refinancing Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes or a Guarantee, as applicable, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the Notes or the Guarantees, as applicable, on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged, as determined in good faith by the Company; and
(4)     such Permitted Refinancing Indebtedness is incurred either by the Company or by the Guarantor who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.
“Person” means any individual, corporation, partnership, limited liability company, business trust, association, joint-stock company, joint venture, trust, incorporated or unincorporated organization or government or any agency or political subdivision thereof.
“Principal Property” means a single manufacturing or processing plant, warehouse distribution facility or office owned or leased by the Company or a Domestic Subsidiary which has a net book value in excess of 5 percent of Consolidated Net Tangible Assets other than a plant, warehouse, office, or portion thereof which, in the opinion of the Company’s Board of Directors, is not of material importance to the business conducted by the Company and its Subsidiaries as an entirety.
“Principal Subsidiary Interests” means any shares of stock or indebtedness of a Domestic Subsidiary (whether now owned or hereafter acquired).
“QIB” means any “qualified institutional buyer” as such term is defined in Rule 144A.
“Rating Agency” means each of Moody’s and S&P; provided, that if any of Moody’s or S&P ceases to provide rating services to issuers or investors, the Company may appoint another “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act as a replacement for such Rating Agency.
“Real Property” means, collectively, all right, title and interest in and to any and all the parcels of or interests in real property owned or leased by a person, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures.
“Recovery Event” means any event, occurrence, claim or proceeding that results in any Net Insurance Proceeds being deposited into the Collateral Account pursuant to the Collateral Documents.
“Redemption Date” means, with respect to any redemption of Notes, the date of redemption with respect thereto.
“Reference Treasury Dealer” means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and its respective successors and assigns, and any other nationally recognized investment banking firm selected by the Company and identified to the Trustee by written notice from the Company that is a primary U.S. Government securities dealer.
“Reference Treasury Dealer Quotations” means with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Quotation Agent, of the bid and asked prices for the comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day immediately preceding such Redemption Date.
“Regulation S” means Regulation S under the Securities Act.
“Restricted Notes” means Initial Notes and Additional Notes bearing the restrictive legend described in Section 2.01(d).
“Restricted Notes Legend” means the legend set forth in Section 2.01(d)(i), and, in the case of the Temporary Regulation S Global Note, the additional legend set forth in Section 2.01(d)(ii).
“Rule 144A” means Rule 144A under the Securities Act.
“S&P” means Standard & Poor’s Ratings Services, a division of Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and its successors.
“Second Lien Notes Collateral Agent” means such agent or trustee as is designated “Second Lien Notes Collateral Agent” by Second Lien Notes Secured Parties holding a majority in principal amount of the Second Lien Notes Obligations then outstanding; it being understood that as of the Issue Date, the Notes Collateral Agent shall be so designated Second Lien Notes Collateral Agent.
“Second Lien Notes Documents” means any documents or instrument evidencing or governing any Second Lien Notes Obligations.

“Second Lien Notes Obligations” means Obligations secured on a second-priority Lien basis by the Notes Collateral, including the notes and any Pari Passu Lien Indebtedness.
“Second Lien Notes Secured Parties” means, collectively, the Trustee, the Notes Collateral Agent, the Holders and the holders of Pari Passu Lien Indebtedness (if any).
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.
“Security Agreement” means the Security Agreement (Second Lien) dated as of the date hereof, among the Company, certain of its Subsidiaries party thereto and the Notes Collateral Agent, as amended, supplemented or modified from time to time.
“Significant Subsidiary” means any Subsidiary that would be a ‘‘significant subsidiary’’ as defined in Article 1, Rule 1-02(w)(1) or (2) of Regulation S-X promulgated under the Securities Act, as such regulation is in effect on the Issue Date.
“Stated Maturity” means, with respect to any installment of interest or principal on any Debt, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Debt, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
“Subsidiary” means any corporation, partnership or other legal entity (a) the accounts of which are consolidated with the Company’s in accordance with U.S. generally accepted accounting principles and (b) of which, in the case of a corporation, more than 50 percent of the outstanding voting stock is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries or, in the case of any partnership or other legal entity, more than 50 percent of the ordinary equity capital interests is, at the time, directly or indirectly owned or controlled by the Company or by one or more of the Subsidiaries or by the Company and one or more of the Subsidiaries.
“TIA” or “Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).
“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to the date fixed for redemption (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the then remaining average life to March 31, 2017, provided, however, that if the average life to March 31, 2017, of the Notes is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the average life to March 31, 2017, of the Notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.
“Trust Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any managing director, director, vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Trustee” means the party named as such in this Indenture until a successor replaces it and, thereafter, means the successor.
“UCC” means the Uniform Commercial Code (or any similar equivalent legislation) as in effect from time to time in the State of New York.
“U.S. Government Obligations” means debt securities that are:
(a)    direct obligations of The United States of America for the payment of which its full faith and credit is pledged; or
(b)    obligations of a person controlled or supervised by and acting as an agency or instrumentality of The United States of America the full and timely payment of which is unconditionally guaranteed as full faith and credit obligation by The United States of America, which, in either case, are not callable or redeemable at the option of the issuer itself and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt. Except as required by law, such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation evidenced by such depository receipt.
“U.S. Subsidiary” of any specified Person means a Subsidiary of such Person that is organized under the laws of any state of the United States or the District of Columbia.
“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote generally in the election of the Board of Directors of such Person.
“Wholly Owned Subsidiary” of any specified Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or investments by foreign nationals mandated by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.
Section 1.02.     Other Definitions.

Term	Section
“Additional Restricted Notes”	2.01(b)
“Affiliate Transaction”	3.05(a)
“Agent Members”	2.01(e)(iii)
“Applicable Law”	7.12
“Authenticating Agent”	2.02
“Change of Control Offer”	3.06(a)
“Change of Control Payment”	3.06(a)
“Change of Control Payment Date”	3.06(b)
“Clearstream”	2.01(b)
“Collateral Disposition Offer”	3.02(e)
“Company Order”	2.02
“Covenant Defeasance”	8.03
“Covenant Suspension Event”	3.09(a)

“Defaulted Interest”	2.14
“Euroclear”	2.01(b)
“Event of Default”	6.01
“Excess Collateral Proceeds”	3.02(e)
“Excess Proceeds”	3.05 (i)
“Global Notes”	2.01(b)
“Guaranteed Obligations”	10.01
“incur”	3.05(a)
“Intercreditor Agreement Order”	11.09(n)
“Legal Defeasance”	8.02
“Notes Register”	2.03
“Notice of Change of Control Offer”	3.06(b)
“Paying Agent”	2.03
“Payment Default”	6.01(e)
“Permanent Regulation S Global Note”	2.01(b)
“Permitted Debt”	3.05(a)
“Permitted Refinancing Loan	1.01
“Post-Closing Collateral Documents”	11.05
“protected purchaser”	2.10
“Refinanced Debt”	3.05(a)
“Refinanced Lien”	1.01
“Registrar”	2.03
“Regulation S Global Note”	2.01(b)
“Regulation S Notes”	2.01(b)
“Resale Restriction Termination Date”	2.06(b)
“Restricted Payment”	3.03(a)
“Restricted Period”	2.01(b)
“Reversion Date”	3.09(b)
“Rule 144A Global Note”	2.01(b)
“Rule 144A Notes”	2.01(b)
“Security Document Order”	11.09(m)
“Special Record Date”	2.14(a)
“Successor Company”	4.01(a)
“Successor Parent”	4.01(b)
“Successor Guarantor”	4.01(b)
“Suspended Covenants”	3.09(a)
“Suspension Period”	3.09(c)
“Temporary Regulation S Global Note”	2.01(b)

Section 1.03.     Incorporation by Reference of Trust Indenture Act. The following TIA terms have the following meanings:
“Commission” means the Securities and Exchange Commission.
“indenture securities” means the Notes.
“indenture security holder” means a Holder.

“indenture to be qualified” means this Indenture.
“indenture trustee” or “institutional trustee” means the Trustee.
“obligor” on the Indenture securities means the Company and any other obligor on the Indenture securities.
All other TIA terms used in this Indenture that are defined by the TIA, defined in the TIA by reference to another statute or defined by Commission rule have the meanings assigned to them by such definitions. For the avoidance of doubt, the Company shall not be required to qualify this Indenture under the TIA.
Section 1.04.     Rules of Construction. Unless the context otherwise requires:
(a)    a term has the meaning assigned to it;
(b)    an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;
(c)    “or” is not exclusive;
(d)    the words “including,” “includes” and similar words shall be deemed to be followed by “without limitation”;
(e)    words in the singular include the plural and words in the plural include the singular;
(f)    the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the issuer dated such date prepared in accordance with GAAP;
(g)    all amounts expressed in this Indenture or in any of the Notes in terms of money refer to the lawful currency of the United States of America;
(h)    the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;
(i)    “will” shall be interpreted to express a command;
(j)    provisions apply to successive events and transactions;
(k)    references to sections of, or rules under, the Securities Act or the Exchange Act will be deemed to include substitute, replacement or successor sections or rules adopted by the Commission from time to time;
(l)    unless the context otherwise requires, any reference to an “Article,” “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Indenture; and
(m)    words used herein implying any gender shall apply to both genders.

ARTICLE 2
THE NOTES
Section 2.01.     Form, Dating and Terms.
(a)    The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited. The Initial Notes issued on the date hereof will be in an aggregate principal amount of $544,156,000. In addition, the Company may issue, from time to time in accordance with the provisions of this Indenture, Additional Notes (as provided herein). Furthermore, Notes may be authenticated and delivered upon registration of transfer, exchange or in lieu of, other Notes pursuant to Sections 2.02, 2.06, 2.10, 2.12, 5.06 or 9.05 or in connection with a Collateral Disposition Offer or an Optional Collateral Disposition Offer pursuant to Section 3.02 or in connection with a Change of Control Offer pursuant to Section 3.06.
Notwithstanding anything to the contrary contained herein, the Company may not issue any Additional Notes, unless immediately after giving effect to such issuance, no Event of Default shall have occurred and be continuing.
The Initial Notes shall be known and designated as “7.75% Second Lien Senior Secured Notes due 2020” of the Company. Any Additional Notes shall be known and designated as “7.75% Second Lien Senior Secured Notes due 2020” of the Company. Any Additional Notes that are not fungible with the Initial Notes for U.S. federal income tax purposes will have a separate CUSIP number.
With respect to any Additional Notes, the Company shall set forth in (i) an Officer’s Certificate or (ii) one or more indentures supplemental hereto, the following information:
(i)    the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture; and
(ii)    the issue price and the issue date of such Additional Notes, including the date from which interest shall accrue.
In authenticating and delivering Additional Notes, the Trustee shall be entitled to receive and shall be fully protected in relying upon, in addition to the Opinion of Counsel and Officer’s Certificate required by Section 13.04, an Opinion of Counsel as to the due authorization, execution, delivery, validity and enforceability of such Additional Notes.
The Initial Notes and the Additional Notes shall be considered collectively as a single class for all purposes of this Indenture. Holders of the Initial Notes and the Additional Notes will vote and consent together on all matters to which such Holders are entitled to vote or consent as one class, and none of the Holders of the Initial Notes or the Additional Notes shall have the right to vote or consent as a separate class on any matter to which such Holders are entitled to vote or consent.
The terms of any Additional Notes shall be established by action taken pursuant to a Board Resolution of the Company and a copy of an appropriate record of such action shall be certified by the Secretary or any Assistant Secretary of the Company and delivered to the Trustee at or prior to the delivery of the Officer’s Certificate or the Indenture supplemental hereto setting forth the terms of the Additional Notes.
(b)    The Initial Notes are being offered and issued by the Company pursuant to the Offering Memorandum. The Initial Notes and any Additional Notes (if issued as Restricted Notes) (the “Additional Restricted Notes”) will be placed initially only with (A) QIBs in reliance on Rule 144A and (B) Non-U.S. Persons in reliance on Regulation S. Such Initial Notes and Additional Restricted Notes may thereafter be transferred to, among others, QIBs and purchasers in reliance on Regulation S, in each case, in accordance with the procedure described herein. Additional Notes offered after the date hereof may be offered and sold by the Company from time to time pursuant to one or more purchase agreements in accordance with applicable law.
Initial Notes and Additional Restricted Notes offered and sold to QIBs in the United States of America in reliance on Rule 144A (the “Rule 144A Notes”) shall be issued in the form of a permanent global Note substantially in the form of Exhibit A, which is hereby incorporated by reference and made a part of this Indenture, including appropriate legends as set forth in (d) (the “Rule 144A Global Note”), deposited with the Trustee, as custodian for DTC, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The Rule 144A Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Rule 144A Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided.
Initial Notes and any Additional Restricted Notes offered and sold outside the United States of America in reliance on Regulation S (the “Regulation S Notes”) shall initially be issued in the form of a temporary global Note (the “Temporary Regulation S Global Note”), without interest coupons. Beneficial interests in the Temporary Regulation S Global Note will be exchanged for beneficial interests in a corresponding permanent global Note, without interest coupons, substantially in the form of Exhibit A including appropriate legends as set forth in (d) (the “Permanent Regulation S Global Note” and, together with the Temporary Regulation S Global Note, each a “Regulation S Global Note”) within a reasonable period after the expiration of the Restricted Period (as defined below) and upon (i) delivery by the Company of a certification or other evidence in a form reasonably acceptable to the Trustee of non-United States beneficial ownership of 100% of the aggregate principal amount of the Temporary Regulation S Global Note or (ii) receipt by the Trustee of an Officer’s Certificate certifying as to the expiration of the Restricted Period and instructing the Trustee to authenticate a Permanent Regulation S Global Note. Each Regulation S Global Note will be deposited upon issuance with, or on behalf of, the Trustee as custodian for DTC in the manner described in this Article 2 for credit to the respective accounts of the purchasers (or to such other accounts as they may direct), including, but not limited to, accounts at Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, societe anonyme (“Clearstream”). Prior to the 40th day after the later of the commencement of the offering of the Initial Notes and the Issue Date (such period through and including such 40th day, the “Restricted Period”), interests in the Temporary Regulation S Global Note may only be transferred to Non-U.S. Persons pursuant to Regulation S, unless exchanged for interests in a Rule 144A Global Note in accordance with the transfer and certification requirements described herein.
Investors may hold their interests in the Regulation S Global Note through organizations other than Euroclear or Clearstream that are participants in DTC’s system or directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations which are participants in such systems. If such interests are held through Euroclear or Clearstream, Euroclear and Clearstream will hold such interests in the applicable Regulation S Global Note on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries. Such depositaries, in turn, will hold such interests in the applicable Regulation S Global Note in customers’ securities accounts in the depositaries’ names on the books of DTC.
The Regulation S Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Regulation S Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided.
The Rule 144A Global Note and the Regulation S Global Note are sometimes collectively herein referred to as the “Global Notes.”

The principal of (and premium, if any) and interest on the Notes shall be payable at the office or agency of the Paying Agent or Registrar designated by the Company (or the Trustee when it is acting as the Registrar and Paying Agent) as may be maintained for such purpose pursuant to Section 2.03; provided, however, that, at the option of the Company, each installment of interest may be paid by (i) check mailed (or otherwise delivered) to Holders of the Notes at their registered addresses as they appear on the Notes Register (as defined in Section 2.03) or (ii) wire transfer to an account located in the United States maintained by the payee, subject to the last sentence of this paragraph. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by DTC. Payments in respect of Notes represented by Definitive Notes (including principal, premium, if any, and interest) held by a Holder of at least $1,000,000 aggregate principal amount of Notes represented by Definitive Notes will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).
The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage, in addition to those set forth on Exhibit A and in (d). The Company shall approve any notation, endorsement or legend on the Notes. Each Note shall be dated the date of its authentication. The terms of the Notes set forth in Exhibit A are part of the terms of this Indenture and, to the extent applicable, the Company, the Guarantors and the Trustee and the Notes Collateral Agent, by their execution and delivery of this Indenture, expressly agree to be bound by such terms.
(c)    Denominations. The Notes shall be issuable only in fully registered form, without coupons, and only in minimum denominations of $2,000 and any integral multiples of $1,000 in excess of $2,000.
(d)    Restrictive Legends. Unless and until an Initial Note or an Additional Note issued as a Restricted Note is sold under an effective registration statement:
(i)    each Rule 144A Global Note and Regulation S Global Note shall bear the following legend on the face thereof:
THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER
(1)    REPRESENTS THAT
(A)    IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT, OR
(B)    IT IS NOT A “U.S. PERSON” (WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT) AND
(2)    AGREES FOR THE BENEFIT OF CLIFFS NATURAL RESOURCES INC. THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS NOTE OR ANY BENEFICIAL INTEREST HEREIN, EXCEPT IN ACCORDANCE WITH THE SECURITIES ACT AND ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND ONLY

(A)    TO CLIFFS NATURAL RESOURCES INC.,
(B)    PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT,
(C)    TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT,
(D)    IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, OR
(E)    PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.
PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH (2)(C) ABOVE OR (2)(D) ABOVE, A DULY COMPLETED AND SIGNED CERTIFICATE (THE FORM OF WHICH MAY BE OBTAINED FROM THE TRUSTEE) MUST BE DELIVERED TO THE TRUSTEE. PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH (E) ABOVE, CLIFFS NATURAL RESOURCES INC. RESERVES THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY RULE 144 EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.
(ii)    the Temporary Regulation S Global Note shall bear the following additional legend on the face thereof:
THIS NOTE IS A TEMPORARY GLOBAL NOTE. PRIOR TO THE EXPIRATION OF THE RESTRICTED PERIOD APPLICABLE HERETO, BENEFICIAL INTERESTS HEREIN MAY NOT BE HELD BY ANY PERSON OTHER THAN (1) A NON-U.S. PERSON OR (2) A U.S. PERSON THAT PURCHASED SUCH INTEREST IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). BENEFICIAL INTERESTS HEREIN ARE NOT EXCHANGEABLE FOR PHYSICAL NOTES OTHER THAN A PERMANENT GLOBAL NOTE IN ACCORDANCE WITH THE TERMS OF THE INDENTURE. TERMS IN THIS LEGEND ARE USED AS USED IN REGULATION S UNDER THE SECURITIES ACT.
(iii)    each Global Note, whether or not an Initial Note, shall bear the following legend on the face thereof
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.
(iv)    any Note issued hereunder that has more than a de minimis amount of original issue discount for U.S. federal income tax purposes shall bear a legend in substantially the following form:
THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE INTERNAL REVENUE CODE. A HOLDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY FOR SUCH NOTE BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO:
Cliffs Natural Resources Inc.
200 Public Square
Suite 3300
Cleveland, Ohio 44114
Attention: Chief Financial Officer

(e)    Book-Entry Provisions. (i) This Section 2.01(e) shall apply only to Global Notes deposited with the Trustee, as custodian for DTC.
(ii)    Each Global Note initially shall (x) be registered in the name of DTC or the nominee of DTC, (y) be delivered to the Trustee as custodian for DTC and (z) bear legends as set forth in Section 2.01(d). Transfers of a Global Note (but not a beneficial interest therein) will be limited to transfers thereof in whole, but not in part, to DTC, its successors or their respective nominees, except as set forth in Section 2.01(e)(v) and Section 2.01(f). If a beneficial interest in a Global Note is transferred or exchanged for a beneficial interest in another Global Note, the Trustee will (x) record a decrease in the principal amount of the Global Note being transferred or exchanged equal to the principal amount of such transfer or exchange and (y) record a like increase in the principal amount of the other Global Note. Any beneficial interest in one Global Note that is transferred to a Person who takes delivery in the form of an interest in another Global Note, or exchanged for an interest in another Global Note, will, upon transfer or exchange, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer and exchange restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.
(iii)    Members of, or participants in, DTC (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by DTC or by the Trustee as the custodian of DTC or under such Global Note, and DTC shall be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of a holder of a beneficial interest in any Global Note.
(iv)    In connection with any transfer of a portion of the beneficial interest in a Global Note pursuant to Section 2.01(f) to beneficial owners who are required to hold Definitive Notes, the Notes Custodian shall reflect on its books and records the date and a decrease in the principal amount of such Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred, and the Company shall execute, and the Trustee shall, upon written request of the Company, authenticate and make available for delivery, one or more Definitive Notes of like tenor and amount.
(v)    In connection with the transfer of an entire Global Note to beneficial owners pursuant to Section 2.01(f), such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Company shall execute, and the Trustee shall, upon written request of the Company, authenticate and make available for delivery, to each beneficial owner identified by DTC in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations.
(vi)    The registered Holder of a Global Note may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.
(vii)    Any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by (A) the Holder of such Global Note (or its agent) or (B) any holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.
(f)    Definitive Notes. (i) Except as provided below, owners of beneficial interests in Global Notes will not be entitled to receive Definitive Notes. If required to do so pursuant to any applicable law or regulation, beneficial owners may obtain Definitive Notes in exchange for their beneficial interests in a Global Note upon written request in accordance with DTC’s and the Registrar’s procedures. In addition, Definitive Notes shall be transferred to all beneficial owners in exchange for their beneficial interests in a Global Note if (A) DTC notifies the Company that it is unwilling or unable to continue as depositary for such Global Note or DTC ceases to be a clearing agency registered under the Exchange Act, at a time when DTC is required to be so registered in order to act as depositary, and in each case a successor depositary is not appointed by the Company within 90 days of such notice or, (B) the Company in its sole discretion executes and delivers to the Trustee and Registrar an Officer’s Certificate stating that such Global Note shall be so exchangeable or (C) an Event of Default has occurred and is continuing and the Registrar has received a request from DTC. In the event of the occurrence of any of the events specified in the preceding sentence or in clause (A), (B) or (C) of the second preceding sentence, the Company shall promptly make available to the Trustee a reasonable supply of Definitive Notes.
(ii)    Any Definitive Note delivered in exchange for an interest in a Global Note pursuant to Section 2.01(e)(iv) shall, (A) except as otherwise provided by Section 2.06(d), bear the applicable legend regarding transfer restrictions applicable to the Definitive Note set forth in Section 2.01(d) and (B) be registered in the name of the Holder of the Definitive Note.
(iii)    If a Definitive Note is transferred or exchanged for a beneficial interest in a Global Note, the Trustee will (x) cancel such Definitive Note, (y) record an increase in the principal amount of such Global Note equal to the principal amount of such transfer or exchange and (z) in the event that such transfer or exchange involves less than the entire principal amount of the canceled certificated Note, the Company shall execute, and the Trustee shall, upon written request of the Company, authenticate and make available for delivery, to the transferring Holder a new Definitive Note representing the principal amount not so transferred.
(iv)    If a Definitive Note is transferred or exchanged for another Definitive Note, (x) the Trustee will cancel the Definitive Note being transferred or exchanged, (y) the Company shall execute, and the Trustee shall authenticate and make available for delivery, one or more new

Definitive Notes in authorized denominations having an aggregate principal amount equal to the principal amount of such transfer or exchange to the transferee (in the case of a transfer) or the Holder of the canceled Definitive Note (in the case of an exchange), registered in the name of such transferee or Holder, as applicable, and (z) if such transfer or exchange involves less than the entire principal amount of the canceled Definitive Note, the Company shall execute, and the Trustee shall, upon written request of the Company, authenticate and make available for delivery to the Holder thereof, one or more Definitive Notes in authorized denominations having an aggregate principal amount equal to the untransferred or unexchanged portion of the canceled Definitive Notes, registered in the name of the Holder thereof.
(vi)    Notwithstanding anything to the contrary in this Indenture, in no event shall a Definitive Note be delivered upon exchange or transfer of a beneficial interest in the Temporary Regulation S Global Note prior to the end of the Restricted Period.
Section 2.02.     Execution and Authentication. One Officer shall sign the Notes for the Company by manual, facsimile or electronic (including “pdf”) signature. If the Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.
A Note shall not be valid until an authorized officer of the Trustee manually authenticates the Note. The signature of the Trustee on a Note shall be conclusive evidence that such Note has been duly and validly authenticated and issued under this Indenture. A Note shall be dated the date of its authentication.
At any time and from time to time after the execution and delivery of this Indenture, the Trustee shall, upon written request of the Company, authenticate and make available for delivery: (a) Initial Notes for original issue on the Issue Date in an aggregate principal amount of $544,156,000, (b) subject to the terms of this Indenture, Additional Notes for original issue in an unlimited principal amount and (c) under the circumstances set forth in Section 2.06(d), Initial Notes in the form of an Unrestricted Global Note, in each case after receipt of: (i) a written order of the Company signed by one Officer of the Company (the “Company Order”), and (ii) an Opinion of Counsel, addressed to the Trustee and the Notes Collateral Agent, which in the case of (a) above shall be to the effect that this Indenture, the Notes and the Collateral Documents executed prior to or as of the Issue Date (other than the Intercreditor Agreements) have been duly authorized, executed and delivered by the Grantors and are enforceable against them, subject to customary enforceability exceptions, and that the issuance of the Notes has been duly authorized. Such Company Order shall specify whether the Notes will be in the form of Definitive Notes or Global Notes, the amount of the Notes to be authenticated and the date on which the original issue of Notes is to be authenticated and whether the Notes are to be Initial Notes or Additional Notes.
The Trustee may appoint an agent (the “Authenticating Agent”) reasonably acceptable to the Company to authenticate the Notes. Any such appointment shall be evidenced by an instrument signed by a Trust Officer of the Trustee, a copy of which shall be furnished to the Company. Unless limited by the terms of such appointment, any such Authenticating Agent may authenticate Notes whenever the Trustee is authorized to do so. Each reference in this Indenture to authentication by the Trustee includes authentication by the Authenticating Agent. An Authenticating Agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.
In case the Company or any Guarantor, pursuant to Article 4 or Section 10.02 as applicable, shall be consolidated or merged with or into any other Person or shall convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any Person, and the successor Person resulting from such consolidation, or surviving such merger, or into which the Company or any Guarantor shall have been merged, or the Person which shall have received a conveyance, transfer, lease or other disposition as aforesaid, shall have executed an indenture supplemental hereto with the Trustee pursuant to Article 4, as applicable, any of the Notes authenticated or delivered prior to such consolidation, merger, conveyance, transfer, lease or other disposition may, from time to time, at the request of the successor Person, be exchanged for other Notes executed in the name of the successor Person with such changes in phraseology and form as may be appropriate, but otherwise in substance of like tenor as the Notes surrendered for such exchange and of like principal amount; and the Trustee, upon Company Order of the successor Person, shall authenticate and make available for delivery Notes as specified in such order for the purpose of such exchange. If Notes shall at any time be authenticated and delivered in any new name of a successor Person pursuant to this Section 2.02 in exchange or substitution for or upon registration of transfer of any Notes, such successor Person, at the option of the Holders but without expense to them, shall provide for the exchange of all Notes at the time outstanding for Notes authenticated and delivered in such new name.
Section 2.03.     Registrar and Paying Agent. The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange (the “Notes Register”). The Company may have one or more co-registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent and the term “Registrar” includes any co-registrar.
The Company shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such agent. The Company shall notify the Trustee of the name and address of each such agent. If the Company fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.07. The Company or any of its wholly owned Subsidiaries organized in the United States may act as Paying Agent, Registrar or transfer agent.
The Company initially appoints the Trustee as Registrar and Paying Agent for the Notes. So long as U.S. Bank National Association acts as the Registrar and Paying Agent for the Notes, the Notes may be presented for registration of transfer or for exchange at the Corporate Trust Office of the Trustee. The Company may remove any Registrar or Paying Agent without prior notice to the Holders of the Notes, but upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (a) acceptance of any appointment by a successor as evidenced by an appropriate agreement entered into by the Company and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee or (b) notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (a) above. The Registrar or Paying Agent may resign at any time upon written notice to the Company and the Trustee.
Section 2.04.     Paying Agent to Hold Money in Trust. By no later than 10:00 a.m. (New York City time) on the date on which any principal of, premium, if any, or interest on any Note is due and payable, the Company shall deposit with the Paying Agent a sum sufficient in immediately available funds to pay such principal, premium or interest when due. The Company shall require each Paying Agent (other than the Trustee) to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal of, premium, if any, or interest on the Notes (whether such assets have been distributed to it by the Company or other obligors on the Notes), shall notify the Trustee in writing of any default by the Company or any Guarantor in making any such payment and shall during the continuance of any default by the Company (or any other obligor upon the Notes) in the making of any payment in respect of the Notes, upon the written request of the Trustee, forthwith deliver to the Trustee all sums held in trust by such Paying Agent for payment in respect of the Notes together with a full accounting thereof. If the Company or a Subsidiary of the Company acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Company at any time may require a Paying Agent (other than the Trustee) to pay all money held by it to the Trustee and to account for any funds or assets disbursed by such Paying Agent. Upon complying with this Section 2.04 the Paying Agent (if other than the Company or a Subsidiary of the Company) shall have no further liability for the money delivered to the Trustee. Upon any bankruptcy, reorganization or similar proceeding with respect to the Company, the Trustee shall serve as Paying Agent for the Notes.
Section 2.05.     Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available and known to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Company, on its own behalf and on behalf of each of the Guarantors, shall furnish or cause the Registrar to furnish to the Trustee, in writing at least five Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders.
Section 2.06.     Transfer and Exchange.
(a)    Transfer of Notes. A Holder may transfer a Note (or a beneficial interest therein) to another Person or exchange a Note (or a beneficial interest therein) for another Note or Notes of any authorized denomination by presenting to the Trustee a written request therefor stating the name of the proposed transferee or requesting such an exchange, accompanied by any certification, opinion or other document required by this Section 2.06. The Trustee will promptly register any transfer or exchange that meets the requirements of this Section 2.06 by noting the same in the register maintained by the Trustee for the purpose, and no transfer or exchange will be effective until it is registered in such register. The transfer or exchange of any Note (or a beneficial interest therein) may only be made in accordance with this Section 2.06 and Section 2.01(e) and Section 2.01(f), as applicable, and, in the case of a Global Note (or a beneficial interest therein), the applicable rules and procedures of DTC, Euroclear and Clearstream. The Trustee shall refuse to register any requested transfer or exchange that does not comply with this paragraph.
(b)    Transfers of Rule 144A Notes. The following provisions shall apply with respect to any proposed registration of transfer of a Rule 144A Note prior to the date which is one year after the later of the date of its original issue and the last date on which the Company or any Affiliate of the Company was the owner of such Notes or the relevant beneficial interest therein (or any predecessor thereto) (the “Resale Restriction Termination Date”):
(i)    a registration of transfer of a Rule 144A Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee in the form as set forth on the reverse of the Note that it is purchasing for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A; provided that no such written representation or other written certification shall be required in connection with the transfer of a beneficial interest in the Rule 144A Global Note to a transferee in the form of a beneficial interest in that Rule 144A Global Note in accordance with this Indenture and the applicable procedures of DTC; and
(ii)    a registration of transfer of a Rule 144A Note or a beneficial interest therein to a Non-U.S. Person shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth in Section 2.09 from the proposed transferee and, if requested by the Company, the delivery of an opinion of counsel, certification and/or other information satisfactory to it.
(c)    Transfers of Regulations S Notes. The following provisions shall apply with respect to any proposed transfer of a Regulation S Note prior to the expiration of the Restricted Period:

(i)    a transfer of a Regulation S Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee, in the form of assignment on the reverse of the certificate, that it is purchasing the Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a QIB, is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A; and
(ii)    a transfer of a Regulation S Note or a beneficial interest therein to a Non- U.S. Person shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth in Section 2.09 from the proposed transferee and, if requested by the Company, receipt by the Trustee or its agent of an opinion of counsel, certification and/or other information satisfactory to the Company.
After the expiration of the Restricted Period, interests in the Regulation S Note may be transferred in accordance with applicable law without requiring the certification set forth in Section 2.09 or any additional certification.
(d)    Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes not bearing a Restricted Notes Legend, the Registrar shall deliver Notes that do not bear a Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes bearing a Restricted Notes Legend, the Registrar shall deliver only Notes that bear a Restricted Notes Legend unless (i) an Initial Note is being transferred pursuant to an effective registration statement, (ii) Initial Notes are being exchanged for Notes that do not bear the Restricted Notes Legend in accordance with this (d) or (iii) there is delivered to the Registrar an Opinion of Counsel reasonably satisfactory to the Company and the Trustee to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act. Any Additional Notes sold in an offering registered under the Securities Act shall not be required to bear the Restricted Notes Legend.
(e)    [Intentionally Omitted].
(f)    Retention of Written Communications. The Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 2.01 or this Section 2.06. The Company shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable prior written notice to the Registrar.
(g)    Obligations with Respect to Transfers and Exchanges of Notes.
(i)    To permit registrations of transfers and exchanges, the Company shall, subject to the other terms and conditions of this Article 2, execute and the Trustee shall, upon written request from the Company, authenticate Definitive Notes and Global Notes at the Registrar’s request.
(ii)    No service charge shall be made to a Holder for any registration of transfer or exchange, but the Company may require the Holder to pay a sum sufficient to cover any transfer tax assessments or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charges payable upon exchange or transfer pursuant to Sections 2.02, 2.06, 2.10, 2.12, 3.02, 3.06, 5.06 or 9.05).
(iii)    The Company (and the Registrar) shall not be required to register the transfer of or exchange of any Note (A) for a period beginning (1) 15 days before the mailing of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such mailing or (2) 15 days before an interest payment date and ending on such interest payment date or (B) called for redemption, except the unredeemed portion of any Note being redeemed in part.
(iv)    Prior to the due presentation for registration of transfer of any Note, the Company, the Trustee, the Paying Agent or the Registrar shall deem and treat the person in whose name a Note is registered as the owner of such Note for the purpose of receiving payment of principal or premium, if any, and (subject to paragraph 2 of the forms of Notes attached hereto as Exhibits A) interest on such Note and for all other purposes whatsoever, including without limitation the transfer or exchange of such Note, whether or not such Note is overdue, and none of the Company, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.
(v)    Any Definitive Note delivered in exchange for an interest in a Global Note pursuant to Section 2.01(f) shall, except as otherwise provided by (d), bear the applicable legend regarding transfer restrictions applicable to the Definitive Note set forth in Section 2.01(d).
(vi)    All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.
(h)    No Obligation of the Trustee. (i) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in, DTC or other Person with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than DTC) of any notice (including any notice of redemption or purchase) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders in respect of the Notes shall be given or made only to the registered Holders (which shall be DTC or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through DTC subject to the applicable rules and procedures of DTC. The Trustee may rely and shall be fully protected in relying upon information furnished by DTC with respect to its members, participants and any beneficial owners.
(ii)    The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among DTC participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance on their face as to form with the express requirements hereof.
(i)    Affiliate Holders. By accepting a beneficial interest in a Global Note, any Person that is an Affiliate of the Company agrees to give written notice to the Company, the Trustee and the Registrar of the acquisition and its Affiliate status.
Section 2.07.     [Reserved].
Section 2.08.     [Reserved].
Section 2.09.     Form of Certificate to be Delivered in Connection with Transfers Pursuant to Regulation S. The form of certificate to be delivered in connection with transfers of a Regulation S Note or a beneficial interest therein shall be substantially in the form set forth in Exhibit C hereto.

Section 2.10.     Mutilated, Destroyed, Lost or Stolen Notes. If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Company shall issue and the Trustee shall, upon written request from the Company, authenticate a replacement Note if the requirements of Section 8.01-405 of the Uniform Commercial Code are met, such that the Holder (a) satisfies the Company or the Trustee that such Note has been lost, destroyed or wrongfully taken within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Registrar has not registered a transfer prior to receiving such notification, (b) makes such request to the Company or Trustee prior to the Note being acquired by a protected purchaser as defined in Section 8.01-303 of the Uniform Commercial Code (a “protected purchaser”) and (c) satisfies any other reasonable requirements of the Trustee; provided, however, if after the delivery of such replacement Note, a protected purchaser of the Note for which such replacement Note was issued presents for payment or registration such replaced Note, the Trustee or the Company shall be entitled to recover such replacement Note from the Person to whom it was issued and delivered or any Person taking therefrom, except a protected purchaser, and shall be entitled to recover upon the security or indemnity provided therefor to the extent of any loss, damage, cost or expense incurred by the Company or the Trustee in connection therewith. If required by the Trustee or the Company, such Holder shall furnish an indemnity bond sufficient in the judgment of the Company and the Trustee to protect the Company, the Trustee, the Paying Agent and the Registrar from any loss which any of them may suffer if a Note is replaced, and, in the absence of written notice to the Company, any Guarantor or the Trustee that such Note has been acquired by a protected purchaser, the Company shall execute, and upon receipt of a Company Order the Trustee shall authenticate and make available for delivery, in exchange for any such mutilated Note or in lieu of any such destroyed, lost or stolen Note, a replacement Note of like tenor and principal amount, bearing a number not contemporaneously outstanding.
In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Company in its discretion may, instead of issuing a replacement Note, pay such Note.
Upon the issuance of any replacement Note under this Section 2.10, the Company may require that such Holder pay a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of counsel and of the Trustee) in connection therewith.
Subject to the proviso in the initial paragraph of this Section 2.10 every replacement Note issued pursuant to this Section in lieu of any mutilated, destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Company, any Guarantor (if applicable) and any other obligor upon the Notes, whether or not the mutilated, destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.
The provisions of this Section 2.10 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.
Section 2.11.     Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation and those described in this Section as not outstanding. A Note does not cease to be outstanding in the event the Company or an Affiliate of the Company holds the Note; provided, however, that in determining whether the Trustee shall be protected in making a determination whether the Holders of the requisite principal amount of outstanding Notes are present at a meeting of Holders of Notes for quorum purposes or have consented to or voted in favor of any request, demand, authorization, direction, notice, consent, waiver, amendment or modification hereunder, or relying upon any such quorum, consent or vote, only Notes which a Trust Officer of the Trustee actually knows to be held by the Company or a Subsidiary of the Company shall not be considered outstanding. If a Note is replaced pursuant to Section 2.10 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Trustee and the Company receive proof satisfactory to them that the replaced Note is held by a protected purchaser. A mutilated Note ceases to be outstanding upon surrender of such Note and replacement pursuant to Section 2.10.
If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a Redemption Date or maturity date money sufficient to pay all principal, premium, if any, and accrued interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and the Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.
Section 2.12.     Temporary Notes. In the event that Definitive Notes are to be issued under the terms of this Indenture, until such Definitive Notes are ready for delivery, the Company may prepare and the Trustee shall, upon written request from the Company, authenticate temporary Notes, which shall be maintained in registered form in accordance with Section 2.03. Temporary Notes shall be substantially in the form, and shall carry all rights, of Definitive Notes but may have variations that the Company considers appropriate for temporary Notes. Without unreasonable delay, the Company shall prepare and the Trustee shall, upon written request from the Company, authenticate Definitive Notes. After the preparation of Definitive Notes, the temporary Notes shall be exchangeable for Definitive Notes upon surrender of the temporary Notes at any office or agency maintained by the Company for that purpose and such exchange shall be without charge to the Holder. Upon surrender for cancellation of any one or more temporary Notes, the Company shall execute, and the Trustee shall, upon written request from the Company, authenticate and make available for delivery in exchange therefor, one or more Definitive Notes representing an equal principal amount of Notes. Until so exchanged, the Holder of temporary Notes shall in all respects be entitled to the same benefits under this Indenture as a Holder of Definitive Notes.
Section 2.13.     Cancellation. The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and dispose of such Notes in accordance with its internal policies and customary procedures including delivery of a certificate describing such Notes disposed (subject to the record retention requirements of the Exchange Act) or deliver canceled Notes to the Company pursuant to written direction by one Officer of the Company. If the Company or any Guarantor acquires any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Notes unless and until the same are surrendered to the Trustee for cancellation pursuant to this Section 2.13. The Company may not issue new Notes to replace Notes it has paid or delivered to the Trustee for cancellation for any reason other than in connection with a transfer or exchange.
At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred, redeemed, repurchased or canceled, such Global Note shall be returned by DTC to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Notes Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Notes Custodian, to reflect such reduction.
Section 2.14.     Payment of Interest; Defaulted Interest. Interest on any Note which is payable, and is punctually paid or duly provided for, on any interest payment date shall be paid to the Person in whose name such Note (or one or more predecessor Notes) is registered at the close of business on the regular record date for such payment at the office or agency of the Company maintained for such purpose pursuant to Section 2.03.

Any interest on any Note which is payable, but is not paid when the same becomes due and payable and such nonpayment continues for a period of 30 days shall forthwith cease to be payable to the Holder on the regular record date, and such defaulted interest and (to the extent lawful) interest on such defaulted interest at the rate borne by the Notes (such defaulted interest and interest thereon herein collectively called “Defaulted Interest”) shall be paid by the Company, at its election in each case, as provided in clause (a) or (b) below:
(a)    The Company may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on a Special Record Date (as defined below) for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Company shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date (not less than 25 days after Trustee’s receipt of such notice) of the proposed payment (the “Special Interest Payment Date”), and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this clause provided. Thereupon the Company shall fix a record date (the “Special Record Date”) for the payment of such Defaulted Interest, which date shall be not more than 15 days and not less than 10 days prior to the Special Interest Payment Date and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment. The Company shall promptly notify the Trustee in writing of such Special Record Date, and in the name and at the expense of the Company, the Trustee shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor to be given in the manner provided for in Section 13.02, not less than 10 days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor having been so given, such Defaulted Interest shall be paid on the Special Interest Payment Date to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the following clause (b).
(b)    The Company may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Company to the Trustee of the proposed payment pursuant to this clause, such manner of payment shall be deemed practicable by the Trustee.
Subject to the foregoing provisions of this Section 2.14, each Note delivered under this Indenture upon registration of, transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.
Section 2.15.     Computation of Interest. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.
Section 2.16.     CUSIP, Common Code and ISIN Numbers. The Company in issuing the Notes may use “CUSIP”, “Common Code” and “ISIN” numbers and, if so, the Trustee shall use “CUSIP”, “Common Code” and “ISIN” numbers in notices of redemption or purchase as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption or purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or purchase shall not be affected by any defect in or omission of such CUSIP, Common Code and ISIN numbers. The Company shall promptly notify the Trustee in writing of any change in the CUSIP, Common Code and ISIN numbers.

ARTICLE 3
COVENANTS
Section 3.01.     Payment of Notes.
The Company will pay or cause to be paid the principal of, premium, if any, and interest on, the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest will be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 10:00 a.m. Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.
The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.
Section 3.02.     Limitation on Asset Dispositions of Notes Collateral.
(a)    The Company will not, and will not permit any of the Guarantors to, make any Asset Disposition of Notes Collateral unless:
(i)    the Company or such Guarantor, as the case may be, receives consideration at least equal to the Fair Market Value of the Notes Collateral subject to such Asset Disposition;
(ii)    at least 75% of the consideration from such Asset Disposition received by the Company or such Guarantor, as the case may be, is in the form of cash or Cash Equivalents; and
(iii)    the remaining consideration from such Asset Disposition that is not in the form of cash or Cash Equivalents is thereupon with its acquisition pledged as the Notes Collateral to secure the Notes.
(b)    For purposes of (a)(ii), the following shall be deemed to be cash: (i) the repayment or assumption by the transferee of Debt secured by Liens with a priority to the Liens in favor of the Notes and the Guarantees (other than Debt incurred in contemplation of such Asset Disposition), (ii) the repayment or assumption by the transferee of liabilities (as shown on the Company’s most recent balance sheet or in the notes thereto), other than liabilities that are subordinated in right of payment to the Notes, (iii) any securities, notes or other obligations received by the Company or any such Guarantor in such Asset Disposition that are, within 180 days of the disposition of Notes Collateral, converted by the Company or such Guarantor into cash or Cash Equivalents and (iv) any Designated Non-cash Consideration received by the Company or such Guarantor in such Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this paragraph that has at that time not been converted into cash or Cash Equivalents not to exceed the greater of (x) $75.0 million and (y) 2.0% of Consolidated Net Tangible Assets at the time of the receipt of such Designated Non-cash Consideration (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value).
(c)    All of the Net Proceeds from Asset Dispositions and Recovery Events in respect of Notes Collateral shall be deposited directly into the Collateral Account; provided, that the Company and the Guarantors will not be required to cause any Net Proceeds to be held in the Collateral Account except to the extent the aggregate amount of Net Proceeds from all Asset Dispositions and Recovery Events in respect of Notes Collateral that are not held in the Collateral Account, or have not been previously applied in accordance with the provision of Section 3.02(d) or Section 3.02(e), exceeds $50.0 million in the aggregate.
(d)    Any Net Proceeds deposited in the Collateral Account from any Asset Disposition or Recovery Event in respect of Notes Collateral may be withdrawn (i) to be invested by the Company or a Guarantor in additional assets constituting Notes Collateral (including, without limitation, through capital expenditures or acquisitions of assets constituting Notes Collateral, or in the case of Net Proceeds from any Recovery Event in respect of Notes Collateral, the performance of a restoration of the affected Notes Collateral) within 365 days of the date of such Asset Disposition or Recovery Event in respect of Notes Collateral, which additional assets are thereupon with their acquisition added to the Notes Collateral securing the Notes or (ii) to repay (and correspondingly reduce commitments with respect to) (a) First Lien Notes Obligations or (b) Pari Passu Lien Indebtedness; provided, that, in the case of clause (b), the Company make an offer to all holders of Notes to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, in an amount equal to the principal amount of Pari Passu Lien Indebtedness repaid, such offer to be conducted in accordance with the procedures set forth below for a Collateral Disposition Offer but without any further limitation in amount or (iii) to make an Optional Collateral Disposition Offer.
(e)    Any Net Proceeds from Asset Dispositions or Recovery Events in respect of Notes Collateral that are not applied or invested as provided in (d) or in accordance with the Collateral Documents will be deemed to constitute “Excess Collateral Proceeds,” provided that any Net Proceeds from Asset Dispositions of Notes Collateral or Recovery Events in respect of Notes Collateral that remain after an Optional Collateral Disposition Offer will not be deemed to constitute Excess Collateral Proceeds and the Company may use any remaining Excess Collateral Proceeds for any purpose not prohibited by this Indenture, including, without limitation, general corporate purposes. When the aggregate amount of Excess Collateral Proceeds exceeds $50.0 million, within 45 days thereof, the Company will be required to make an offer (“Collateral Disposition Offer”) to all Holders of Notes and all holders of Pari Passu Lien Indebtedness containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales or insurance recovery events in respect of Notes Collateral to purchase the maximum principal amount of the Notes and such Pari Passu Lien Indebtedness (on a pro rata basis) to which the Collateral Disposition Offer applies that may be purchased out of the Excess Collateral Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the date of purchase, in accordance with the procedures set forth in this Indenture. Notwithstanding anything to the contrary in the foregoing, the Company, at its option, may make a Collateral Disposition Offer with Net Proceeds from Asset Dispositions or Recovery Events in respect of Notes Collateral that are not deemed Excess Collateral Proceeds (an “Optional Collateral Disposition Offer”) pursuant to clause (iii) of subsection (d) at any time following consummation of a Notes Collateral Asset Disposition. To the extent that the aggregate amount of Notes and other Pari Passu Lien Indebtedness so validly tendered and not properly withdrawn pursuant to a Collateral Disposition Offer is less than the Excess Collateral Proceeds, subject to the ABL Credit Facility and the First Lien Notes Documents, the Company may use any remaining Excess Collateral Proceeds for any purpose not prohibited by this Indenture, including, without limitation, general corporate purposes. If the aggregate principal amount of Notes surrendered by Holders and Pari Passu Lien Indebtedness tendered into such Collateral Disposition Offer exceeds the amount of Excess Collateral Proceeds, the Notes and Pari Passu Lien Indebtedness to be purchased shall be selected on a pro rata basis. Upon completion of such Collateral Disposition Offer, the amount of Excess Collateral Proceeds shall be reset at zero.
(f)    The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to a Collateral Disposition Offer or an Optional Collateral Disposition Offer. To the extent that the provisions of any securities laws or regulations conflict with the Collateral Disposition Offer or Optional Collateral Disposition Offer provisions of this Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Collateral Disposition Offer or Optional Collateral Offer provisions of this Indenture by virtue of such compliance.
Section 3.03.     Restrictions on Liens. (a)The Company will not, nor will it permit any Domestic Subsidiary to, incur, issue, assume or guarantee any Debt secured by a Lien upon any Principal Property or on any shares of stock or Debt of any Domestic Subsidiary (whether such Principal Property, shares of stock or Debt is now owned or hereafter acquired) without in any such case effectively providing that the Notes (together with, if the Company shall so determine, any other indebtedness of or guaranteed by the Company or such Domestic Subsidiary ranking equally with the Notes then existing or thereafter created) shall be secured equally and ratably with such Debt.
(b)    The restrictions set forth in paragraph (a) in this Section 3.03 shall not apply to:
(i)    Liens on property, shares of stock or indebtedness of or guaranteed by any Person existing at the time such Person becomes a Domestic Subsidiary;
(ii)    Liens on property existing at the time of acquisition thereof, or to secure the payment of all or part of the purchase or construction price of property, or to secure Debt incurred or guaranteed for the purpose of financing all or part of the purchase or construction price of property or the cost of improvements on property, which Debt is incurred or guaranteed prior to, at the time of, or within 180 days after the later of such acquisition or completion of such improvements or construction or commencement of commercial operation of the property;
(iii)    Liens in favor of the Company or any Subsidiary;
(iv)    Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or a Domestic Subsidiary or at the time of a purchase, lease or other acquisition of the property of a Person as an entirety or substantially as an entirety by the Company or a Domestic Subsidiary;
(v)    Liens on the property of the Company or that of a Domestic Subsidiary in favor of the United States of America or any State thereof, or any political subdivision thereof, or in favor of any other country, or any political subdivision thereof, to secure certain payments pursuant to any contract or statute or to secure any indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Liens (including, but not limited to, Liens incurred in connection with pollution control industrial revenue bond or similar financing);
(vi)    Liens imposed by law, for example mechanics’, workmen’s, repairmen’s or other similar Liens arising in the ordinary course of business;
(vii)    pledges or deposits under workmen’s compensation or similar legislation or in certain other circumstances;
(viii)    Liens in connection with legal proceedings;
(ix)    Liens for taxes or assessments or governmental charges or levies not yet due or delinquent, of which can thereafter be paid without penalty, or which are being contested in good faith by appropriate proceedings;
(x)    Liens consisting of restrictions on the use of real property that do not interfere materially with the property’s use;
(xi)    Liens existing on the date of the Indenture; and

(xii)    any refinancing, extension, renewal or replacement (or successive refinancings, extensions, renewals or replacements), in whole or in part, of any Lien referred to in any of the foregoing clauses.
(c)    Notwithstanding the above, the Company and any one or more of its Subsidiaries may, without securing the Notes, incur, issue, assume or guarantee secured Debt which would otherwise be subject to the foregoing restrictions, provided that after giving effect thereto the aggregate amount of Debt which would otherwise be subject to the foregoing restrictions then outstanding (not including secured Debt permitted under the foregoing exceptions) plus Attributable Debt relating to sale and leaseback transactions (as described below) does not exceed 15% of the Company’s Consolidated Net Tangible Assets.
Section 3.04.     Restrictions on Sale and Leaseback Transactions. (a) The Company shall not, nor shall it permit any Domestic Subsidiary to enter into a sale and leaseback transaction of any Principal Property (whether now owned or hereafter acquired), unless:
(i)    the Company or such Domestic Subsidiary would be entitled under this Indenture, to issue, assume or guarantee Debt secured by a Lien upon such Principal Property at least equal in amount to the Attributable Debt in respect of such transaction without equally and ratably securing the Notes, provided that, such Attributable Debt shall thereupon be deemed to be Debt subject to the provisions of Section 3.03; or
(ii)    within 180 days, an amount in cash equal to such Attributable Debt is applied to the retirement of Funded Debt (debt that matures at or is extendible or renewable at the option of the obligor to a date more than twelve months after the date of the creation of such Debt) ranking pari passu with the Notes, an amount not less than the greater of (i) the net proceeds of the sale of the Principal Property leased pursuant to the arrangement or (ii) the fair market value of the Principal Property so leased.
(b)    The restrictions set forth in paragraph (a) in this Section 3.04 shall not apply to:
(i)    a sale and leaseback transaction between the Company and a Domestic Subsidiary or between Domestic Subsidiaries, or that involves the taking back of a lease for a period of less than three years, or
(ii)    if, at the time of the sale and leaseback transaction, after giving effect to the transaction, the total discounted net amount of rent required to be paid during the remaining term of any lease relating to sale and leaseback transactions (other than transactions permitted by the previous bullet points) plus all outstanding secured Debt pursuant to Section 3.03, does not exceed 15% of the Company’s Consolidated Net Tangible Assets.
Section 3.05.     Restrictions on Secured Debt. (a) The Company will not, and will not permit any Guarantor to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Debt secured by a Lien on the Collateral; provided that, this Section 3.05(a) will not prohibit the incurrence of any of the following items of Debt:
(i)    the incurrence by the Company and the Guarantors of Debt (including letters of credit) under the ABL Credit Facility (with letters of credit being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount outstanding at any one time not to exceed the greater of (x) $700.0 million and (y) the Borrowing Base; provided, however, that any Debt incurred pursuant to this clause (i) must be secured by a Lien that is junior in priority to the Liens on Notes Collateral granted in favor of the Notes Collateral Agent for the benefit of the Trustee and the Holders of the Notes pursuant to the Collateral Documents and the terms of such junior interest must be pursuant to the Intercreditor Agreements or on terms no more favorable than the terms contained in the Intercreditor Agreements;
(ii)    the incurrence by the Company and the Guarantors of First Lien Notes and Additional First Lien Indebtedness (and, in either case, any guarantee thereof) in an aggregate principal amount outstanding at any one time not to exceed $500 million;
(iii)    the incurrence by the Company and the Guarantors of the Initial Notes and Pari Passu Lien Indebtedness (and, in either case, any guarantee thereof) in an aggregate principal amount outstanding at any one time not to exceed $1,250 million;
(iv)    the incurrence by the Company or any Guarantor of Additional First Lien Indebtedness and Pari Passu Lien Indebtedness (and, in either case, any guarantee thereof) in an aggregate principal amount outstanding at any one time not to exceed the greater of (x) $750 million and (y) an amount that, on a pro forma basis upon giving effect to the incurrence of such Additional First Lien Indebtedness and Pari Passu Lien Indebtedness (and application of the net proceeds therefrom), would not cause the Company’s Consolidated Secured Leverage Ratio to exceed 2.5:1.0; provided that Additional First Lien Indebtedness incurred pursuant to this clause (iv) shall not exceed $750 million;
(v)    the incurrence by the Company and the Guarantor of Existing Indebtedness;
(vi)    Debt existing on assets at the time of acquisition thereof or incurred to secure the payment of all or part of the purchase or construction price of assets, or to secure Debt incurred or guaranteed for the purpose of financing all or part of the purchase or construction price of assets or the cost of improvements on assets, which Debt is incurred or guaranteed prior to, at the time of, or within 180 days after the later of such acquisition or completion of such improvements or construction or commencement of commercial operation of the assets;
(vii)    the incurrence by the Company or any Guarantor of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Debt (“Refinanced Debt”) that was permitted to be incurred under clauses (v), (vi), (vii), (x) or (xii), of this Section 3.05(a); provided that any Lien securing the Permitted Refinancing Indebtedness shall not extend to any other property, secure a greater principal amount (or accreted value, if applicable) or have a higher priority than the Lien securing the Refinanced Debt;
(viii)    intercompany Debt (a) between or among the Company and one or more Guarantors and (b) between or among any Guarantors;
(ix)    the incurrence of Bank Product Obligations and Liens for Bank Product Obligations; provided, however, that any Debt incurred pursuant to this clause (ix) must be secured by a Lien that is junior in priority to the Liens on Notes Collateral granted in favor of the Notes Collateral Agent for the benefit of the Trustee and Second Lien Notes Secured Parties pursuant to the Collateral Documents and the terms of such Liens must be pursuant to the Intercreditor Agreements, or on terms no more favorable than the terms contained in the Intercreditor Agreements;
(x)    the incurrence by the Company or any Guarantor of additional Debt in the ordinary course of business in an aggregate principal amount at any time outstanding not to exceed $100.0 million;
(xi)    any guarantee by the Company or any Guarantor of Debt otherwise permitted to be incurred under this Section 3.05; provided, that if such Debt is incurred pursuant to clause (xii)

below, such guarantee will be secured on a basis consistent with the provisions set forth in clauses (iii) and (iv) of the definition of Junior Lien Debt; and
(xii)    the incurrence by the Company or any Guarantor of Junior Lien Debt.
(b)    Notwithstanding any other provision of this Section 3.05, for purposes of determining compliance with this Section 3.05, increases in Debt solely due to fluctuations in the exchange rates of currencies will not be deemed to exceed the maximum amount that the Company or a Guarantor may incur under this Section 3.05. For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrences of Debt, the U.S. dollar-equivalent principal amount of Debt denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date of such Debt was incurred; provided that if such Debt is incurred to refinance other Debt denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Debt does not exceed the principal amount of such Debt being refinanced. The principal amount, of any Debt incurred to refinance other Debt, if incurred in a different currency from the Debt being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Debt is denominated that is in effect on the date of such refinancing.
(c)    For purposes of determining, compliance with this Section 3.05, in the event that an item of Debt meets the criteria of more than one of the categories of Debt permitted under clauses (i) through (xii) of Section 3.05(a), the Company shall, in its sole discretion, classify such item and may divide and classify such item in more than one of the types of Debt in any manner that complies with this covenant, and such Debt will be treated as having been incurred pursuant to the clauses above as designated by the Company, and from time to time the Company may change the classification of an item of Debt to any other type of Debt described in clauses (i) through (xii) of Section 3.05(a) at any time.
Section 3.06.     Change of Control Triggering Event.
(a)    Upon the occurrence of a Change of Control Triggering Event, unless the Company has exercised its right to redeem the Notes pursuant to Section 5.07 by giving irrevocable written notice to the Trustee in accordance with the Indenture, each Holder of the Notes shall have the right to require the Company to purchase all or a portion of such Holder’s Notes pursuant to the offer described in this Section 3.06 (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (the “Change of Control Payment”), subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.
(b)    Unless the Company has exercised its right to redeem the Notes, within 30 days following the date upon which the Change of Control Triggering Event occurred with respect to the Notes or, at the Company’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Company shall be required to send, by first class mail (or to the extent permitted or required by applicable DTC procedures or regulations with respect to Global Notes, electronically), a notice to each Holder of Notes, with a copy to the Trustee (“Notice of Change of Control Offer”), which Notice of Change of Control Offer shall govern the terms of the Change of Control Offer. Such Notice of Change of Control Offer shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed or otherwise sent, other than as may be required by law (the “Change of Control Payment Date”). The Notice of Change of Control Offer, if mailed or otherwise sent prior to the date of consummation of the Change of Control, shall state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

(c)    On the Change of Control Payment Date, the Company shall, to the extent lawful:
(i)    accept or cause a third party to accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;
(ii)    deposit or cause a third party to deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and
(iii)    deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased and that all conditions precedent to the Change of Control Offer and to the repurchase by the Company of Notes pursuant to the Change of Control Offer have been complied with.
(d)    The Company shall not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.
(e)    The Notice of Change of Control Offer shall describe the transaction or transactions that constitute the Change of Control and state:
(i)    that the Change of Control Offer is being made pursuant to this Section 3.06 and that all Notes tendered will be accepted for payment;
(ii)    the Change of Control Payment Date;
(iii)    that any Note not tendered will continue to accrue interest;
(iv)    that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;
(v)    any conditions precedent to the consummation of the Change of Control Offer;
(vi)    that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;
(vii)    that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a facsimile, or electronic transmission in the form of a “pdf” on letterhead (if applicable) and signed by an authorized signer or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and
(viii)    that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000.

(f)    On the Change of Control Payment Date, the Company will, to the extent lawful: (i) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;
(ii)    deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and
(iii)    deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.
The Paying Agent will promptly mail or deliver (but in any case not later than five days after the Change of Control Payment Date) to each Holder of Notes properly tendered the Change of Control Payment to the extent it has been received for such Notes, and the Trustee, upon receipt of the Officer’s Certificate referred to in clause (iii) above, will promptly authenticate and mail or otherwise deliver (or cause to be transferred by book entry), at the Company’s expense, to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of at least $2,000 or an integral multiple of $1,000 in excess thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
(g)    Notwithstanding anything to the contrary in this Section 3.06, the Company will not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 3.06 applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, or (ii) notice of redemption has been given pursuant to Section 5.03 hereof, unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditional upon such Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.
(h)    The Company shall comply in all material respects with the requirements of Rule 14e-l under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with this Section 3.06, the Company will comply with those securities laws and regulations and will not be deemed to have breached its obligations under this Section 3.06 by virtue of any such conflict.
Section 3.07.     Reports to Holders. Whether or not the Company is then required to file reports with the Commission, the Company shall file with the Commission all such reports and other information as it would be required to file with the Commission by Section 13(a) or 15(d) under the Exchange Act if it were subject thereto within the time periods specified by the Commission’s rules and regulations for an accelerated filer (including any extension as would be permitted by Rule 12b-25 under the Exchange Act).
Section 3.08.     Additional Guarantees. (a) If the Company or any Subsidiary acquires or creates another Subsidiary that is a U.S. Subsidiary on or after the Issue Date (other than an Excluded Subsidiary), then, within 60 days of the date of such acquisition or creation, as applicable: (i) such Subsidiary must become a Guarantor and execute a supplemental indenture substantially in the form of Exhibit B hereto and the Company must deliver a written request to sign and an Officer’s Certificate to the Trustee as to the satisfaction of all conditions precedent to such execution under this Indenture, and (ii) such Subsidiary shall become a party to the Collateral Documents and shall as promptly as practicable execute and deliver such security instruments, financing statements, Mortgages, deeds of trust and certificates as may be necessary to vest in the Notes Collateral Agent a perfected second- or third-priority security interest, as the case may be, (subject to Permitted Liens) upon all its properties and assets (other than Excluded Property), in each case, as set forth in the Security Agreement as security for the notes or the Guarantees and as may be necessary to have such property or asset added to the Collateral as required under the Collateral Documents and the indenture, and thereupon all provisions of the indenture relating to the Collateral shall be deemed to relate to such properties and assets to the same extent and with the same force and effect.
Section 3.09.     [Reserved.]
Section 3.10.     Corporate Existence. Subject to Article 4, hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect:
(a)    its corporate existence, and the corporate, partnership or other existence of each of the Guarantors, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Subsidiary; and
(b)    the rights (charter and statutory), licenses and franchises of the Company and the Guarantors;
provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if the Board of Directors shall determine as evidenced by an Officer’s Certificate to the Trustee that (a) the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and (b) the loss thereof is not adverse in any material respect to the Holders of the Notes, and provided further, that this Section 3.10 does not prohibit any transaction otherwise permitted by Section 3.02 (or that does not otherwise constitute an Asset Disposition pursuant to Section 1.01) or Section 3.04.
Section 3.11.     Compliance Certificate.
(a)    The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year, an Officer’s Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Company has kept, observed, performed and fulfilled in all material respects its obligations under this Indenture, and further stating, as to the Officer signing such certificate, that to his or her knowledge the Company has kept, observed, performed and fulfilled in all material respects each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default has occurred and is continuing, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.
(b)    So long as any of the Notes are outstanding, the Company will deliver to the Trustee, within 10 Business Days upon any Officer becoming aware of the occurrence of any Default or Event of Default, an Officer’s Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.
Section 3.12.     Further Instruments and Acts. The Company will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture, including, without limitation, the filing, in a timely manner, of all necessary termination and releases with respect to any outstanding trademark registrations in favor of parties other than the Notes Collateral Agent or the Bank Agent (as defined in the Intercreditor Agreement).
Section 3.13.     Stay, Extension and Usury Laws. The Company and each of the Guarantors covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.
ARTICLE 4
SUCCESSOR COMPANY
Section 4.01.     Consolidation, Merger or Sale of Assets.
(a)    The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person (a “successor person”) unless:
(i)    The Company is the surviving corporation or the successor person (if other than the Company) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes the Company’s obligations on the Notes and under this Indenture and the Collateral Documents;
(ii)    immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or passage of time, or both, would become an Event of Default, shall have occurred and be continuing under the indenture or the Collateral Documents; and
(iii)    the Company will have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture and all conditions precedent are satisfied.
(b)    No Guarantor will consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its properties and assets to a successor person unless:
(i)    (A) the successor person is the Company or a Guarantor or a Person that becomes a Guarantor concurrently with the transaction; (B) such Guarantor is the surviving entity or the successor person is validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes such Guarantor’s obligations on its Guarantee and under the indenture and the Collateral Documents; (C) immediately after giving effect to the transaction, no Default or Event of Default, and no event which, after notice or passage of time, or both, would become an Event of Default, shall have occurred and be continuing under the indenture and the Collateral Documents; and (D) the Guarantor will have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture and all conditions precedent are satisfied; or
(ii)    the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all of the properties and assets of the Guarantor (in each case other than to the Company or a Guarantor) in a transaction not otherwise prohibited or restricted by this Indenture.

Notwithstanding the foregoing, any Subsidiary of the Company may consolidate with, merge into or transfer all or part of its properties and assets to the Company or a Guarantor.
ARTICLE 5
REDEMPTION AND PREPAYMENT
Section 5.01.     Notices to Trustee. If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 5.07, it must furnish to the Trustee, at least 30 days but not more than 60 days before a Redemption Date, an Officer’s Certificate setting forth:
(a)    the clause of this Indenture pursuant to which the redemption shall occur;
(b)    the Redemption Date;
(c)    the principal amount of Notes to be redeemed; and
(d)    the redemption price.
Any redemption referenced in such Officer’s Certificate may be cancelled by the Company at any time prior to notice of redemption being mailed or otherwise delivered to any Holder and thereafter shall be null and void.
Section 5.02.     Selection of Notes to Be Redeemed or Purchased. If less than all of the Notes are to be redeemed pursuant to Section 5.07 hereof or purchased in an Collateral Disposition Offer or an Optional Collateral Disposition Offer pursuant to Section 3.02 hereof or a Change of Control Offer pursuant to Section 3.06 hereof, the Trustee will select Notes for redemption or purchase (a) if the Notes are Global Notes, pursuant to the applicable rules of DTC and (b) if the Notes are Definitive Notes, on a pro rata basis or as required by the rules of the depositary except:
(a)    if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed;
(b)    to the extent that selection on a pro rata basis is not practicable, by lot or as required by the rules of DTC; or
(c)    if otherwise required by law.
No Notes of $2,000 or less can be redeemed in part. In the event of partial redemption, the particular Notes to be redeemed or purchased will be selected, unless otherwise provided herein, not less than 30 days nor more than 60 days prior to the redemption or purchase date by the Trustee from the outstanding Notes not previously called for redemption or purchase.
The Trustee will promptly notify the Company in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected will be in amounts of $2,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.
Section 5.03.     Notice of Redemption. At least 30 days but not more than 60 days before a Redemption Date, the Company will deliver by electronic transmission (including “pdf” on letterhead (if applicable) and signed by an authorized signer), mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles 8 or 12. The Company shall promptly provide a copy of such notice of redemption to the Trustee.
The notice will identify the Notes (including the CUSIP number) to be redeemed and will state:
(a)    the Redemption Date;
(b)    the redemption price;
(c)    if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;
(d)    the name and address of the Paying Agent;
(e)    that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;
(f)    that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;
(g)    the paragraph or sub-paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;
(h)    that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes; and
(i)    if such redemption is pursuant to Section 5.07(a), any conditions to such redemption.
At the Company’s request, the Trustee will deliver the notice of redemption in the Company’s name and at its expense; provided, however, that the Company has delivered to the Trustee, at least 35 days prior to the Redemption Date (or such shorter period as the Trustee shall agree), an Officer’s Certificate requesting that the Trustee deliver such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.
Notice of any redemption of Notes described herein, whether in connection with an Equity Offering or otherwise, may be given prior to such redemption, and any such redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering. In addition, if such redemption is subject to satisfaction of one or more conditions precedent, such notice of redemption shall describe each such condition and, if applicable, shall state that such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Company in its sole discretion) by the Redemption Date as stated in such notice. The Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person.
Section 5.04.     Effect of Notice of Redemption. Once notice of redemption is mailed or otherwise delivered in accordance with Section 5.03, Notes called for redemption become irrevocably due and payable on the Redemption Date at the redemption price unless such notice of redemption is subject to one or more conditions precedent as permitted by the last paragraph of Section 5.03, in which case such notice of redemption becomes irrevocable once the conditions set forth therein are satisfied.

Section 5.05.     Deposit of Redemption or Purchase Price. Prior to 11:00 a.m. Eastern Time on the redemption or purchase date, the Company will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued and unpaid interest, if any, on, all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption or purchase price of, and accrued and unpaid interest, if any, on, all Notes to be redeemed or purchased.
If the Company complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest to the redemption date or purchase date shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest accrued to the redemption or purchase date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 3.01 hereof.
Section 5.06.     Notes Redeemed or Purchased in Part. Upon surrender of a Note that is redeemed or purchased in part, the Company will issue and, upon receipt of a written authentication order, the Trustee will authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered; provided, that each such new Note will be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof. It is understood that, notwithstanding anything in this Indenture to the contrary, only an authentication order and not an Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate such new Note.
Section 5.07.     Optional Redemption.
(a)    Prior to March 31, 2017, the Company may, at any time and from time to time, redeem, in the aggregate up to 35% of the aggregate principal amount of the Notes originally issued under this Indenture with the net cash proceeds of one or more Equity Offerings by the Company at a redemption price (expressed as a percentage of principal amount thereof) of 107.750%, plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that:
(i)    at least 65% of the aggregate principal amount of Notes originally issued under this Indenture (excluding Notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and
(ii)    the redemption occurs within 90 days of the date of the closing of such Equity Offering or contribution.
(b)    Prior to March 31, 2017, the Company may, at any time and from time to time, also redeem all or a part of the Notes, upon not less than 30 days nor more than 60 days’ prior notice mailed by or on behalf of the Company (or to the extent permitted or required by applicable DTC procedures or regulations with respect to Global Notes sent electronically) by first-class mail to each Holder’s registered address or otherwise delivered in accordance with the procedures of DTC, at a redemption price equal to the sum of (i) 100.000% of the principal amount of Notes redeemed and (ii) the Applicable Premium as of, and accrued and unpaid interest to, but excluding, Redemption Date, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

(c)    Except pursuant to (a) or (b), the Notes shall not be redeemable at the Company’s option prior to March 31, 2017.
(d)    On or after March 31, 2017, the Company may on one or more occasions redeem all or a part of the Notes upon not less than 30 days nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the Notes redeemed, to, but excluding, the applicable Redemption Date, if redeemed during the twelve-month period beginning on March 31 of the years indicated below, subject to the rights of Holders of Notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2017	103.875%
2018	101.938%
2019 and thereafter	100.000%

(e)    Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable Redemption Date.
(f)    Any redemption pursuant to this Section 5.07 shall be made pursuant to the provisions of Sections 5.01 through 5.06.
Section 5.08.     Mandatory Redemption. Except to the extent the Company may be required to offer to purchase the Notes pursuant to Section 3.02 and Section 3.06, the Company is not required to make mandatory repurchase, redemption or sinking fund payments with respect to the Notes. However, the Company may at any time and from time to time purchase Notes in the open market or otherwise.
ARTICLE 6
DEFAULTS AND REMEDIES
Section 6.01.     Events of Default. Each of the following is an “Event of Default”:
(a)    a default in the payment of any interest on the Notes, when such payment becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of the payment is deposited by the Company with the Trustee or with the Paying Agent prior to the expiration of such period of 30 days);
(b)    default in the payment of principal or premium on the Notes when such payment becomes due and payable;
(c)    subject to clause (d), a default in the performance or breach of any other covenant or warranty by the Company in this Indenture or the Collateral Documents, which default continues uncured for a period of 60 days after written notice thereof has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25 percent in principal amount of the Notes, as provided in this Indenture;
(d)    any Guarantee of a Guarantor that is a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of this Indenture and the Guarantees) or is declared null and void in a judicial proceeding or any Guarantor that is a Significant Subsidiary denies or disaffirms its obligations under this Indenture;
(e)    with respect to any Collateral having a fair market value in excess of $75.0 million, individually or in the aggregate, (A) the failure of the security interest with respect to such Collateral under the Collateral Documents, at any time, to be in full force and effect for any reason other than in accordance with their terms and the terms of this Indenture and other than the satisfaction in full of all obligations under this Indenture and discharge of this Indenture if such Default continues for 60 days, (B) the declaration that the security interest with respect to such Collateral created under the Collateral Documents or under this Indenture is invalid or unenforceable, if such Default continues for 60 days or (C) the assertion by the Company or any Guarantor, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable;
(f)    there occurs a default under any Debt of the Company or any of its Significant Subsidiaries (or the payment of which is guaranteed by the Company or any of the Guarantors), whether such Debt or guarantee now exists, or is created after the Issue Date, other than with respect to the Canadian Existing Indebtedness, if that default:
(i)    is caused by a failure to pay any such Debt at its final Stated Maturity (after giving effect to any applicable grace period) (a “Payment Default”); or
(ii)    results in the acceleration of such Debt prior to its final Stated Maturity, and, in either case, the aggregate principal amount of any such Indebtedness, together with the aggregate principal amount of any other such Debt under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $75.0 million or more;
(g)    failure by the Company or any of its Significant Subsidiaries to pay final and non-appealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $75.0 million (net of any amount covered by insurance issued by a national insurance company that has not contested coverage), which judgments are not paid, discharged or stayed for a period of 60 days, other than the Arbitration Award or any judgment related to the Arbitration Award;
(h)    the Company or any Guarantor pursuant to or within the meaning of Bankruptcy Law:
(i)    commences a voluntary case,
(ii)    consents to the entry of an order for relief against it in an involuntary case,
(iii)    consents to the appointment of a custodian of it or for all or substantially all of its property,
(iv)    makes a general assignment for the benefit of its creditors, or
(v)    generally is not paying its debts as they become due; or
(i)    a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
(i)    is for relief against the Company or any Guarantor in an involuntary case;
(ii)    appoints a custodian of the Company or any Guarantor or for all or substantially all of the property of the Company or any of Guarantor; or
(iii)    orders the liquidation of the Company or any Guarantor; and the order or decree remains unstayed and in effect for 60 consecutive days.

Section 6.02.     Acceleration. In the case of an Event of Default specified in clauses (h) or (i) of Section 6.01, with respect to the Company or any Guarantor, all outstanding Notes will become due and payable immediately without further action or notice.
If an Event of Default (other than an Event of Default described in clause (h) or (i) of Section 6.01) occurs and is continuing, the Trustee by written notice to the Company, or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes by written notice to the Company and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all such Notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest shall be due and payable immediately.
Section 6.03.     Other Remedies. If an Event of Default occurs and is continuing, the Trustee may, but shall not be obligated to, pursue any available remedy by proceeding at law or in equity to collect the payment of principal of (or premium, if any) or interest on the Notes or to enforce the performance of any provision of the Notes, this Indenture, the Guarantees or the Collateral Documents.
The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative to the extent provided by law, provided, that once all amounts due to Holders under this Indenture and the Notes, including, without limitation, principal, premium and interest, shall have been paid, there shall be no duplication of any recovery provided by such remedies.
Section 6.04.     Waiver of Past Defaults. Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of the Holders of all of the Notes, (a) waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium or interest on, the Notes and (b) rescind an acceleration and its consequences. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.
Section 6.05.     Control by Majority. The Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that it determines conflicts with law or this Indenture, the Notes, the Guarantees, the Collateral Documents or, subject to Sections 7.01 and 7.02 that the Trustee determines is unduly prejudicial to the rights of other Holders or would involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction.
The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium.
Subject to the provisions of this Indenture relating to the duties of the Trustee or the Notes Collateral Agent, in case an Event of Default occurs and is continuing, the Trustee or the Notes Collateral Agent will be under no obligation to exercise any of the rights or powers under this Indenture, the Notes, the Guarantees and the Collateral Documents, at the request or direction of any Holders of Notes unless such Holders have offered to the Trustee or the Notes Collateral Agent indemnity or security satisfactory to it against any loss, liability or expense.

Section 6.06.     Limitation on Suits. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:
(a)    such Holder has previously given the Trustee written notice that an Event of Default is continuing;
(b)    Holders of at least 25% in aggregate principal amount of the then outstanding Notes have requested the Trustee in writing to pursue the remedy;
(c)    such Holders have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense;
(d)    the Trustee has not complied with such request within 60 days after the receipt of the written request and the offer of security or indemnity; and
(e)    Holders of a majority in aggregate principal amount of the then outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.
Section 6.07.     Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture (including, without limitation, Section 6.06(a)), the right of any Holder to receive payment of principal of, premium (if any) or interest on the Notes held by such Holder, on or after the respective due dates expressed or provided for in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder; provided that a Holder shall not have the right to institute any such suit for the enforcement of payment if and to the extent that the institution or prosecution thereof or the entry of judgment therein would, under applicable law, result in the surrender, impairment, waiver or loss of the lien of this Indenture under any property subject to such Lien.
Section 6.08.     Collection Suit by Trustee. If an Event of Default specified in Section 6.06(a) or (b) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium and interest remaining unpaid on, the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents, accountants, experts and counsel.
Section 6.09.     Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents, accountants, experts and counsel) and the Holders allowed in any judicial proceedings relative to the Company, its Subsidiaries or its or their respective creditors or properties and, unless prohibited by law or applicable regulations, may be entitled and empowered to participate as a member of any official committee of creditors appointed in such matter and may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents, accountants, experts and its counsel, and any other amounts due the Trustee under Section 7.07.
No provision of this Indenture shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.
Section 6.10.     Priorities.
(a)    If the Trustee collects any money or property pursuant to this Article 6, or pursuant to the foreclosure or other remedial provisions contained in the Collateral Documents (including any money or property deposited into the Collateral Account in connection therewith), it shall pay out the money or proceeds of property in the following order:
FIRST: to the Trustee and the Notes Collateral Agent, for amounts due to it pursuant to Section 7.07 and Section 7.13;
SECOND: to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and
THIRD: to the Company or to such party as a court of competent jurisdiction shall direct.
(b)    The Company shall fix the record date and payment date for any payment to Holders pursuant to this Section and provide written notice to the Trustee of such dates.
Section 6.11.     Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by the Company, a suit by a Holder pursuant to Section 6.07 or a suit by Holders of more than 10% in outstanding principal amount of the Notes.
ARTICLE 7
TRUSTEE
Section 7.01.     Duties of Trustee.
(a)    If an Event of Default, of which a Trust Officer of the Trustee has received written notice from the Company, has occurred and is continuing, the Trustee or the Notes Collateral Agent shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs; provided that the Trustee and the Notes Collateral Agent will be under no obligation to exercise any of the rights or powers under this Indenture, the Notes, the Guarantees or the Collateral Documents at the request or direction of any of the Holders unless such Holders have offered the Trustee or the Notes Collateral Agent, respectively, indemnity or security reasonably satisfactory to each of them against loss, liability or expense.
(b)    Except during the continuance of an Event of Default:
(i)    the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and
(ii)    in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates, opinions or orders furnished to the Trustee and conforming to the requirements of this Indenture, the Notes, the Guarantees or the Collateral Documents, as applicable. However, in the case of any such certificates or opinions which by any provisions hereof or thereof are specifically required to be furnished to the Trustee, the Trustee shall examine such certificates and opinions to determine whether or not they conform on their face to the requirements of this Indenture, the Notes, the Guarantees or the Collateral Documents, as the case may be (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).
(c)    The Trustee may not be relieved from liability for its own grossly negligent action, its own grossly negligent failure to act or its own bad faith or willful misconduct, except that:
(i)    this Section 7.01(c) does not limit the effect of Section 7.01(b);
(ii)    the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer of the Trustee unless it is found by a final, non-appealable judgment of a court of competent jurisdiction that the Trustee was grossly negligent in ascertaining the pertinent facts;
(iii)    the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05, and
(iv)    no provision of this Indenture, the Notes, the Guarantees or the Collateral Documents shall require the Trustee to expend or risk its own funds or otherwise incur any liability (financial or otherwise) in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers, and the Trustee may refuse to perform any duty or exercise any right or power if it reasonably believes that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.
(d)    Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to all of the clauses of this Section.
(e)    The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company.
(f)    Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law, this Indenture, the Notes, the Collateral Documents, or by Section 11.08.
(g)    Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section.
(h)    Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by one Officer of the Company.
(i)    Except as otherwise specifically provided in this Indenture or the Collateral Documents, the Trustee shall have no obligation to monitor or verify compliance by the Company or any Guarantor with any other obligation or covenant under such documents.
(j)    The Trustee shall be under no obligation to the Holders to ascertain or to inquire as to the observance or performance of any of the agreements contained in, statements made in, or conditions of any of the Collateral or Collateral Documents or to inspect the property (including the books and records) of the Company.
(k)    The Trustee shall have no duty (i) to cause the maintenance of any insurance, (ii) with respect to the payment or discharge of any tax, charge or Lien levied against any part of the Collateral or

(iii) except as otherwise specifically provided in Article 11 and the Security Agreement, with respect to the filing or refiling of any Collateral Document.
(l)    The Trustee shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens upon any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part.
Section 7.02.     Rights of Trustee. Subject to Section 7.01:
(a)    The Trustee may conclusively rely, as to the truth of statements and the correctness of the opinions expressed therein, on and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, or other paper or document (whether in its original or facsimile form) believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact, matter or opinion stated in such document. However, the Trustee, in its discretion, may make such further inquiry or investigation into such facts, matters and opinions as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney at the sole cost of the Company, at a reasonable time and in a reasonable manner, and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation. The Trustee shall receive and retain financial reports and statements of the Company as provided herein, but shall have no duty whatsoever with respect to the contents thereof, including no duty to review or analyze such reports or statements to determine compliance with covenants or other obligations of the Company.
(b)    Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate and/or an Opinion of Counsel. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel.
(c)    The Trustee may act through its attorneys, custodians, nominees and agents and shall not be responsible for the misconduct or negligence of any attorney, custodian, nominee or agent appointed with due care.
(d)    Subject to Section 7.01(c), the Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers conferred on it by this Indenture or the Intercreditor Agreements.
(e)    The Trustee may consult with counsel of its selection, and the advice or opinion of counsel with respect to legal matters relating to this Indenture, the Notes, the Guarantees or the Collateral Documents shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder or under the Notes, the Guarantees, or the Collateral Documents in good faith and in accordance with the advice or opinion of such counsel.
(f)    Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.
(g)    The Trustee shall not be deemed to have notice of any Default or Event of Default or whether any entity or group of entities constitutes a Significant Subsidiary or whether any other event or action has occurred unless written notice of (1) any event which is in fact such a Default or Event of Default or (2) of any such Significant Subsidiary or (3) of any other event or action is received by a Trust Officer of the Trustee at the Corporate Trust Office of the Trustee, and such notice describing the Default or Event of Default, Significant Subsidiaries, or other event or action references the Notes and this Indenture and details the nature of such Default or Event of Default. Delivery of reports to the Trustee pursuant to (a) shall not constitute notice to the Trustee of the information contained therein.

(h)    The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to each agent, custodian and other Person employed to act hereunder.
(i)    The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture, the Notes, the Guarantees or the Collateral Documents at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture, unless such Holders shall have offered to the Trustee security or indemnity reasonably satisfactory to it against the losses, costs, expenses and liabilities which may be incurred by it in compliance with such request or direction.
(j)    The Trustee shall not be deemed to have knowledge of any fact or matter unless a Trust Officer of the Trustee has received written notice of such fact at the Corporate Trust Office.
(k)    Whenever in the administration of or in connection with this Indenture, the Notes, the Guarantees or the Collateral Documents, the Company is required to provide an Officer’s Certificate, the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder or thereunder, the Trustee (unless other evidence be herein specifically prescribed) may, as the case may be, request and in the absence of bad faith or willful misconduct on its part, rely upon such Officer’s Certificate.
(l)    In no event shall the Trustee be responsible or liable for any special, indirect, punitive, incidental, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit), irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.
(m)    The Trustee may request that the Company and any Guarantor deliver an Officer’s Certificate setting forth the names of the individuals and titles of Officers (with specimen signatures) authorized at such times to take specific actions pursuant to this Indenture or the Intercreditor Agreements, which Officer’s Certificate may be signed by any person specified as so authorized in any certificate previously delivered and not superseded.
(n)    If any party fails to deliver a notice relating to an event the fact of which, pursuant to this Indenture, requires notice to be sent to the Trustee, the Trustee may conclusively rely on its failure to receive such notice as reason to assume no such event occurred.
(o)    The Trustee shall not be bound to make any investigation into (i) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any Collateral Documents, (ii) the occurrence of any default, or the validity, enforceability, effectiveness or genuineness of this Indenture, any Collateral Documents, or any other agreement, instrument or document, (iii) the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (iv) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in any Collateral Documents, other than to confirm receipt of items expressly required to be delivered to the Trustee.
(p)    No provision of this Indenture, the Notes or the Collateral Documents shall require the Trustee to give any bond or surety or to expend or risk its own funds or otherwise incur any liability (financial or otherwise) in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers, and the Trustee may refuse to perform any duty or exercise any right or power if it reasonably believes that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.
(q)    In the event that the Trustee (in such capacity or in any other capacity hereunder or under any Collateral Document) is unable to decide between alternative courses of action permitted or required by the terms of this Indenture or any Collateral Document, or in the event that the Trustee is unsure as to the application of any provision of this Indenture or any Collateral Document, or believes any such provision is ambiguous as to its application, or is, or appears to be, in conflict with any other application provision, or in the event that this Indenture or any Collateral Document permits any determination by or the exercise of discretion on the part of the Trustee or is silent or is incomplete as to the course of action that the Trustee is required to take with respect to a particular set of facts, the Trustee shall promptly give notice (in such form as shall be appropriate under the circumstances) to the Holders requesting instruction as to the course of action to be adopted, and to the extent the Trustee acts in good faith in accordance with any written instructions received from a majority in aggregate principal amount of the then outstanding Notes, the Trustee shall not be liable on account of such action to any Person. If the Trustee shall not have received appropriate instruction within 10 days of such notice (or such shorter period as reasonably may be specified in such notice or as may be necessary under the circumstances) it may, but shall be under no duty to, take or refrain from taking such action as it shall deem to be in the best interests of the Holders and the Trustee shall have no liability to any Person for such action or inaction.
(r)    The Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with any direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes permitted to be given by them under this Indenture.
(s)    The permissive rights of the Trustee to do things enumerated in this Indenture shall not be construed as a duty to take such action.
(t)    The rights, privileges, protections, immunities and benefits (except for as mentioned in Section 11.09(c)) given to U.S. Bank National Association, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, U.S. Bank National Association in each of its capacities hereunder, and to each agent, custodian and other Person employed to act hereunder (except for as mentioned in Section 11.09(c)).
(u)    Neither the Trustee nor the Notes Collateral Agent shall have an obligation to invest and reinvest any cash held in the absence of timely and specific written investment direction from the Company. In the absence of written investment direction from the Company, all cash received by the Trustee or the Notes Collateral Agent from the Company shall be placed in a non-interest bearing deposit account. In no event shall the Trustee or the Notes Collateral Agent be liable for the selection of investments or for investment losses incurred thereon.
Neither Trustee nor the Notes Collateral Agent shall have any liability in respect of losses incurred as a result of the liquidation of any investment prior to its stated maturity or the failure of the Company to provide timely written investment direction.
Section 7.03.     Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company, Guarantors or their Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar, co-registrar, co-paying agent, or Notes Priority Agent may do the same with like rights. However, the Trustee must comply with Sections 7.10 and 7.12. In addition, the Trustee shall be permitted to engage in transactions with the Company; provided, however, that if the Trustee acquires any conflicting interest (as defined in the TIA), the Trustee must (a) eliminate such conflict within 90 days of acquiring such conflicting interest, (b) apply to the Commission for permission to continue acting as Trustee (if the Indenture has been qualified under the TIA) or (c) resign.
Section 7.04.     Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Guarantees, the Collateral Documents, or the Notes, shall not be accountable for the Company’s use of the proceeds from the sale of the Notes, shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee or any money paid to the Company or upon the Company’s direction pursuant to the terms of this Indenture and shall not be responsible for any statement of the Company in this Indenture or in any document issued in connection with the sale of the Notes (including without limitation any preliminary or final offering circular) or in the Notes other than the Trustee’s certificate of authentication.
Section 7.05.     Notice of Defaults. If a Default or Event of Default occurs and is continuing and if a Trust Officer of the Trustee receives written notice of such event addressed to its address set forth in Section 13.02, from the Company or a Guarantor, the Trustee shall, at the Company’s expense, mail by first-class mail to each Holder at the address set forth in the Notes Register, or otherwise deliver in accordance with the procedures of DTC, notice of the Default or Event of Default within 90 days after it receives notice. Except in the case of a Default or Event of Default in payment of principal of, premium (if any), or interest on any Note (including payments pursuant to the optional redemption or required repurchase provisions of such Note), the Trustee may withhold the notice if and so long as the Trustee in good faith determines that withholding the notice is in the interests of the Holders.
Section 7.06.     Reports by Trustee to Holders. Within 60 days after each December 15 beginning December 15, 2015, the Trustee shall mail to each Holder a brief report dated as of such December 15 that complies with TIA § 313(a) if and to the extent required thereby (but if no event described in such Section has occurred within the 12 months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA § 313(b) and TIA § 313(c).
A copy of each report at the time of its mailing to Holders shall be mailed by the Trustee to the Company. The Company agrees to notify promptly the Trustee in writing whenever the Notes become listed on any stock exchange and of any delisting thereof and the Trustee shall comply with TIA § 313(d).
Section 7.07.     Compensation and Indemnity. The Company and Guarantors shall pay to the Trustee from time to time compensation for its acceptance of this Indenture and its services hereunder and under the Notes, the Guarantees and the Collateral Documents, as the Company and the Trustee shall from time to time agree in writing. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company and Guarantors shall, in addition to the compensation for their services, reimburse the Trustee promptly upon request for all reasonable out-of-pocket expenses incurred or made by it, including, but not limited to, costs of collection, costs of preparing reports, certificates and other documents, costs of preparation and mailing or other delivery of notices to Holders. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants, custodians, nominees and experts. The Company and Guarantors shall jointly and severally indemnify, defend and hold harmless the Trustee, its directors, officers, employees and agents against any and all loss, liability, damages, claims or expense (including reasonable attorneys’ fees and expenses) incurred by it without willful misconduct, gross negligence or bad faith on its part in connection with the administration of this trust and the performance of its duties hereunder and under the Notes, the Guarantees and the Collateral Documents, including the costs and expenses of enforcing this Indenture (including this Section 7.07, the Notes, the Guarantees and the Collateral Documents of defending itself against any claims (whether asserted by any Holder, the Company, any Holder of First Lien Note Obligations, or otherwise). The Trustee shall notify the Company promptly of any claim for which it may seek indemnity of which it has received written notice. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Company and Guarantors shall defend the claim and the Trustee shall cooperate at the Company’s expense in the defense. The Trustee may have separate counsel and the Company and Guarantors shall pay the reasonable fees and expenses of such counsel; provided, that neither the Company nor any Guarantor need pay for any such settlement made without its consent (such consent not to be unreasonably withheld, conditioned or delayed). This indemnification shall apply to officers, directors, employees, shareholders, and agents of the Trustee.
To secure the Company’s and Guarantors’ payment obligations in this Section 7.07, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes. Such lien shall survive the satisfaction and discharge of this Indenture (including any termination or rejection hereof under any Bankruptcy Law), final payment in full of the Notes, or the resignation or removal of the Trustee. The Trustee’s right to receive payment of any amounts due under this Section 7.07 shall not be subordinate to any other liability or Indebtedness of the Company or Guarantors.
The Company’s and Guarantors payment obligations pursuant to this Section shall survive the satisfaction and discharge of this Indenture (including any termination or rejection hereof under any Bankruptcy Law), final payment in full of the Notes and the resignation or removal of the Trustee. Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee incurs expenses or renders services after the occurrence of a Default specified in clause (h) or clause (i) of Section 6.01, the expenses and compensation for services (including the reasonable fees and expenses of its agents, accountants, experts and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.
Section 7.08.     Replacement of Trustee. The Trustee may resign at any time and be discharged from the trust hereby created by so notifying the Company in writing. The Holders of a majority in aggregate principal amount of the Notes may remove the Trustee by so notifying the removed Trustee and the Company in writing and may appoint a successor Trustee with the Company’s written consent, which consent will not be unreasonably withheld. The Company shall remove the Trustee if:
(a)    the Trustee fails to comply with Section 7.10;
(b)    the Trustee is adjudged bankrupt or insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;
(c)    a receiver, custodian or other public officer takes charge of the Trustee or its property; or
(d)    the Trustee otherwise becomes incapable of acting.
If the Trustee resigns or is removed by the Company or by the Holders of a majority in aggregate principal amount of the Notes (the Trustee in such event being referred to herein as the retiring Trustee) and such Holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of the Trustee for any reason, the Company shall promptly appoint a successor Trustee.
A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a written notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided all sums owing to the Trustee hereunder have been paid and subject to the lien provided for in Section 7.07.
If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of at least 10% in aggregate principal amount of the Notes may petition, at the Company’s expense, any court of competent jurisdiction for the appointment of a successor Trustee.
If the Trustee fails to comply with Section 7.10, unless the Trustee’s duty to resign is stayed as provided in TIA § 310(b), any Holder, who has been a bona fide Holder of a Note for at least six months, may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.
Notwithstanding the replacement of the Trustee pursuant to this Section 7.08 the Company’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

Section 7.09.     Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.
In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; provided that the right to adopt the certificate of authentication of any predecessor Trustee or authenticate Notes in the name of any predecessor Trustee shall only apply to its successor or successors by merger, consolidation or conversion.
Section 7.10.     Eligibility; Disqualification. This Indenture shall always have a Trustee that satisfies the requirements of TIA § 310(a)(1), (2) and (5) in every respect. The Trustee shall have a combined capital and surplus of at least $100 million as set forth in its most recent published annual report of condition. The Trustee shall comply with TIA § 310(b); provided, however, that there shall be excluded from the operation of TIA § 310(b)(1) any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Company are outstanding if the requirements for such exclusion set forth in TIA § 310(b)(1) are met.
Section 7.11.     Collateral Documents. By their acceptance of the Notes, the Holders hereby authorize and direct the Trustee and the Notes Collateral Agent, as the case may be, to execute and deliver the Collateral Documents to which the Trustee or the Notes Collateral Agent, as applicable, is named as a party, including any Collateral Documents executed after the Issue Date. It is hereby expressly acknowledged and agreed that, in doing so, the Trustee and the Notes Collateral Agent are not responsible for the terms or contents of such agreements, for the validity or enforceability thereof, or the sufficiency thereof for any purpose. Whether or not so expressly stated therein, in entering into, or taking or forbearing from any action under or pursuant to the Collateral Documents, the Trustee and the Notes Collateral Agent each shall have all of the rights, immunities, indemnities and other protections granted to it under this Indenture and the Collateral Documents (in addition to those that may be granted to it under the terms of any other agreement or agreements).
Section 7.12.     Preferential Collection of Claims Against the Company. The Trustee shall comply with TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311 (a) to the extent indicated therein.
Section 7.13.     Trustee and Notes Collateral Agent in Other Capacities. References in this Indenture to the Trustee or the Notes Collateral Agent in any provision of this Indenture shall be understood to include the Trustee or Notes Collateral Agent acting in its other capacities under this Indenture and the Collateral Documents, including acting in its capacity as Trustee, Notes Priority Agent, Notes Collateral Agent, Registrar and Paying Agent. Without limiting the foregoing, and for the avoidance of doubt, such references shall be read to apply to the Collateral Documents, with the necessary modifications, in addition to this Indenture. Whether the reference in any provision of this Indenture is to either or both of the Trustee and the Notes Collateral Agent, the compensation, indemnities, immunities and exculpatory provisions contained in this Indenture shall apply to and benefit each and both of them, in whatever capacity it is acting, and whether it is acting under this Indenture, the other Second Lien Notes Documents or the Collateral Documents.
Section 7.14.     USA Patriot Act. The Company acknowledges that, to help the government fight the funding of terrorism and money laundering activities, Federal law requires that Trustee, like all financial institutions, obtain, verify and record information that identifies each person who establishes a relationship or opens an account with Trustee. The Company agrees that it will provide the Trustee with such information and documentation it may reasonably request to verify the Company’s formation and existence as a legal entity. The Company also agrees that it will provide the Trustee with such financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the Company as the Trustee may reasonably request to satisfy the requirements of Federal law.
Section 7.15.     Calculations in Respect of the Notes. The Company shall be responsible for making calculations called for under the Notes, including, without limitation, determination of premiums, Additional Notes, original issue discount, conversion rates and adjustments, if any. The Company shall make the calculations in good faith and, absent manifest error, its calculations shall be final and binding on the Holders of the Notes. The Company shall provide a schedule of its calculations to the Trustee when applicable, and the Trustee shall be entitled to conclusively rely on the accuracy of the Company’s calculations without independent verification.
Section 7.16.     Brokerage Confirmations. The Company acknowledges that regulations of the Comptroller of the Currency grant the Company the right to receive brokerage confirmations of the security transactions as they occur. To the extent contemplated by law, the Company specifically waives any such notification relating to any securities transactions contemplated herein; provided, however, that Trustee shall send to the Company periodic cash transaction statements that describe all investment transactions.
ARTICLE 8
LEGAL DEFEASANCE AND COVENANT DEFEASANCE
Section 8.01.     Option to Effect Legal Defeasance or Covenant Defeasance: Defeasance. The Company may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officer’s Certificate delivered to the Trustee, elect to have either Section 8.02 or Section 8.03 be applied to all outstanding Notes and Guarantees upon compliance with the conditions set forth below in this Article 8.
Section 8.02.     Legal Defeasance and Discharge. Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.02 the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Guarantees), this Indenture and the Collateral Documents on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in clauses (a) and (b) below, and to have satisfied all of their other obligations under such Notes, the Guarantees, this Indenture and the Collateral Documents (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:
(a)    the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium on, such Notes when such payments are due from the trust referred to in Section 8.04;
(b)    the Company’s obligations with respect to such Notes under Article 2;
(c)    the rights, powers, trusts, duties and immunities of the Trustee, Paying Agent and Registrar hereunder and the Company’s and the Guarantors’ obligations in connection therewith; and

(d)    this Section 8.02.
Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03.
Section 8.03.     Covenant Defeasance. Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.03 the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04, be released from each of their obligations under the covenants contained in Sections 3.02, 3.03, 3.04, 3.06, 3.05 and 3.07 with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Guarantees, the Company and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01, but, except as specified above, the remainder of this Indenture and such Notes and Guarantees will be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.03 subject to the satisfaction of the conditions set forth in Section 8.04, Sections 6.01(c) through 6.01(g) will not constitute Events of Default.
Section 8.04.     Conditions to Legal or Covenant Defeasance. In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or Section 8.03:
(a)    the Company shall have deposited or caused to be irrevocably deposited with the Trustee, in trust, money and/or U.S. Government Obligations that, through the payment of interest and principal in accordance with their terms, will provide not later than one day before the due date of any payment of money, an amount in cash, sufficient, in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of Notes on the Stated Maturity of those payments in accordance with the terms of this Indenture and the Notes;
(b)    such deposit will not result in a breach or violation of, or constitute a default under this Indenture, the Intercreditor Agreements or any other material agreement to which the Company or the Guarantors bound;
(c)    in the case of an election under Section 8.02, the Company must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel reasonably acceptable to the Trustee confirming that (i) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (ii) since the date of this Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the beneficial owners of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
(d)    in the case of an election under Section 8.03 hereof, the Company must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the beneficial owners of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
(e)    the Company must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and
(f)    the Company must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.
Section 8.05.     Deposited Money and U.S. Government Obligations to be Held in Trust: Other Miscellaneous Provisions. Subject to Section 8.06, all money and non-callable U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.
The Company will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable U.S. Government Obligations deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.
Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Company from time to time upon the request of the Company any money or non-callable U.S. Government Obligations held by it as provided in Section 8.04 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.
Section 8.06.     Repayment to the Company. Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on, any Note and remaining unclaimed for two years after such principal, premium or interest has become due and payable shall be paid to the Company on its request unless an abandoned property law designates another Person or (if then held by the Company) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Company for payment thereof unless an abandoned property law designates another Person, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.
Section 8.07.     Reinstatement. If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable U.S. Government Obligations in accordance with Section 8.02 or Section 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under this Indenture, the Notes, and the Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or Section 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or Section 8.03, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, if any, or interest on, any Note following the reinstatement of its obligations, the Company will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.
ARTICLE 9
AMENDMENTS
Section 9.01.     Without Consent of Holders. Notwithstanding Section 9.02, the Company, the Guarantors (with respect to the Guarantees) and the Trustee may amend or supplement this Indenture, the Notes, the Guarantees and the Collateral Documents, without the consent of any Holder (except that no existing Guarantor need execute a supplemental indenture pursuant to clause (h) below):
(a)    to cure any ambiguity, defect or inconsistency;
(b)    to provide for uncertificated Notes in addition to or in place of certificated Notes;
(c)    to provide for the assumption of the Company’s or a Guarantor’s obligations to Holders of Notes and Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets, as applicable;
(d)    to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights hereunder or under the Notes, the Guarantees and the Collateral Documents of any such Holder;
(e)    [Reserved];
(f)    to conform the text of this Indenture, the Guarantees, the Notes or the Collateral Documents to any provision of the “Description of the New Second Lien Notes” section of the Offering Memorandum, to the extent that such provision in the “Description of the New Second Lien Notes” section was intended to be a verbatim recitation of a provision of this Indenture, the Notes, the Guarantees or the Collateral Documents, as provided to the Trustee in an Officer’s Certificate;
(g)    to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture as of the date hereof;
(h)    to allow any Guarantor to execute a supplemental indenture substantially in the form of Exhibit B hereto and/or a Guarantee with respect to the Notes;
(i)    to add any additional obligors under this Indenture, the Notes or the Guarantees;
(j)    to secure any Additional First Lien Indebtedness or Pari Passu Lien Indebtedness permitted to be incurred under this Indenture pursuant to the Collateral Documents and to appropriately include the same in the Intercreditor Agreements;
(k)    to add additional Collateral to secure the Notes;
(l)    to comply with the provisions under Section 4.01; and
(m)    to evidence and provide for the acceptance of an appointment by a successor Trustee.
Subject to Section 9.02, upon the written request of the Company accompanied by a Board Resolution authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 7.02, the Trustee will join with the Company and the

Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental indenture.
After an amendment or supplement under this Section becomes effective, the Company shall mail to Holders a notice briefly describing such amendment or supplement. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment or supplement under this Section 9.01.
The Trustee shall be entitled to receive an Officer’s Certificate and an Opinion of Counsel (other than with respect to a supplemental indenture to add a Guarantor) confirming that all conditions precedent are satisfied with respect to any supplemental indenture and that such supplemental indenture is authorized or permitted.
Section 9.02.     With Consent of Holders. Except as provided below in this Section 9.02, the Company and the Trustee may amend or supplement this Indenture, the Notes, the Guarantees and the Collateral Documents with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07, any existing Default or Event of Default or compliance with any provision of this Indenture, the Notes, the Guarantees or the Collateral Documents may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Section 2.11 shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.02.
Upon the request of the Company accompanied by a Board Resolution authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02, the Trustee will join with the Company and the Guarantors in the execution of such amended or supplemental indenture, except that the Trustee need not execute such amended or supplemental indenture if the Trustee reasonably believes that such amended or supplemental indenture adversely affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise.
Without the consent of each Holder of Notes affected, an amendment, supplement or waiver may not (with respect to Notes held by a non-consenting Holder):
(1)    reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;
(2)    reduce the rate of or change the time for payment of interest, including default interest, on any Note;
(3)    reduce the principal or change the stated maturity date of any note or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any Note;
(4)    waive a Default or Event of Default in the payment of principal of, or interest or premium on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(5)    make the principal of or interest on any Note payable in currency other than that stated in the Notes;
(6)    make any change to the right of Holders of Notes to receive payment of the principal of and interest on the Notes or in Section 6.04 or Section 6.07:
(7)    waive a redemption payment, provided that it is made of the option of the Company, with respect to any Note; or
(8)    release any Guarantor from any of its obligations under its Guarantee or this Indenture, except in accordance with the terms of this Indenture; or
(9)    make any change in the preceding amendment and waiver provisions of this paragraph.
In addition, without the consent of Holders of 75% in aggregate principal amount of Notes then outstanding, an amendment, supplement or waiver may not:
(1)    modify any Collateral Document or the provisions in this Indenture dealing with Collateral Documents or application of trust moneys in any manner, taken as a whole, materially adverse to the Holders as determined by the Company acting in good faith or otherwise release any Collateral other than in accordance with this Indenture and the Collateral Documents; or
(2)    modify the Intercreditor Agreements in any manner adverse to the Holders in any material respect other than in accordance with the terms of this Indenture and the Collateral Documents.
It shall not be necessary for the consent of the Holders under this Section to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof. A consent to any amendment, supplement or waiver under this Indenture by any Holder of the Notes given in connection with a tender or exchange of such Holder’s Notes will not be rendered invalid by such tender or exchange.
After an amendment or supplement under this Section becomes effective, the Company shall mail to Holders a notice briefly describing such amendment or supplement. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment or supplement under this Section 9.02.
Section 9.03.     Reserved.
Section 9.04.     Revocation and Effect of Consents and Waivers.
(a)    Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation at the Corporate Trust Office provided in Section 13.02 before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.
(b)    The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding anything herein to the contrary, those Persons, who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.
Section 9.05.     Notation on or Exchange of Notes. The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an authentication order, authenticate new Notes that reflect the amendment, supplement or waiver.
Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.
Section 9.06.     Trustee to Sign Amendments.
The Trustee will sign any amended or supplemental indenture or amendment to a Collateral Document, except that the Trustee need not execute such amended or supplemental indenture or such amendment if the Trustee reasonably believes that such amended or supplemental indenture or such amendment adversely affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise. The Company may not sign an amended or supplemental indenture or such amendment until the Board of Directors of the Company approves it. In executing any amended or supplemental indenture or amendment to a Collateral Document, the Trustee will be entitled to receive and (subject to Section 7.01 and Section 7.02) will be fully protected in relying upon, in addition to the documents required by Section 13.04, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture or such amendment is authorized or permitted by this Indenture and that all conditions precedent are satisfied with respect to any such amended or supplemental indenture or such amendment.
ARTICLE 10
GUARANTEE
Section 10.01.     Guarantee. (a) Subject to the provisions of this Article 10, each Guarantor hereby fully, unconditionally and irrevocably guarantees, on a senior secured basis (except to the extent its assets are Excluded Property), as primary obligor and not merely as surety, jointly and severally with each other Guarantor, to each Holder of the Notes, to the extent lawful, and the Trustee the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest on the Notes, expenses, indemnification or otherwise and all other Obligations and liabilities of the Company under this Indenture (including without limitation interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding), relating to the Company or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and the obligations under Section 7.07), the Notes and the Collateral Documents (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”).
(b)    Each Guarantee will be secured on a junior-priority basis by the Notes Collateral, subject to Permitted Liens, owned by such Guarantor and on a junior-priority basis by the ABL Collateral owned by such Guarantor. Such Guarantors will also agree to pay any and all costs and expenses (including reasonable counsel fees and expenses) incurred by the Trustee, the Notes Collateral Agent or the Holders in enforcing any rights under the Guarantees.
(c)    Each Guarantor agrees (to the extent permitted by law) that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound under this Article 10 notwithstanding any extension or renewal of any Guaranteed Obligation.

(d)    To the fullest extent permitted by law, each Guarantor waives presentation to, demand of payment from and protest to the Company of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. To the fullest extent permitted by law, each Guarantor waives notice of any default under the Notes or the Guaranteed Obligations.
(e)    Each Guarantor further agrees that its Guarantee constitutes a guarantee of payment when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Guaranteed Obligations.
(f)    Except as set forth in Section 10.02, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment or performance of the Guaranteed Obligations), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by (i) the failure of any Holder to assert any claim or demand or to exercise or enforce any right or remedy against the Company or any other person under this Indenture, the Notes or any other agreement or otherwise; (ii) any extension or renewal of any thereof; (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (iv) the release of any security held by any Holder or the Notes Collateral Agent for the Guaranteed Obligations or any of them; (v) any change in the ownership of the Company; (vi) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations, or (vii) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.
(g)    Each Guarantor agrees that its Guarantee shall remain in full force and effect until payment in full of all the Guaranteed Obligations (other than contingent obligations or indemnification obligations, in each case for which no claim has been asserted) or such Guarantor is released from its Guarantee in compliance with Section 10.02, Article 8 or Article 12. Each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, premium, if any, or interest on any of the Guaranteed Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of the Company or otherwise.
(h)    In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Company to pay any of the Guaranteed Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Guarantor hereby promises to and will, upon receipt of written notice by the Trustee, forthwith pay, or cause to be paid, in cash, to the Trustee or the Trustee on behalf of the Holders an amount equal to the sum of (i) the unpaid amount of such Guaranteed Obligations then due and owing and (ii) accrued and unpaid interest on such Guaranteed Obligations then due and owing (but only to the extent not prohibited by law).
(i)    Each Guarantor further agrees that, as between such Guarantor, on the one hand, and the Holders, on the other hand, (x) the maturity of the Guaranteed Obligations may be accelerated as provided in this Indenture for the purposes of its Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations and (y) in the event of any such declaration of acceleration of such Guaranteed Obligations, such Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purposes of this Guarantee.

(j)    Neither the Company nor the Guarantors shall be required to make a notation on the Notes to reflect any Guarantee or any release, termination or discharge thereof and any such notation shall not be a condition to the validity of any Note Guarantee.
(k)    Any Guarantor that makes a payment under its Guarantee will be entitled upon payment in full of all Guaranteed Obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment as determined in accordance with GAAP.
Section 10.02.     Limitation on Liability; Termination; Release and Discharge.
(a)    Any term or provision of this Indenture to the contrary notwithstanding, the obligations of each Guarantor hereunder will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally.
(b)    Each Guarantee by a Guarantor will be automatically and unconditionally released and discharged, and such Subsidiary’s obligations under the Guarantee, this Indenture and the Collateral Documents will be automatically and unconditionally released and discharged, upon:
(i)     (1) any sale, exchange, transfer or disposition of such Guarantor (by merger, consolidation, or the sale of) the Capital Stock of such Guarantor after which the applicable Guarantor is no longer a Subsidiary or the sale of all or substantially all of its assets (other than by lease), whether or not the Guarantor is the surviving corporation in such transaction, to a Person which is not the Company or a Subsidiary; provided that (x) such sale, exchange, transfer or disposition is made in compliance with this Indenture, including Section 3.05 and Section 4.01 and (y) all the obligations of such Guarantor under all Indebtedness of the Company or its Subsidiaries terminate upon consummation of such transaction; (2) the Company exercising either Legal Defeasance or Covenant Defeasance under either Section 8.02 or Section 8.03; or (3) the applicable Guarantor becoming or constituting an Excluded Subsidiary; and
(ii)    such Guarantor delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to release and discharge of such Guarantor’s Guarantee have been complied with.
(c)    Such Guarantor will be automatically and unconditionally released and discharged from all its obligations under this Indenture and its Guarantee and the Collateral Documents to which it is a party and such Guarantee shall terminate and be of no further force and effect and the Liens, if any, on the Collateral pledged by such Guarantor pursuant to the Collateral Documents shall be released with respect to the Notes if (x) such sale, exchange, transfer or disposition is made in compliance with this Indenture, including Section 3.02 and Section 4.01 and (y) all the obligations of such Guarantor under all Indebtedness of the Company or its Subsidiaries terminate upon consummation of such transaction.
(d)    If the Guarantee of any Guarantor is deemed to be released and discharged or is automatically released and discharged, upon delivery by the Company to the Trustee of an Officer’s Certificate stating the identity of the released Guarantor and the basis for the release in reasonable detail and an Opinion of Counsel, the Trustee will execute any documents reasonably required in order to evidence the release and discharge of the Guarantor from its obligations under its Guarantee.

Section 10.03.     Right of Contribution. Each Guarantor hereby agrees that to the extent that any Guarantor shall have paid more than its proportionate share of any payment made on the obligations under the Guarantees, such Guarantor shall be entitled to seek and receive contribution from and against the Company or any other Guarantor who has not paid its proportionate share of such payment. The provisions of this Section 10.03 shall in no respect limit the obligations and liabilities of each Guarantor to the Trustee and the Holders and each Guarantor shall remain liable to the Trustee and the Holders for the full amount guaranteed by such Guarantor hereunder.
Section 10.04.     No Subrogation. Notwithstanding any payment or payments made by each Guarantor hereunder, no Guarantor shall be entitled to be subrogated to any of the rights of the Trustee or any Holder against the Company or any other Guarantor or any collateral security or guarantee or right of offset held by the Trustee or any Holder for the payment of the Guaranteed Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Company or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Trustee and the Holders by the Company on account of the Guaranteed Obligations are paid in full. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Guaranteed Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Trustee and the Holders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Trustee in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Trustee, if required), to be applied against the Guaranteed Obligations.
Section 10.05.     Execution and Delivery of a Guarantee.
(a)    The execution by each Guarantor of this Indenture (or a supplemental indenture in the form of Exhibit B) evidences the Guarantee of such Guarantor, whether or not the person signing as an officer of the Guarantor still holds that office at the time of authentication of any Note. The delivery of any Note by the Trustee after authentication constitutes due delivery of the Guarantee set forth in this Indenture on behalf of each Guarantor.
(b)    The Trustee hereby accepts the trusts in this Indenture upon the terms and conditions herein set forth.
ARTICLE 11
COLLATERAL AND SECURITY
Section 11.01.     The Collateral.
(a)    The due and punctual payment of the principal of, premium, if any, and interest on the Notes and the Guarantees when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, interest on the overdue principal of and interest (to the extent permitted by law), if any, on the Notes and the Guarantees and performance of all other obligations under this Indenture, including, the obligations of the Company set forth in Section 7.07 and Section 8.05 herein, and the Notes and the Guarantees and the Collateral Documents, shall be secured by Liens on and security interests in the Notes Collateral and the ABL Collateral, in each case with the priority set forth in the Intercreditor Agreements and subject to Permitted Liens, as provided in the Collateral Documents which the Company and the Guarantors, as the case may be, have entered into simultaneously with the execution of this Indenture and will be secured by all Collateral Documents hereafter delivered as required or permitted by this Indenture and the Collateral Documents. All property of the Company and the Guarantors owned on the Issue Date (other than Excluded Property) shall be pledged as Collateral pursuant to the Collateral Documents on the Issue Date, and perfected with the priority intended to be granted thereby, subject, in the case of the Post-Closing Collateral Documents, to the provisions of Section 11.05.

(b)    The Company and the Guarantors hereby agree that the Notes Collateral Agent shall hold the Collateral in trust for the benefit of all of the Holders and the Trustee, in each case pursuant to the terms of the Collateral Documents, and the Notes Collateral Agent is hereby authorized to execute and deliver the Collateral Documents.
(c)    Each Holder, by its acceptance of any Notes and the Guarantees, consents and agrees to the terms of Section 11.09 and the Collateral Documents (including, the provisions providing for the possession, use, release and foreclosure of Collateral) as the same may be in effect or may be amended from time to time in accordance with their terms and authorizes and directs the Trustee and the Notes Collateral Agent to perform its obligations and exercise its rights under this Indenture and the Collateral Documents in accordance therewith.
(d)    The Trustee and each Holder, by accepting the Notes and the Guarantees, acknowledges that, as more fully set forth in the Collateral Documents, the Collateral as now or hereafter constituted shall be held for the benefit of all the Holders and the Trustee, and that the Lien of this Indenture and the Collateral Documents in respect of the Trustee and the Holders is subject to and qualified and limited in all respects by the Collateral Documents and actions that may be taken thereunder.
(e)    The Company shall, and shall cause each of the Grantors to, at the Company’s sole cost and expense, take or cause to be taken such actions as may be required by the Collateral Documents, to perfect, maintain (with the priority required under the Collateral Documents), preserve and protect the valid and enforceable, perfected (except as expressly provided herein or therein) security interests in and on all the Collateral granted by the Collateral Documents in favor of the Notes Collateral Agent as security for the Second Lien Notes Obligations, superior to and prior to the rights of all third Persons (other than as set forth in the Intercreditor Agreements and other than to the extent permitted or not prohibited under this Indenture with respect to Permitted Liens), and subject to no other Liens (other than Permitted Liens), including (i) the filing of financing statements, continuation statements, collateral assignments and any instruments of further assurance, in such manner and in such places as may be required by law to preserve and protect fully the rights of the Holders, the Notes Collateral Agent, and the Trustee under this Indenture and the Collateral Documents to all property comprising the Collateral, and (ii) the delivery of the certificates evidencing the securities pledged under any Collateral Document, duly endorsed in blank or accompanied by undated stock powers or other instruments of transfer executed in blank. The Company shall from time to time promptly pay all financing and continuation statement recording and/or filing fees, charges and recording and similar taxes relating to the Indenture, the Collateral Documents and any amendments hereto or thereto and any other instruments of further assurance required pursuant hereto or thereto.
Section 11.02.     Further Assurances.
(a)    Subject to the limitations set forth in the Collateral Documents, the Company and each of the Guarantors shall execute any and all further documents, financing statements, agreements and instruments, and take all further action that may be reasonably required under applicable law, or that the Notes Collateral Agent may reasonably (but shall have no duty to) request, in order to grant, preserve, protect and perfect the validity and priority of the security interests and Liens created or intended to be created by the Collateral Documents in the Collateral, including, by making all filings (including filings of continuation statements and amendments to financing statements that may be necessary to continue the effectiveness of such financing statements). In addition, from time to time, the Company shall and shall cause each Guarantor to reasonably promptly secure the obligations under this Indenture and the Collateral Documents by pledging or creating, or causing to be pledged or created, perfected security interests with respect to the Collateral to the extent and in the manner set forth in the Collateral Documents.

(b)    The Company shall, and shall cause each Guarantor to (i) at all times maintain, preserve and protect all Notes Collateral material to the conduct of its business and keep such property in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business); (ii) from time to time make, or cause to be made, all necessary repairs, renewals, additions, improvements and replacements thereto necessary in order to maintain and preserve the Notes Collateral; and (iii) maintain all material insurance coverages thereon.
Section 11.03.     Additional Property. Upon (x) the formation or acquisition of any new Guarantor after the Issue Date owning Material Real Property, (y) any Excluded Property ceasing to be Excluded Property, or (z) the acquisition by the Company or any Guarantor after the Issue Date of any Material Real Property or personal property (other than any Excluded Property), the Company or such Guarantor shall execute and deliver, within 270 days of the date of the formation or acquisition of a new Guarantor, the date upon which Excluded Property ceases to be classified as such, or the date of acquisition of Material Real Property, as applicable, (A) with regard to any Material Real Property or personal property (other than any Excluded Property), the items described in Section 11.05(a)(i)-(iii) below and (B) to the extent required by the Collateral Documents and subject to the Intercreditor Agreements, any information, documentation or other certificates (including but not limited to financing statements and Opinions of Counsel) to the Notes Collateral Agent as may be necessary to vest in the Notes Collateral Agent a perfected security interest, subject only to Permitted Liens and confirm the validity and priority of the Notes Collateral Agent’s perfected security interest and lien on such Material Real Property or personal property (other than any Excluded Property) and to have such property added to the Collateral, and thereupon all provisions of this Indenture, the Notes and the Collateral Documents relating to the Collateral shall be deemed to relate to such property to the same extent and with the same force and effect. Additionally, if the Company or any Guarantor creates any additional security interest upon any property or asset in the nature of assets constituting ABL Collateral to secure any ABL Obligations after the Issue Date, it shall concurrently grant a security interest (subject to Permitted Liens, including, to the extent applicable, the first-priority Lien that secures the ABL Obligations and the prior Lien that secures the First Lien Notes Obligations) upon such property as security for the Second Lien Notes Obligations and any Pari Passu Lien Indebtedness with the priority required by the Intercreditor Agreements. If granting a security interest in such ABL Collateral requires the consent of a third party, the Company and the applicable Guarantor may not be required to obtain such consent with respect to the security interest for the benefit of the Notes Collateral Agent on behalf of the Holders of the Notes and each other secured party under the Collateral Documents to the extent such consent is not required to be obtained under the terms of the documents governing ABL Obligations. Additionally, if the Company or any Guarantor creates any additional security interest upon any property or asset in the nature of assets constituting Notes Collateral to secure any First Lien Notes Obligations after the Issue Date, it shall concurrently grant a security interest (subject to Permitted Liens, including, to the extent applicable, the first-priority Lien that secures the First Lien Notes Obligations and the prior Lien that secures the ABL Obligations) upon such property as security for the Second Lien Notes Obligations and any Pari Passu Lien Indebtedness with the priority required by the Intercreditor Agreements. If granting a security interest in such Notes Collateral requires the consent of a third party, the Company and the applicable Guarantor may not be required to obtain such consent with respect to the security interest for the benefit of the Notes Collateral Agent on behalf of the Holders of the Notes and each other secured party under the Collateral Documents to the extent such consent is not required to be obtained under the terms of the documents governing the First Lien Notes Obligations. For the avoidance of doubt, neither the Company nor any Guarantor shall be required to deliver (or make efforts to deliver) to the Notes Collateral Agent any lien waiver or access agreement from any landlord, bailee, carrier, customer or similar Person with respect to the Notes Collateral, notwithstanding any requirement to deliver (or make efforts to deliver) any such lien waiver or access agreement to the ABL Agent with respect to the ABL Collateral so long as the ABL Credit Facility is outstanding.
Section 11.04.     Impairment of Security Interest. Neither the Company nor any of its Subsidiaries is permitted to take or knowingly or negligently omit to take any action which act or omission would or could reasonably be expected to have the result of materially impairing the security interest in the Liens in favor of the Notes Collateral Agent for the benefit of the Trustee and the Holders with respect to the Collateral. Neither the Company nor any of its Subsidiaries shall grant to any Person, or permit any Person to retain (other than the Notes Collateral Agent, the First Lien Notes Collateral Agent or the ABL Agent), any interest whatsoever in the Collateral, other than Permitted Liens. Neither the Company nor any of its Subsidiaries will enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than as permitted by this Indenture, the Notes, the Guarantees and the Collateral Documents. The Company shall, and shall cause each Guarantor to, at its sole cost and expense, execute and deliver all such agreements and instruments as necessary, or as the Trustee or the Notes Collateral Agent reasonably requests, to more fully or accurately describe the assets and property intended to be Collateral or the obligations intended to be secured by the Collateral Documents.
Section 11.05.     Post-Closing Collateral Documents. (a) The Company shall, and shall cause the Guarantors, in each case, subject to the Intercreditor Agreements, to put in place the following documents (together with the Documents listed in (b), the “Post-Closing Collateral Documents”), following the Issue Date (but in any event not later than the date any such Post-Closing Collateral Documents are put in place for the benefit of the ABL Agent) to secure the ABL Credit Facility Obligations. Such Post-Closing Collateral Documents shall be reasonably satisfactory in form and substance to the Notes Collateral Agent and shall relate to Material Real Property as of the Issue Date. For the avoidance of doubt, the Notes Collateral Agent has the right but not the obligation to request instruction from the Holders as to whether the form and substance of such documents is satisfactory. Also, for the avoidance of doubt, neither the Trustee nor the Notes Collateral Agent shall be responsible for the failure of any Person to deliver the documents below, for monitoring such delivery or for the content or correctness of any document delivered to it:
(i)    Mortgages. Fully executed counterparts of the Mortgages (it being understood and agreed that in the case of any Material Real Property in which the Company or any Guarantor has a leasehold interest where the terms of such leased Real Property (or applicable state law, if the lease is silent on the issue) prohibit a mortgage thereof, the Company or applicable Guarantor shall use commercially reasonable efforts to cause the landlord to allow a mortgage of such leased Real Property), together with evidence that (1) counterparts of the Mortgages have been (i) duly executed, acknowledged and delivered and (ii) properly filed in all filing or recording offices that the Notes Collateral Agent deems necessary or desirable in accordance with customary practices for real property interests of such type and for such location in order to create a valid second (subject to Permitted Liens) and subsisting Lien on the property described therein in favor of the Notes Collateral Agent for its benefit and the benefit of the Second Lien Notes Secured Parties and (2) all filing, documentary, stamp, intangible and recording taxes and fees have been paid, the delivery of a copy of a recorded Mortgage being sufficient evidence to satisfy the requirements of this Section 11.05(a); provided that if, in connection with the recording or filing of a Mortgage, a mortgage tax would be owed under applicable law in respect of the entire amount of the Obligations, then the amount secured by such Mortgage shall be limited to 100% of the then-estimated fair market value of the Real Property encumbered by such Mortgage (other than where another method is used to determine mortgage recording tax, such as allocation), as determined by the Company, provided, further, that such Mortgages, to the extent encumbering a Principal Property, shall provide that the Obligations secured by Principal Property or Principal Subsidiary Interests (together with any other CNTA Covered Debt) shall not exceed, at any time that any CNTA Covered Debt is incurred, the CNTA Limit at such time so as to not require any Bonds to be equally and ratably secured with the Obligations. For the avoidance of doubt, the Notes Collateral Agent has the right but not the obligation to request instruction from the Holders as to the filing or recording offices necessary or desirable to create a valid second Lien.
(ii)    As-Extracted Financing Statements. In the case of any as-extracted collateral constituting ABL Collateral, the Company and each applicable Guarantor shall provide the Notes

Collateral Agent with financing statements in form appropriate for filing in the appropriate jurisdictions under the applicable Uniform Commercial Code in order to perfect Liens (subject to Permitted Liens) on such as-extracted collateral for the benefit of the Second Lien Notes Secured Parties.
(iii)    Counsel Opinions. Customary opinions of counsel to the Company or Guarantor mortgagor with respect to the extent applicable to the perfection, enforceability, due authorization, execution and delivery of the applicable Mortgages and any related fixture filings in form and substance reasonably satisfactory to the Notes Collateral Agent.
(b)    The Company shall, and shall cause the Guarantors, in each case, subject to the Intercreditor Agreements, to use all commercially reasonable efforts to put in place control agreements with respect to their deposit accounts (other than with respect to Excluded Accounts) following the Issue Date, but in any event not later than the date any such Post-Closing Collateral Documents are put in place for the benefit of the ABL Agent to secure the ABL Credit Facility Obligations to the extent required to be delivered pursuant to the Security Agreement and in accordance with the terms thereof. For the avoidance of doubt, the Notes Collateral Agent shall not be responsible for the failure of any Person to deliver such agreements, for monitoring such delivery or for the content or correctness of any such agreements delivered to it. For the avoidance of doubt, the Company shall be required to deliver to the Notes Collateral Agent a control agreement that is reasonably satisfactory to the Notes Collateral Agent and the depository bank with respect to the Collateral Account (if any) on the Issue Date.
(c)    For the avoidance of doubt, if as provided in Section 7.02(e), the Notes Collateral Agent consults with counsel with respect to the Post-Closing Collateral Documents, all reasonable fees and expenses of such counsel shall be paid promptly by the Company.
Section 11.06.     Release of Liens on the Collateral.
(a)    Subject to the Intercreditor Agreements, the Notes Collateral Agent shall not at any time release the Collateral from the security interests created by the Collateral Documents unless such release is expressly in accordance with the provisions of this Indenture and the applicable Collateral Documents.
(b)    Collateral will be released from the Liens and security interests created by the Collateral Documents at any time or from time to time in accordance with the provisions of this Indenture and the Collateral Documents. The Company and the Guarantors will be entitled to releases of property and assets included in the Collateral from the Liens securing Obligations under this Indenture, the Notes, the Guarantees, and the Collateral Documents under any one or more of the following circumstances, and such Liens on the following assets shall automatically, without requirement for consent or approval from the Holders, the Trustee or the Notes Collateral Agent and without the need for any further action by any Person (except as provided herein or in the applicable Collateral Document), be released, terminated and discharged upon any of the following:
(i)    in whole, upon satisfaction and discharge of this Indenture as set forth in Section 12.01;
(ii)    in whole, upon a legal defeasance or covenant defeasance as set forth in Section 8.02 or Section 8.03, as applicable;
(iii)    in part, as to any property constituting Collateral (A) that is sold or otherwise disposed of by the Company or any of its Subsidiaries (other than to the Company or a Guarantor) in a transaction permitted by Section 3.02 and by the Collateral Documents, to the extent of the interest sold or disposed of, or otherwise not prohibited by this Indenture and the Collateral Documents; (B) that is cash or Net Proceeds withdrawn from the Collateral Account for any one or more purposes permitted by Section 3.02; (C) that is ABL Collateral, pursuant to the terms of the ABL Intercreditor Agreement; (D) that is Notes Collateral, pursuant to the terms of the Notes Intercreditor Agreements or (E) that at any time becomes Excluded Property;
(iv)    that is owned by a Guarantor that is released from its Guarantee in accordance with this Indenture;
(v)    with the consent of Holders of 75% in aggregate principal amount of the Notes then outstanding in accordance with Section 9.02, provided, that, in the case of any release in whole pursuant to clauses, (i) and (ii) above, all amounts owing to the Trustee and the Notes Collateral Agent under this Indenture, the Notes, the Guarantees and the Collateral Documents have been paid; and
(vi)    upon the incurrence by the Company or any Guarantor of any Permitted Lien on any Collateral that is a purchase money Lien, or is a pre-existing Lien on property acquired after the Issue Date where the terms of such Lien prohibit other Liens thereon.
(c)    For all circumstances in Section 11.06(b) (other than with respect to clauses (iii) and (vi) thereof), the Company and each Guarantor will furnish to the Notes Collateral Agent, prior to each proposed release of Collateral pursuant to the Collateral Documents and this Indenture:
(i)    an Officer’s Certificate requesting such release, including a statement to the effect that all conditions precedent provided for in this Indenture and the Collateral Documents to such release have been complied with including the delivery to the Notes Collateral Agent of all documents required under this Section 11.06(c) and that the release is permitted by this Indenture and the Collateral Documents;
(ii)    a form of such release (which release shall be in form reasonably satisfactory to the Notes Collateral Agent and shall provide that the requested release is without recourse or warranty to the Notes Collateral Agent);
(iii)    all documents required by this Indenture and the Collateral Documents; and
(iv)    an Opinion of Counsel to the effect that such accompanying documents constitute all documents required by this Indenture and the Collateral Documents and such release is authorized or permitted by the Collateral Documents and this Indenture.
Upon compliance by the Company or the Guarantors, as the case may be, with the conditions precedent set forth above in connection with any release of Collateral (whether or not such compliance is required under this Section 11.06(c)), and upon delivery by the Company or such Guarantor to the Notes Collateral Agent of an Opinion of Counsel to the effect that such conditions precedent have been complied with, (a) the Trustee or the Notes Collateral Agent shall promptly cause to be released and reconveyed to the Company, or the Guarantors, as the case may be, the released Collateral, and (b) upon written request by the Company or the applicable Guarantor, the Notes Collateral Agent will file, or authorize the filing of appropriate termination statements or other documents to terminate the security interest in the released Collateral.
(d)    The release of any Collateral in accordance with the terms of this Indenture and the Collateral Documents shall not be deemed to impair the security under this Indenture in contravention of the provisions hereof or affect the Lien of this Indenture or the Collateral Documents if and to the extent the Collateral is released pursuant to this Indenture or the Collateral Documents or upon the termination of this Indenture. Any person may rely on this (d) in delivering a certificate requesting release of any collateral.

Section 11.07.     Authorization of Actions to be Taken by the Trustee or the Notes Collateral Agent Under the Collateral Documents.
(a)    Subject to the provisions of this Indenture and the Collateral Documents, each of the Trustee and the Notes Collateral Agent may (but shall not be obligated to), and at the direction of the Holders of a majority of the aggregate principal amount of then outstanding Notes shall, on behalf of the Holders, take all actions it deems necessary or appropriate in order to (i) enforce any of its rights or any of the rights of the Holders under the Collateral Documents and (ii) collect and receive any and all amounts payable in respect of the Collateral in respect of the obligations of the Company and the Subsidiaries hereunder and thereunder. Subject to the provisions of the Collateral Documents, the Trustee or the Notes Collateral Agent shall have the power to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Collateral Documents or this Indenture, and such suits and proceedings as the Trustee or the Notes Collateral Agent may deem expedient to preserve or protect its interest and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders or the Trustee).
(b)    Neither the Trustee nor the Notes Collateral Agent shall be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence, bad faith or willful misconduct on the part of the Trustee or the Notes Collateral Agent, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of any Grantor to the Collateral, for insuring the Collateral, for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral, or for the sufficiency of the form or substance of any Collateral Document. Neither the Trustee nor the Notes Collateral Agent shall have any responsibility for recording, filing, re-recording or refiling any financing statement, continuation statement, document, instrument or other notice in any public office at any time or times or to otherwise take any action to perfect or maintain the perfection of any security interest granted to it under the Collateral Documents or otherwise.
(c)    Where any provision of this Indenture requires that additional property or assets be added to the Collateral, the Company and the relevant Guarantor shall deliver to the Trustee or the Notes Collateral Agent the following:
(i)    a written notice from the Company of such Collateral;
(ii)    the form of instrument adding such Collateral, which, based on the type and location of the property subject thereto, shall be in substantially the form of the applicable Collateral Documents entered into on the date of this Indenture, with such changes thereto as the Company shall consider appropriate, or in such other form as the Company shall deem proper; provided that any such changes or such form are administratively satisfactory to the Trustee and the Notes Collateral Agent;
(iii)    an Officer’s Certificate to the effect that the Collateral being added is in the form, consists of the assets and is in the amount or otherwise has the fair market value required by this Indenture;
(iv)    an Officer’s Certificate and, in the case of Collateral being added with respect to a new Note Guarantee, an Opinion of Counsel, to the effect that all conditions precedent provided for in this Indenture to the addition of such Collateral have been complied with, which Opinion of

Counsel (if any) shall provide customary opinions as to the creation and perfection of the Notes Collateral Agent’s Lien on such Collateral and as to the due authorization, execution, delivery, validity and enforceability of the Collateral Document being entered into; and
(v)    such financing statements, if any, as shall be necessary to perfect the Notes Collateral Agent’s security interest in such Collateral.
(d)    The Trustee and/or the Notes Collateral Agent, as applicable, in giving any consent or approval under the Collateral Documents, shall be entitled to receive, as a condition to such consent or approval, an Officer’s Certificate and an Opinion of Counsel to the effect that the action or omission for which consent or approval is to be given does not impair the security of the Holders in contravention of the provisions of this Indenture and the Collateral Documents, and the Trustee and/or the Notes Collateral Agent shall be fully protected in giving such consent or approval on the basis of such Officer’s Certificate and Opinion of Counsel.
(e)    The Notes Collateral Agent agrees that it shall not be obliged to, unless specifically requested to do so by the Holders of a majority in aggregate principal amount of the then outstanding Notes, take or cause to be taken any action to enforce its rights under this Indenture, the Notes or the Collateral Documents or against any Guarantor, including the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.
(f)    If at any time or times the Trustee shall receive (i) by payment, foreclosure, set-off or otherwise, any proceeds of Collateral or any payments with respect to the Second Lien Notes Obligations arising under, or relating to, this Indenture, except for any such proceeds or payments received by the Trustee from the Notes Collateral Agent pursuant to the terms of this Indenture, or (ii) payments from the Notes Collateral Agent in excess of the amount required to be paid to the Trustee pursuant to Article 6, the Trustee shall promptly turn the same over to the Notes Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Notes Collateral Agent, such proceeds to be applied by the Notes Collateral Agent pursuant to the terms of this Indenture and the Collateral Documents.
Section 11.08.     Collateral Accounts.
(a)    The Trustee is authorized to receive any funds for the benefit of the Holders distributed under, and in accordance with, the Collateral Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture and the Collateral Documents.
(b)    The Collateral Account shall be a deposit account maintained with, and under the sole control of, the Notes Priority Agent and shall be established and maintained by Bank of America, N.A. All cash and Cash Equivalents received by the Notes Collateral Agent from Asset Dispositions of Notes Collateral, Recovery Events with regards to Notes Collateral, Asset Dispositions with regards to Notes Collateral, foreclosures of or sales of the Notes Collateral pursuant to the Collateral Documents, including earnings, revenues, rents, issues, profits and income from the Notes Collateral received pursuant to the Collateral Documents, shall, subject to the Intercreditor Agreements, be deposited in the Collateral Account to the extent required by this Indenture or the Collateral Documents, and thereafter shall be held, applied and/or disbursed by the Notes Priority Agent to the Trustee in accordance with the terms of this Indenture (including, without limitation, Section 2.01(a), Section 3.02, Section 6.10 and (a)). In connection with any and all deposits to be made into the Collateral Account under this Indenture, the Notes Collateral Agent shall receive an Officer’s Certificate directing the Notes Collateral Agent to make such deposit.
(c)    Pending the distribution of funds in the Collateral Account in accordance with the provisions hereof and provided that no Event of Default shall have occurred and be continuing, the Company may direct the Notes Collateral Agent in writing to invest such funds in Cash Equivalents specified in such direction, such investments to mature by the times such funds are needed hereunder and such direction to certify that such funds constitute Cash Equivalents and that no Event of Default shall have occurred and be continuing. The Company acknowledges that for so long as the Notes Collateral Agent holds Cash pending investment direction from the Company, such Cash will be uninvested until one (1) Business Day after the Notes Collateral Agent receives such direction from the Company. So long as no Event of Default shall have occurred and be continuing, the Company may direct the Trustee to sell, liquidate or cause the redemption of any such investments and to transmit the proceeds to the Company or its designee, in each case, to the extent permitted under Section 2.01(a) and Section 3.02, such direction to certify that no Event of Default shall have occurred and be continuing. Any gain or income on any investment of funds in the Collateral Account shall be credited to the Collateral Account. Neither the Trustee nor the Notes Collateral Agent shall have any liability for any loss incurred in connection with any investment or any sale, liquidation or redemption thereof made in accordance with the provisions of this (c).
Section 11.09.     Appointment and Authorization of U.S. Bank National Association as Notes Collateral Agent.
(a)    U.S. Bank National Association is hereby designated and appointed as the Notes Collateral Agent of the Holders under the Collateral Documents, and is authorized as the Notes Collateral Agent for such Holders to execute and enter into each of the Collateral Documents and all other instruments relating to the Collateral Documents and (i) to take action and exercise such powers as are expressly required or permitted hereunder and under the Collateral Documents and all instruments relating hereto and thereto including, without limitation, entering into any amendments, supplements, modifications, joinders or intercreditor agreements relating thereto and (ii) to exercise such powers and perform such duties as are in each case, expressly delegated to the Notes Collateral Agent by the terms hereof and thereof together with such other powers as are reasonably incidental hereto and thereto.
(b)    Notwithstanding any provision to the contrary elsewhere in this Indenture or the Collateral Documents, the Notes Collateral Agent shall not have any duties or responsibilities except those expressly set forth herein or therein or any fiduciary relationship with any Holder, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, any Collateral Document or otherwise exist against the Notes Collateral Agent. The Company and each Holder, by acceptance of the Notes and the Guarantees acknowledges and agrees that, consistent with the provisions of Article 7, the privileges, rights, compensation, indemnities, immunities and exculpatory provisions contained in this Indenture that apply to and benefit the Trustee or the Notes Collateral Agent, respectively, shall also apply to and benefit the Trustee or the Notes Collateral Agent, respectively, whether it is acting under this Indenture, the other Note Documents or the Collateral Documents.
(c)    The Notes Collateral Agent shall incur no liability to anyone in acting upon any signature, instrument, statement, notice, resolution, request, direction, consent, order, certificate, report, opinion, bond or other document or paper reasonably believed by it to be genuine and reasonably believed by it to be signed by the proper party or parties. The Notes Collateral Agent may exercise any of its rights or powers hereunder or perform any of its duties hereunder either directly or by or through agents or attorneys, and the Notes Collateral Agent shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed hereunder with due care by it. Anything in this Indenture or the Collateral Documents notwithstanding, in no event shall the Notes Collateral Agent be liable for special, indirect or consequential damage of any kind whatsoever (including but not limited to lost profits), even if the Notes Collateral Agent has been advised of such loss or damage and regardless of the form of action. The Company and Grantors, shall, jointly and severally, indemnify and hold harmless the Notes Collateral Agent, its directors, officers, agents and employees with respect to any and all expenses, losses, damages, liabilities, demands, charges, causes of action, judgments and claims of any nature (including the reasonable fees and expenses of counsel and other experts) in respect of or arising from any acts or omissions performed or omitted by the Notes Collateral Agent, its directors, officers, agents or employees hereunder or under the Collateral Documents or under any other agreement executed in connection therewith without willful misconduct, gross negligence or reckless disregard of its duties hereunder or under the Collateral Documents or under any other agreement executed in connection therewith. The Notes Collateral Agent shall also be afforded all of the other rights, protections, indemnities and immunities afforded to the Trustee hereunder.
(d)    The Notes Collateral Agent may resign at any time subject to all of the same terms and procedures as pertain to the Trustee under this Indenture.
(e)    The provisions of this Article 11 are solely for the benefit of the Notes Collateral Agent and the Trustee, and none of the Holders, any of the Holders of the First Lien Notes, the First Lien Notes Collateral Agent, or any of the Guarantors (other than with respect to Sections 11.06 and 11.07) shall have any rights as a third-party beneficiary of any of the provisions contained herein. Each Holder agrees that any action taken by the Notes Collateral Agent in accordance with the provisions of this Indenture and the Collateral Documents, and the exercise by the Notes Collateral Agent of any rights or remedies set forth herein or therein, shall be authorized and binding upon all Holders.
(f)    Notwithstanding any provision to the contrary contained elsewhere in this Indenture and the Collateral Documents, the duties of the Notes Collateral Agent shall be ministerial and administrative in nature, and the Notes Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the other Second Lien Notes Documents or Collateral Documents to which the Notes Collateral Agent is a party, nor shall the Notes Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder, any Holder of any First Lien Notes, or any Guarantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Collateral Documents or otherwise exist against the Notes Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Notes Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
(g)    The Notes Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of its powers hereunder or under the Collateral Documents, and neither the Notes Collateral Agent nor any of its officers, directors, employees, attorneys, representatives or agents shall be responsible for any act or failure to act hereunder, except to the extent such act is found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct.
(h)    The Notes Collateral Agent is each Holder’s agent for the purpose of perfecting such Holders’ security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code, can be perfected only by possession. Should the Trustee obtain possession of any such Collateral, the Trustee shall notify the Notes Collateral Agent thereof and promptly shall deliver such Collateral to the Notes Collateral Agent or otherwise deal with such Collateral in accordance with the Notes Collateral Agent’s instructions.
(i)    Notwithstanding anything to the contrary contained in this Indenture or the Collateral Documents, in the event the Notes Collateral Agent is instructed by the Trustee on behalf of the Holders to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Notes Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under any mortgages or take any such other action if the Notes Collateral Agent believes that it may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances unless the Notes Collateral Agent has received security or indemnity from the Holders (and the holders of other First Lien Note Obligations (if any) whose representative has similarly instructed the Notes Collateral Agent) in an amount and in a form all satisfactory to the Notes Collateral Agent in its sole discretion, protecting the Notes Collateral Agent from all such liability. The Notes Collateral Agent shall at any time be entitled to cease taking any action described above if it no longer believes that the indemnity, security or undertaking from the Company or the Holders (or holders of other First Lien Note Obligations (if any), as applicable) is sufficient.
(j)    The Notes Collateral Agent does not assume any responsibility for any failure or delay in performance or any breach by the Company or any Guarantor under this Indenture or the Collateral Documents. The Notes Collateral Agent shall not be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in any Second Lien Notes Documents or in any certificate, report, statement, or other document referred to or provided for in, or received by the Notes Collateral Agent under or in connection with, this Indenture or the Collateral Documents.
(k)    The Notes Collateral Agent shall not be required to initiate or conduct any litigation or collection or other proceeding under this Indenture or the Collateral Documents except as expressly set forth hereunder or thereunder. The Notes Collateral Agent shall have the right at any time to seek instructions from the party or parties entitled to give instructions to it under the terms of this Indenture and the Collateral Documents.
(l)    The parties hereto and the Holders hereby agree and acknowledge that the Notes Collateral Agent shall not assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Indenture or the Collateral Documents, or any actions taken pursuant hereto or thereto. Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Indenture and the Collateral Documents, the Notes Collateral Agent may hold or obtain indicia of ownership primarily to protect the security interest of the Notes Collateral Agent in the Collateral, including without limitation the properties constituting Material Real Property, and that any such actions taken by the Notes Collateral Agent shall not be construed as or otherwise constitute any participation in the management of such Collateral, including without limitation the Material Real Property, as those terms are defined in Section 101(20)(E) of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601 et seq., as amended.
(m)    With respect to the Collateral Documents to be executed after the Issue Date, upon the receipt by the Notes Collateral Agent of a written request of the Company signed by two Officers (a “Security Document Order”),which shall confirm that the security documents being delivered to the Notes Collateral Agent for execution are final and acceptable to the Company, the Notes Collateral Agent shall execute and enter into such security documents without the further consent of any Holder or the Trustee. Such Security Document Order shall (i) state that it is being delivered to the Notes Collateral Agent pursuant to, and is a Security Document Order referred to in, this Section 11.09(m), and (ii) instruct the Notes Collateral Agent to execute and enter into such Collateral Document. Any such execution of a Collateral Document shall be at the direction and expense of the Company, upon delivery to the Notes Collateral Agent of an Officer’s Certificate and Opinion of Counsel stating that all conditions precedent to the execution and delivery of Collateral Document have been satisfied. The Holders, by their acceptance of the Notes, hereby authorize and direct the Notes Collateral Agent to execute such Collateral Documents.
(n)    With respect to any Notes Intercreditor Agreement executed after the Issue Date, on terms substantially similar to the Notes Intercreditor Agreement entered into on the Issue Date, related to the issuance of Additional First Lien Indebtedness permitted under the terms of this Indenture that is secured by Liens on the Collateral that are junior to the Liens securing the First Lien Notes but senior to the Liens securing the Notes, upon the receipt by the Notes Collateral Agent of a written request of the

Company signed by two Officers (an “Intercreditor Agreement Order”), which shall confirm that the Notes Intercreditor Agreement being delivered to the Notes Collateral Agent for execution are final and acceptable to the Company, the Notes Collateral Agent shall execute and enter into such intercreditor agreement without the further consent of any Holder or the Trustee. Such Intercreditor Order shall (i) state that it is being delivered to the Notes Collateral Agent pursuant to, and is an Intercreditor Agreement Order referred to in, this Section 11.09(n), and (ii) instruct the Notes Collateral Agent to execute and enter into such Notes Intercreditor Agreement. Any such execution of a Notes Intercreditor Agreement shall be at the direction and expense of the Company, upon delivery to the Notes Collateral Agent of an Officer’s Certificate and Opinion of Counsel stating that all conditions precedent to the execution and delivery of Notes Intercreditor Agreement have been satisfied. The Holders, by their acceptance of the Notes, hereby authorize and direct the Notes Collateral Agent to execute such Notes Intercreditor Agreement.
(o)    The Notes Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Collateral Documents and to the extent not prohibited under the Collateral Documents, turnover such funds to the Trustee to make further distributions of such funds to itself and the Holders in accordance with the provisions of Section 11.08(a) and the other provisions of this Indenture and the Collateral Documents.
ARTICLE 12
SATISFACTION AND DISCHARGE
Section 12.01.     Satisfaction and Discharge.
This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder and Guarantees thereof, when:
(a)    either:
(i)    all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or
(ii)    all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing or other delivery of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination of cash in U.S. dollars and non- callable U.S. Government Obligations, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and accrued interest to the maturity date or Redemption Date;
(b)    no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;
(c)    the Company or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture (other than contingent obligations or indemnification obligations, in each case for which no claim has been asserted); and

(d)    the Company has delivered irrevocable written instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity date or on the Redemption Date, as the case may be.
In addition, the Company must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to clause (a) (ii) of this Section 12.01, the provisions of Section 8.06 and Section 12.02 shall survive. In addition, nothing in this Section 12.01 will be deemed to discharge those provisions of Section 7.07, that, by their terms, survive the satisfaction and discharge of this Indenture.
Section 12.02.     Application of Trust Money. Subject to the provisions of Section 8.06, all money deposited with the Trustee pursuant to Section 12.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes, this Indenture, and the Intercreditor Agreements to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.
If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 12.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 12.01; provided that if the Company has made any payment of principal of, premium, if any, or interest on, any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.
ARTICLE 13
MISCELLANEOUS
Section 13.01.     Reserved.
Section 13.02.     Notices. All notices or communications required by this Indenture shall be in writing and delivered in person, sent by facsimile or electronic transmission in the form of a “pdf” on letterhead (if applicable) and signed by an authorized signer delivered by commercial courier service or mailed by first-class mail, postage prepaid, addressed as follows:
if to the Company or to any Guarantor:

Cliffs Natural Resources Inc.
200 Public Square, Suite 3300
Cleveland, Ohio 44114
Fax: (216) 694-6509
Attention: James Graham, Executive Vice President, Chief Legal Officer & Secretary
with a copy to:

Jones Day
North Point
901 Lakeside Avenue
Cleveland, Ohio 44114

Attention: Michael J. Solecki
Fax: (216) 579-0212
if to the Trustee or Notes Collateral Agent, at

U.S. Bank National Association
1350 Euclid Avenue, Suite 1100
Cleveland, Ohio 44115
Attention: Corporate Trust Services/Account Administrator
Fax: (216) 623-9202
The Company or the Trustee or the Notes Collateral Agent by written notice to the other may designate additional or different addresses for subsequent notices or communications.
Any notice or communication to the Company, the Guarantors, the Trustee, or the Notes Collateral Agent shall be deemed to have been given or made as of the date so delivered if personally delivered; when receipt is acknowledged, if transmitted by facsimile or electronic transmission (including “pdf” on letterhead (if applicable) and signed by an authorized signer); the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery, and five calendar days after mailing if sent by registered or certified mail, postage prepaid (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee). Any written notice or communication to the Trustee or the Notes Collateral Agent shall be deemed delivered upon receipt.
Any written notice or communication mailed to a Holder’ shall be mailed to the Holder at the Holder’s address as it appears in the Notes Register and shall be sufficiently given if so mailed within the time prescribed.
Failure to mail a written notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a written notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it, except that notices to the Trustee or the Notes Collateral Agent shall be effective only upon receipt.
In case by reason of the suspension of regular mail service or by reason of any other cause it shall be impracticable to give such written notice by mail, then such notification as shall be made with the approval of the Trustee or the Notes Collateral Agent shall constitute a sufficient notification for every purpose hereunder.
Section 13.03.     Communication by Holders With Other Holders. Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Notes Collateral Agent, the Registrar and anyone else shall have the protection of TIA § 312(c).
Section 13.04.     Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company to the Trustee or the Notes Collateral Agent to take or refrain from taking any action under this Indenture or the Collateral Documents, the Company shall furnish to the Trustee:
(a)    an Officer’s Certificate in form reasonably satisfactory to the Trustee or the Notes Collateral Agent, stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture and the applicable Collateral Documents relating to the proposed action have been complied with; and
(b)    an Opinion of Counsel in form reasonably satisfactory to the Trustee or Notes Collateral Agent stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

Section 13.05.     Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture shall include:
(a)    a statement that the individual making such certificate or opinion has read such covenant or condition;
(b)    a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
(c)    a statement that, in the opinion of such individual, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with; and
(d)    a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.
In giving such Opinion of Counsel, counsel may rely as to factual matters on an Officer’s Certificate or on certificates of public officials.
Section 13.06.     [Reserved]
Section 13.07.     Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by, or at meetings of, Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.
Section 13.08.     Business Days. If a payment date is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period. If a regular record date is not a Business Day, the record date shall not be affected.
Section 13.09.     GOVERNING LAW. THIS INDENTURE, THE NOTES, THE GUARANTEES AND THE COLLATERAL DOCUMENTS (OTHER THAN THE MORTGAGES) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE JURISDICTION OF THE STATE COURTS OF, AND THE FEDERAL COURTS LOCATED IN, THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE NOTE GUARANTEES AND THE COLLATERAL DOCUMENTS (OTHER THAN THE MORTGAGES).
Section 13.10.     No Recourse Against Others. An incorporator, director, officer, employee, member, partner or stockholder of the Company or any Guarantor, solely by reason of this status, shall not have any liability for any obligations of the Company or any Guarantor under the Notes, this Indenture or the Guarantees or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are a part of the consideration for the issuance of the Notes.
The waiver may not be effective to waive liability under the federal securities laws.
Section 13.11.     Successors. All agreements of the Company and each Guarantor in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee or the Notes Collateral Agent in this Indenture shall bind its successors.
Section 13.12.     Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture and signature pages for all purposes.
In case any provision in this Indenture, the Notes, the Guarantees, or the Intercreditor Agreements is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.
Section 13.13.     Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.
Section 13.14.     WAIVERS OF JURY TRIAL. THE COMPANY, THE GUARANTORS, THE NOTES COLLATERAL AGENT AND THE TRUSTEE HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS INDENTURE, THE NOTES, THE GUARANTEES OR ANY COLLATERAL DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
Section 13.15.     Intercreditor Agreements Control. Notwithstanding any contrary provision in this Indenture but subject to Section 2.06(h) and Article 7 of this Indenture and subject to the exculpatory and indemnification provisions of Article 11 of this Indenture that benefit the Trustee and the Notes Collateral Agent, this Indenture is subject to the provisions of the Intercreditor Agreements. The Company, the Guarantors, the Notes Collateral Agent and the Trustee acknowledge and agree to be bound by the provisions of the Intercreditor Agreements, subject to Section 2.06(h) and Article 7 of this Indenture and subject to the exculpatory and indemnification provisions of Article 11 of this Indenture that benefit the Trustee and the Notes Collateral Agent.
Section 13.16.     Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, it being understood that the Trustee shall use reasonable best efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.
Section 13.17.     Severability. In case any provision in this Indenture, the Notes, the Guarantees, or the Intercreditor Agreements is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed all as of the date and year first written above.

CLIFFS NATURAL RESOURCES INC.

By:	/s/ Terrance M. Paradie
Name: Terrance M. Paradie
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Indenture]

CLIFFS TIOP HOLDING, LLC CLIFFS EMPIRE HOLDING, LLC THE CLEVELAND-CLIFFS IRON COMPANY

By:	/s/ Terrance M. Paradie
Name:	Terrance M. Paradie
Title:	Treasurer
CLF PINNOAK LLC

By:	/s/ Terrance M. Paradie
Name:	Terrance M. Paradie
Title:	Senior Vice President, Chief Financial Officer and Treasurer
CLIFFS EMPIRE, INC.
CLIFFS INTERNATIONAL MANAGEMENT COMPANY LLC
CLIFFS MINNESOTA MINING COMPANY
CLIFFS NORTH AMERICAN COAL LLC
CLIFFS TIOP, INC.
CLIFFS UTAC HOLDING LLC
LAKE SUPERIOR & ISHPEMING RAILROAD COMPANY
OAK GROVE LAND COMPANY, LLC
CLIFFS MINING SERVICES COMPANY
NORTHSHORE MINING COMPANY
OAK GROVE RESOURCES, LLC
PICKANDS HIBBING CORPORATION
PINNACLE LAND COMPANY, LLC
PINNACLE MINING COMPANY, LLC
SILVER BAY POWER COMPANY
UNITED TACONITE LLC

By:	/s/ Terrance M. Paradie
Name:	Terrance M. Paradie
Title:	Vice President and Treasurer
CLIFFS MINING COMPANY CLIFFS MINING HOLDING SUB COMPANY CLIFFS PICKANDS HOLDING, LLC CLIFFS MINING HOLDING, LLC

By:	/s/ Terrance M. Paradie
Name:	Terrance M. Paradie
Title:	Executive Vice President, Chief Financial Officer and Treasurer

[Signature Page to Indenture]

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By: U.S. Bank National Association

By:	/s/ Elizabeth A. Thuning
Name: Elizabeth A. Thuning
Title: Vice President and Site Manager

U.S. BANK NATIONAL ASSOCIATION, as Notes Collateral Agent

By: U.S. Bank National Association

By:	/s/ Elizabeth A. Thuning
Name: Elizabeth A. Thuning
Title: Vice President and Site Manager

[Signature Page to Indenture]

EXHIBIT A

[FACE OF NOTE]

No. [ ]	Principal Amount $[ ]

CUSIP NO. [ ]

CLIFFS NATURAL RESOURCES INC.
7.75% Second Lien Senior Secured Note due 2020
Cliffs Natural Resources Inc., an Ohio corporation, promises to pay to Cede & Co., or its registered assigns, the principal sum of [               ] Dollars ($[                 ]), [, as revised by the Schedule of Increases and Decreases in Global Note attached hereto,] on March 31, 2020.
Interest Payment Dates: March 31 and September 30
Record Dates: March 16 and September 15
Additional provisions of this Note are set forth on the other side of this Note.

CLIFFS NATURAL RESOURCES INC.

By:
Name:
Title:

Dated: March 30, 2015

(2)

CERTIFICATE OF AUTHENTICATION
This is one of the Notes issued under the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:
Name: Title:

(3)

[REVERSE SIDE OF NOTE]
CLIFFS NATURAL RESOURCES INC.
7.75% Second Lien Senior Secured Note due 2020
1.    Interest
Cliffs Natural Resources Inc., an Ohio corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), promises to pay interest on the principal amount of this Note at the rate per annum shown above.
The Company will pay interest semiannually on March 31 and September 30 of each year commencing September 30, 2015. [Interest on the Notes will accrue from the most recent date to which interest has been paid on the Notes or, if no interest has been paid, from March 30, 2015.] [Interest on this Note will accrue (or will be deemed to have accrued) from the most recent date to which interest on this Note or any of its predecessor Notes has been paid or duly provided for or, if no such interest has been paid, from _________, _____.] The Company shall pay interest on overdue principal, and on overdue premium, if any (plus interest on such interest to the extent lawful), at the rate borne by the Notes to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.
2.    Method of Payment
By no later than 10:00 a.m. (New York City time) on the date on which any principal of, premium, if any, or interest on any Note is due and payable, the Company shall deposit with the Trustee or the Paying Agent money sufficient to pay such principal, premium, if any, and/or interest when due. The Company will pay interest (except Defaulted Interest) to the Persons who are registered Holders of Notes at the close of business on the March 16 or September 15 next preceding the interest payment date even if Notes are cancelled, repurchased or redeemed after the record date and on or before the interest payment date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company will pay principal, premium, if any, and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company or any successor depository. The Company will make all payments in respect of a Definitive Note (including principal, premium, if any, and interest) by mailing a check to the registered address of each Holder thereof; provided, however, that payments on the Notes may also be made, in the case of a Holder of at least $1,000,000 aggregate principal amount of Notes represented by Definitive Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee at the Corporate Trust Office or the Paying Agent at the Corporate Trust Office to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).
3.    Paying Agent and Registrar
Initially, U.S. Bank National Association (the “Trustee”) will act as Trustee, Paying Agent and Registrar. The Company may appoint and change any Paying Agent, Registrar, co-registrar or transfer agent without notice to any Holder. The Company or any of its domestically organized, wholly owned Subsidiaries may act as Paying Agent, Registrar or co- registrar.

(4)

4.    Indenture
The Company issued the Notes under an Indenture, dated as of March 30, 2015 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”), among the Company, the Guarantors, the Trustee and the Notes Collateral Agent. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb) (the “Act”), although the Indenture is not required to be qualified under the Act. Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all terms and provisions of the Indenture, and Holders are referred to the Indenture and the Act for a statement of those terms.
The Notes are senior secured obligations of the Company. The aggregate principal amount of Notes that may be authenticated and delivered under the Indenture is unlimited. This Note is one of the 7.75% Second Lien Senior Secured Notes due 2020 referred to in the Indenture. The Notes include (i) $544,156,000 aggregate principal amount of the Company’s 7.75% Second Lien Senior Secured Notes due 2020 issued under the Indenture on March 30, 2015 (herein called “Initial Notes”) and (ii) if and when issued, additional 7.75% Second Lien Senior Secured Notes due 2020 of the Company that may be issued from time to time under the Indenture subsequent to March 30, 2015 (herein called “Additional Notes”) as provided in Section 2.01 of the Indenture. The Initial Notes and Additional Notes are treated as a single class of securities under the Indenture and shall be secured by second-priority and third-priority Liens and security interests, subject to Permitted Liens, in the Collateral. The Indenture imposes certain restrictions on the incurrence of certain liens, sale-leaseback transactions, secured debt and the consummation of mergers and consolidations. The Indenture also imposes requirements with respect to the provision of financial information and the provision of guarantees of the Notes by certain subsidiaries.
To guarantee the due and punctual payment of the principal, premium, if any, and interest (including post-filing or post-petition interest) on the Notes and all other amounts payable by the Company under the Indenture, the Notes and the Collateral Documents (including expenses and indemnification) when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Guarantors have as primary obligors and not merely as sureties, irrevocably and unconditionally guaranteed (and future guarantors, together with the Guarantors, will unconditionally guarantee), jointly and severally, on a senior secured basis, all such obligations pursuant to the terms of the Indenture.
5.    Redemption and prepayment
Except as described below, the Notes will not be redeemable at the Company’s option prior to March 31, 2017.
Prior to March 31, 2017 the Company may, at any time and from time to time, redeem in the aggregate up to 35% of the aggregate principal amount of the Notes originally issued under the Indenture with the net cash proceeds of one or more Equity Offerings by the Company at a redemption price (expressed as a percentage of principal amount thereof) of 107.750%, plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that:
(1)    at least 65% of the aggregate principal amount of Notes originally issued under the Indenture (excluding Notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and
(2)    the redemption occurs within 90 days of the date of the closing of such Equity Offering.

(5)

Prior to March 31, 2017, the Company may, at any time and from time to time, also redeem all or a part of the Notes, upon not less than 30 days’ nor more than 60 days’ prior notice mailed (or to the extent permitted or required by applicable DTC procedures or regulations with respect to Global Notes sent electronically) by first- class mail to each Holder’s registered address or otherwise delivered in accordance with the procedures of DTC, at a redemption price equal to the sum of (i) 100.000% of the principal amount of Notes redeemed and (ii) the Applicable Premium as of, and accrued and unpaid interest to, but excluding, the Redemption Date, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.
On or after March 31, 2017 the Company may on one or more occasions redeem all or a part of the Notes upon not less than 30 days nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the Notes redeemed, to, but excluding, the applicable Redemption Date, if redeemed during the twelve-month period beginning on March 31 of the years indicated below, subject to the rights of Holders of Notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2017 ...............................................................	103.875%
2018 ...............................................................	101.938%
2019 and thereafter ........................................	100.000%

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable Redemption Date.
“Adjusted Treasury Rate” means, with respect to any Redemption Date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after March 31, 2017, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date, in each case calculated on the third Business Day immediately preceding the Redemption Date, plus 0.50%.
“Applicable Premium” means, with respect to any Note on any Redemption Date the excess of (if any) (A) the present value at such Redemption Date of (1) the redemption price of such Note on March 31, 2017 plus (2) all required remaining scheduled interest payments due on such note through March 31, 2017, excluding in each case accrued and unpaid interest to, but excluding, the Redemption Date, computed by the Company using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of such note on such Redemption Date:
“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes from the Redemption Date to March 31, 2017, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to March 31, 2017.

(6)

“Comparable Treasury Price” means, with respect to any Redemption Date, if clause (ii) of the definition of Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the Company, Reference Treasury Dealer Quotations for such Redemption Date.
“Reference Treasury Dealer” means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and its respective successors and assigns, and any other nationally recognized investment banking firm selected by the Company and identified to the Trustee by written notice from the Company that is a primary U.S. Government securities dealer.
“Reference Treasury Dealer Quotations” means with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Quotation Agent, of the bid and asked prices for the comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day immediately preceding such Redemption Date.
“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to the date fixed for redemption (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the then remaining average life to March 31, 2017, provided, however, that if the average life to March 31, 2017, of the Notes is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the average life to March 31, 2017, of the notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.
Prior to the mailing or delivery of any notice of redemption of the Notes, the Company shall deliver to the Trustee an Officer’s Certificate stating that the conditions precedent to the right of redemption have occurred. Any such notice to the Trustee may be cancelled at any time prior to notice of such redemption being mailed to any Holder and shall thereby be void and of no effect.
The Company may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.
Except as set forth in the next succeeding paragraph, the Company is not required to make any mandatory repurchase, redemption or sinking fund payments with respect to the Notes.
6.    Change of Control Triggering Event
In accordance with Section 3.06 of the Indenture, the Company shall be required to offer to purchase Notes upon the occurrence of a Change of Control Triggering Event. Any Holder of Notes shall have the right, subject to certain conditions specified in the Indenture, to cause the Company to repurchase all or any part of the Notes of such Holder at a purchase price equal to 101.0% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest to, but excluding, the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the date of purchase) as provided in, and subject to the terms of, the Indenture.
7.    Denominations; Transfer; Exchange
The Notes are in registered form without coupons in minimum denominations of principal amount of $2,000 and whole multiples of $1,000 in excess thereof. A Holder may transfer or exchange Notes in

(7)

accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay a sum sufficient to cover any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange of any Note (A) for a period beginning (1) 15 days before the mailing of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such mailing or (2) 15 days before an interest payment date and ending on such interest payment date or (B) called for redemption, except the unredeemed portion of any Note being redeemed in part.
8.    Persons Deemed Owners
The registered Holder of this Note shall be treated as the owner of it for all purposes (except as otherwise provided in the Indenture).
9.    Unclaimed Money
If money for the payment of principal, premium, if any, or interest on any Note remains unclaimed for two years after such principal, premium, if any, or interest has become due and payable, the Trustee or any Paying Agent shall pay the money back to the Company at its request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Company for payment as general creditors unless an abandoned property law designates another person and not to the Trustee for payment.
10.    Defeasance
Subject to certain exceptions and conditions set forth in the Indenture, the Company at any time may terminate some or all of its and the Guarantors’ obligations under the Notes, the Indenture and the Collateral Documents if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the Notes to redemption or maturity, as the case may be.
11.    Amendment, Supplement, Waiver
Subject to certain exceptions set forth in the Indenture, (i) the Indenture, the Notes, the Guarantees and the Collateral Documents may be amended or supplemented by the Company, Guarantors and Trustee with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and (ii) any default (other than with respect to nonpayment of interest or premium on, or the principal of the Notes or in respect of a provision that cannot be amended without the consent of each Holder affected or, in certain cases described in the Indenture and the Collateral Documents, the consent of Holders of 75% in aggregate principal amount of the Notes then outstanding) or noncompliance with any provision may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes. Subject to the requirements of and certain exceptions set forth in the Indenture, without the consent of any Holder, the Company, the Trustee and the Guarantors (with respect to its Guarantee) may amend or supplement the Indenture, the Notes, the Guarantees or the Collateral Documents: (1) to cure any ambiguity, defect or inconsistency; (2) to provide for uncertificated Notes in addition to or in place of certificated Notes; (3) to provide for the assumption of the Company’s or a Guarantor’s obligations to Holders of Notes and Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets, as applicable; (4) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights hereunder or under the Notes, the Guarantees and the Collateral Documents of any such Holder; (5) to conform the text of the Indenture, Guarantees, the Notes or the Collateral Documents to any provision of the “Description of the New Second Lien Notes” section of the Offering Memorandum, to the extent that such provision in the “Description of the New Second Lien Notes” section was intended to be a verbatim recitation of a provision of the Indenture, the Notes, the Guarantees or the Collateral Documents, as provided to the

(8)

Trustee in an Officer’s Certificate; (6) to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture as of the date hereof; (7) to allow any Guarantor to execute a supplemental indenture substantially in the form of Exhibit B to the Indenture and/or a Guarantee with respect to the Notes; (8) to add any additional obligors under the Indenture, the Notes or the Guarantees; (9) to secure any Additional First Lien Indebtedness or Pari Passu Lien Indebtedness permitted to be incurred under the Indenture pursuant to the Collateral Documents and to appropriately include the same in the Intercreditor Agreements; (10) to add additional Collateral to secure the Notes; (11) to comply with the provisions under Section 4.01 of the Indenture; and (12) to evidence and provide for the acceptance of an appointment by a successor Trustee.
12.    Defaults and Remedies
Each of the following is an “Event of Default”:
(1)    a default in the payment of any interest on the Notes, when such payment becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of the payment is deposited by the Company with the Trustee or with the Paying Agent prior to the expiration of such period of 30 days);
(2)    default in the payment of principal or premium on the Notes when such payment becomes due and payable;
(3)    subject to clause (4), a default in the performance or breach of any other covenant or warranty by the Company in the Indenture or the Collateral Documents, which default continues uncured for a period of 60 days after written notice thereof has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25 percent in principal amount of the Notes, as provided in the Indenture;
(4)    any Guarantee of a Guarantor that is a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of the Indenture and the Guarantees) or is declared null and void in a judicial proceeding or any Guarantor that is a Significant Subsidiary denies or disaffirms its obligations under the Indenture;
(5)    with respect to any Collateral having a fair market value in excess of $75.0 million, individually or in the aggregate, (A) the failure of the security interest with respect to such Collateral under the Collateral Documents, at any time, to be in full force and effect for any reason other than in accordance with their terms and the terms of the Indenture and other than the satisfaction in full of all obligations under the Indenture and discharge of the Indenture if such Default continues for 60 days, (B) the declaration that the security interest with respect to such Collateral created under the Collateral Documents or under the Indenture is invalid or unenforceable, if such Default continues for 60 days or (C) the assertion by the Company or any Guarantor, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable;
(6)    there occurs a default under any Debt of the Company or any of its Significant Subsidiaries (or the payment of which is guaranteed by the Company or any of the Guarantors), whether such Debt or guarantee now exists, or is created after the Issue Date, other than with respect to the Canadian Existing Indebtedness, if that default:
(i)    is caused by a failure to pay any such Debt at its final Stated Maturity (after giving effect to any applicable grace period) (a “Payment Default”); or
(ii)    results in the acceleration of such Debt prior to its final Stated Maturity,

(9)

(iii)    and, in either case, the aggregate principal amount of any such Indebtedness, together with the aggregate principal amount of any other such Debt under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $75.0 million or more;
(7)    failure by the Company or any of its Significant Subsidiaries to pay final and non-appealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $75.0 million (net of any amount covered by insurance issued by a national insurance company that has not contested coverage), which judgments are not paid, discharged or stayed for a period of 60 days, other than the Arbitration Award or any judgment related to the Arbitration Award;
(8)    the Company or any Guarantor pursuant to or within the meaning of Bankruptcy Law:
(i)    commences a voluntary case,
(ii)    consents to the entry of an order for relief against it in an involuntary case,
(iii)    consents to the appointment of a custodian of it or for all or substantially all of its property,
(iv)    makes a general assignment for the benefit of its creditors, or
(v)    generally is not paying its debts as they become due; or
(9)    a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
(i)    is for relief against the Company or any Guarantor in an involuntary case;
(ii)    appoints a custodian of the Company or any Guarantor or for all or substantially all of the property of the Company or any of Guarantor; or
(iii)    orders the liquidation of the Company or any Guarantor; and the order or decree remains unstayed and in effect for 60 consecutive days.
If an Event of Default (other than an Event of Default described in clause (8) or (9) above) occurs and is continuing, the Trustee by written notice to the Company, or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes by written notice to the Company and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all such Notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest shall be due and payable immediately.
In the case of an Event of Default specified in clause (8) or (9) above, with respect to the Company or any Guarantor, all outstanding Notes will become due and payable immediately without further action or notice.
The Holders of a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee.
The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium.

(10)

Subject to the provisions of the Indenture relating to the duties of the Trustee or the Notes Collateral Agent, in case an Event of Default occurs and is continuing, the Trustee or the Notes Collateral Agent will be under no obligation to exercise any of the rights or powers under the Indenture, the Notes, the Guarantees and the Collateral Documents at the request or direction of any Holders of Notes unless such Holders have offered to the Trustee or the Notes Collateral Agent indemnity or security satisfactory to it against any loss, liability or expense.
13.    Trustee Dealings with the Company
Subject to certain limitations set forth in the Indenture, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.
14.    No Recourse Against Others
An incorporator, director, officer, employee or stockholder of each of the Company or any Guarantor, solely by reason of this status, shall not have any liability for any obligations of the Company or any Guarantor under the Notes, the Indenture, the Collateral Documents or the Guarantees or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are a part of the consideration for the issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.
15.    Authentication
This Note shall not be valid until an authorized officer of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Note.
16.    Abbreviations
Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with rights of survivorship and not as tenants in common), CUST (= custodian) and U/G/M/A (= Uniform Gift to Minors Act).
17.    CUSIP, Common Code and ISIN Numbers
The Company has caused CUSIP, Common Code and ISIN numbers, if applicable, to be printed on the Notes and has directed the Trustee to use CUSIP, Common Code and ISIN numbers, if applicable, in notices of redemption or purchase as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption or purchase and reliance may be placed only on the other identification numbers placed thereon.
18.    Governing Law
This Note shall be governed by, and construed in accordance with, the laws of the State of New York.
The Company will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture, which has in it the text of this Note in larger type. Requests may be made to:
Cliffs Natural Resources Inc.
200 Public Square, Suite 3300
Cleveland, Ohio 44114

(11)

Fax: (216) 694-6509
Attention: James Graham, Executive Vice President, Chief Legal Officer & Secretary
19.    USA Patriot Act
The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. PATRIOT Act, the Trustee is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee.
The parties to the Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. PATRIOT Act.

(12)

ASSIGNMENT FORM
To assign this Note, fill in the form below:
I or we assign and transfer this Note to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s social security or tax I.D. No.)

and irrevocably appoint __________________agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

Signature Guarantee:
(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to S.E.C. Rule 17Ad-15.
The undersigned hereby certifies that it ☐ is / ☐ is not an Affiliate of the Company and that, to its knowledge, the proposed transferee ☐ is / ☐ is not an Affiliate of the Company.
In connection with any transfer or exchange of any of the Notes evidenced by this certificate occurring prior to the date that is one year after the later of the date of original issuance of such Notes and the last date, if any, on which such Notes were owned by the Company or any Affiliate of the Company, the undersigned confirms that such Notes are being:
CHECK ONE BOX BELOW:
(1)    ☐    acquired for the undersigned’s own account, without transfer; or
(2)    ☐    transferred to the Company; or
(3)    ☐    transferred pursuant to and in compliance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”); or

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(4)    ☐    transferred pursuant to and in compliance with Regulation S under the Securities Act (provided that the transferee has furnished to the Trustee a signed letter containing certain representations and agreements, the form of which letter appears as Section 2.09 of the Indenture); or
(5)    ☐    transferred pursuant to another available exemption from the registration requirements of the Securities Act of 1933, as amended.
Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided, however, that if box (4) or (5) is checked, the Company may require, prior to registering any such transfer of the Notes, in its sole discretion, such legal opinions, certifications and other information as the Company may reasonably request to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, as amended, such as the exemption provided by Rule 144 under such Act.

Signature Guarantee:	Signature

(Signature must be guaranteed)	Signature

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to S.E.C. Rule 17Ad-15.
TO BE COMPLETED BY PURCHASER IF BOX (1) OR (3) ABOVE IS CHECKED.
The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.
____________________________
Dated:

(14)

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY
The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee of Notes Custodian

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OPTION OF HOLDER TO ELECT PURCHASE
If you elect to have this Note purchased by the Company pursuant to Section 3.02 or 3.06 of the Indenture, check either box:

☐ 3.02	☐ 3.06

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 3.02 or Section 3.06 of the Indenture, state the amount in principal amount (must be in minimum denominations of $2,000 or an integral multiple of $1,000 in excess thereof): $_____________ and specify the denomination or denominations (which shall not be less than the minimum authorized denomination) of the Notes to be issued to the Holder for the portion of the within Note not being repurchased (in the absence of any such specification, one such Note will be issued for the portion not being repurchased): ________________.

Date:

Your Signature
(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:
(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to S.E.C. Rule 17Ad-15.

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EXHIBIT B

FORM OF INDENTURE SUPPLEMENT TO ADD GUARANTORS
This Supplemental Indenture, dated as of [    ] (this “Supplemental Indenture” or “Guarantee”), among [name of future Guarantor] (the “Additional Guarantor”), Cliffs Natural Resources Inc., (together with its successors and assigns, the “Company”), and U.S. Bank National Association, as Trustee under the Indenture referred to below.
WITNESSETH:
WHEREAS, the Company, the Guarantors, the Notes Collateral Agent and the Trustee have heretofore executed and delivered an Indenture, dated as of March 30, 2015 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of an aggregate principal amount of $544,156,000 of 7.75% Second Lien Senior Secured Notes due 2020 of the Company (the “Notes”);
WHEREAS, Section 3.08 of the Indenture provides that, after the Issue Date, the Company is required to cause certain direct or indirect Subsidiaries of the Company to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will unconditionally guarantee, on a joint and several basis with the other Guarantors, the full and prompt payment of the principal of, premium, if any, and interest on the Notes on a secured basis; and
WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee and the Company are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture, without the consent of any Holder;
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Additional Guarantor, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
ARTICLE 1
Definitions
Section 1.01     Defined Terms.
As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.
ARTICLE 2
Agreement to be Bound; Guarantee
Section 2.01     Agreement to be Bound. The Additional Guarantor hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture. The Additional Guarantor hereby becomes a party to the Security Agreement, pursuant to the terms of such agreement, as a Grantor thereunder with the same force and effect as if originally named therein as a Grantor and as such hereby assumes all obligations and liabilities of a Grantor thereunder. The Additional Guarantor agrees to be bound by all of the provisions of the Indenture and the Collateral Documents applicable to an Additional Guarantor and to perform all of the obligations and agreements of a Guarantor under the Indenture and the Collateral Documents.

Section 2.02     Guarantee. The Additional Guarantor agrees, on a joint and several basis with all the existing Guarantors, to fully, unconditionally and irrevocably Guarantee to each Holder of the Notes and the Trustee the Obligations pursuant to Article 10 of the Indenture on a secured basis.
ARTICLE 3
Miscellaneous
Section 3.01     Notices. All notices and other communications to the Additional Guarantor shall be given as provided in the Indenture to the Additional Guarantor, at its address set forth below, with a copy to the Company as provided in the Indenture for notices to the Company.
Section 3.02     Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.
Section 3.03     Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.
Section 3.04     Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.
Section 3.05     Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee shall not be responsible for and makes no representation or warranty as to the validity, execution, or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.
Section 3.06     Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.
Section 3.07     Headings. The headings of the Articles and the sections in this Guarantee are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.
Section 3.08     Execution, Delivery and Validity. The Company and Additional Guarantor each represent and warrant to the Trustee that this Supplemental Indenture has been duly and validly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, receivership, administration, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[SUBSIDIARY GUARANTOR], as a Guarantor

By:
Name:
Title:

[Address]

U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:

By:
Name:
Title:

CLIFFS NATURAL RESOURCES INC.

By:
Name:
Title:

EXHIBIT C

FORM OF CERTIFICATE TO BE DELIVERED IN CONNECTION WITH TRANSFERS PURSUANT TO REGULATION S
[Date]
Cliffs Natural Resources Inc.

c/o	U.S. Bank National Association 1350 Euclid Avenue, Suite 1100 Cleveland, Ohio 44115 Attention: Corporate Trust Services Fax: (216) 623-9202

Re:	7.75% Second Lien Senior Secured Notes due 2020 (the “Notes”)
Ladies and Gentlemen:
In connection with our proposed sale of $[_________] aggregate principal amount of the Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:
(a)    the offer of the Notes was not made to a person in the United States;
(b)    either (i) at the time the buy order was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States or (ii) the transaction was executed in, on or through the facilities of a designated off-shore securities market and neither we nor any person acting on our behalf knows that the transaction has been pre-arranged with a buyer in the United States;
(c)    no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(a)(2) or Rule 904(a)(2) of Regulation S, as applicable; and
(d)    the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.
In addition, if the sale is made during a restricted period and the provisions of Rule 903(b)(2), Rule 903(b)(3) or Rule 904(b)(1) of Regulation S are applicable thereto, we confirm that such sale has been made in accordance with the applicable provisions of Rule 903(b)(2), Rule 903(b)(3) or Rule 904(b)(1), as the case may be.
We also hereby certify that we [are] [are not] an Affiliate of the Company and, to our knowledge, the transferee of the Notes [is] [is not] an Affiliate of the Company.
You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:
Authorized Signature